SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM U5S

ANNUAL REPORT

For the year ended December 31, 2004

Filed pursuant to the

Public Utility Holding Company Act of 1935 by

ALLEGHENY ENERGY, INC.

and

ALLEGHENY ENERGY SUPPLY COMPANY, LLC

800 Cabin Hill Drive

Greensburg, Pennsylvania 15601

ITEM 1.    SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2004:

Name of Company	Type of Company	Number of Common Shares Owned	% of Voting Power	Issuer’s Book Value	Owner’s Book Value
				($ in thousands)
Allegheny Energy, Inc. (“AE”)	Holding
Allegheny Energy Service Corporation (“AESC”)	Service	5,000	100	13,938	13,938
Monongahela Power Company (“Monongahela”)	Electric	5,891,000	100	478,289	491,250
Mountaineer Gas Company (“Mountaineer”)	Gas	1,831,687	100	142,659	142,179
Mountaineer Gas Services, Inc.	Gas	100	100	17,632	17,632
Universal Coil, LLC	(a)	None	50	None	None
The Potomac Edison Company (“Potomac Edison”)	Electric	22,385,000	100	401,099	401,099
PE Transferring Agent, LLC	(a)	None	None	3,038	3,038
West Penn Power Company (“West Penn”)	Electric	24,361,586	100	583,619	583,619
The West Virginia Power & Transmission Company *	(b)	30,000	100	5,544	5,544
West Penn West Virginia Water Power Company *	(c)	5	100	20	20
Unsecured debt				23	23
West Penn Funding Corporation	(d)	100	100	402,190	402,190
West Penn Funding LLC	(a)(d)	None	100	4,732	4,732
West Penn Funding, LLC-West	(a)	None	100	5,473	5,473
West Penn Transferring Agent LLC	(a)	None	100	(2)	(2)
Allegheny Energy Supply Company, LLC (“AE Supply”)	Holding (a)(e)	None	98.602	541,059	533,495
Allegheny Energy Supply Capital, LLC	(a)	None	100	1,788,463	1,788,463
Allegheny Energy Supply Conemaugh, LLC	(a)(f)	None	100	5,543	5,543
Allegheny Energy Supply Conemaugh Fuels, LLC*	(a)(f)	None	100	None	None
Allegheny Energy Supply Gleason Generating Facility, LLC	(a)(f)	None	100	314,231	314,231
Allegheny Energy Supply Wheatland Generating Facility, LLC	(a)(f)	None	100	261,299	261,299
Lake Acquisition Company, L.L.C.	(a)(f)	None	100	661	661
Allegheny Energy Supply Development Services, LLC	(a)(f)	None	100	4,900	4,900
NYC Energy LLC *	(a)	None	50	None	None
Acadia Bay Energy Company, LLC	(a)(f)	None	100	55,636	55,636
Buchanan Energy Company of Virginia, LLC	(a)(f)	None	100	25,509	25,509
Buchanan Generation, LLC	(a)(f)	None	50	26,055	26,052
Allegheny Energy Supply Units 3, 4 & 5, LLC*	(a)(f)	None	100	None	None
Allegheny Energy Supply Hunlock Creek, LLC	(a)(f)	None	100	15,110	15,110
Hunlock Creek Energy Ventures	(h)	None	50	14,054	14,054

ITEM 1.    SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2004 (Continued):

Name of Company	Type of Company	Number of Common Shares Owned	% of Voting Power	Issuer’s Book Value	Owner’s Book Value
				($ in thousands)
Allegheny Ventures, Inc.	(e)	100	100	73,889	73,889
AYP Energy, Inc.	(g)	100	100	331	331
Allegheny Communications Connect, Inc.	(i)	100	100	56,901	56,901
Allegheny Communications Connect of Virginia, Inc.	(i)	100	100	1	1
Allegheny Communications Connect of Pennsylvania, LLC	(a)(f)(i)	None	100	(1,595)	(1,595)
Allegheny Communications Connect of Ohio, LLC*	(a)(f)(i)	None	100	None	None
Allegheny Communications Connect of West Virginia, LLC*	(a)(f)(i)	None	100	None	None
AFN Finance Company No. 2, LLC	(a)(f)	None	100	270	270
Odyssey Communications, LLC	(a)(i)	None	40	977	977
AFN, LLC	(a)(i)	None	45.43	None	None
Allegheny Energy Solutions, Inc.	(j)	100	100	3,584	3,584
MABCO Steam Company, LLC	(a)(f)(k)	None	15.614	831	826
APS Cogenex, L.L.C.	(a)(f)	None	50	1,787	1,787
Utility Associates, Inc.*	(l)	111	10	None	None
Alliance Gas Services Holdings, LLC	(a)(m)	None	100	12,123	12,123
Green Valley Hydro, LLC	(a)(f)	None	100	2,884	2,884
Allegheny Energy Capital Trust I*	(n)	None	100	None	None
Allegheny Capital Trust II*	(n)	None	100	None	None
Allegheny Capital Trust III*	(n)	None	100	None	None
Allegheny Capital Trust I	(o)	None	100	10	10
Energy Insurance (Bermuda) Ltd.	(p)	None	100	None	None

Subsidiaries of More Than One System Company
Allegheny Generating Company	Generating
Owners:
Monongahela Power Company		229.716	22.972	46,055	46,055
Allegheny Energy Supply Company, LLC		770.284	77.028	154,433	154,433
Allegheny Pittsburgh Coal Company	(q)
Owners:
Monongahela Power Company		2500	25	(159)	(159)
The Potomac Edison Company		2500	25	(159)	(159)
West Penn Power Company		5000	50	(319)	(319)

ITEM 1.    SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2003 (Continued):

* Inactive

(a)	Limited liability company. An LLC has no common stock. The percentage of voting power represents the percent of ownership interest in the LLC owned by the system company.
(b)	Owns land for power development.
(c)	Owns land for water power development.
(d)	Purchased and owned intangible transition property and pledged the same to a bond trustee to facilitate the issuance of transition bonds.
(e)	Unregulated non-utility.
(f)	LLC run by its sole member.
(g)	Bulk power marketer.
(h)	General partnership engaged in owning, operating and marketing of the output of its facilities at wholesale and is consolidated in accordance with FASB Interpretation Number 46R, “Consolidation of Variable Interest Entities” (“FIN 46R”)
(i)	Exempt telecommunications company.
(j)	Unregulated marketer of electric energy and other energy related services.
(k)	Run by a non-system company that holds the largest percentage of ownership interest.
(l)	Develops and implements field data collection solutions exclusively for the utility industry.
(m)	Provided administrative and support services to Fellon-McCord Associates, Inc.
(n)	Business trust formed January 31, 2002 in connection with certain financings.
(o)	Business trust formed July 17, 2003 in connection with AE’s Mandatorily Convertible Trust Preferred financing. Securities not consolidated in accordance with FASB Interpretation Number 46.
(p)	Organized as a multiple line insurance and reinsurance company for mutual business programs. AE controls a cell within Energy Insurance (Bermuda) Ltd., and that cell is consolidated in accordance with FIN 46R.
(q)	Owns coal reserves as a long-term resource.

ITEM 1.    SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2003 (Continued):

NOTES

Allegheny Energy Supply Lincoln Generating Facility, LLC was sold on December 15, 2004.

Allegheny Trading Finance Company, LLC merged with and into AE Supply on December 31, 2004.

ITEM 2.	ACQUISITIONS OR SALES OF UTILITY ASSETS

On January 20, 2004, AE Supply purchased approximately 198 acres of property in Greene County, PA for $1.4 million.

On December 15, 2004, AE Supply completed the disposition of its subsidiary, Allegheny Energy Supply Lincoln Generating Facility, LLC (“Lincoln”) pursuant to an agreement, dated September 27, 2004 (as amended, the “Agreement”), with Grant Peaking Power, LLC (“Grant”), Colbath Acquisition, LLC (“Colbath”) and ArcLight Energy Partners Fund II, L.P. Grant purchased 90% of the member interests in Lincoln and Colbath purchased 10% of the membership interests in Lincoln, for an aggregate purchase price of $175.1 million in cash, subject to certain post-closing adjustments. In addition, AE Supply assigned an associated tolling agreement to Lincoln. Lincoln’s assets include the 672 megawatt natural gas-fired Lincoln Generating Facility, located in Manhattan, Illinois.

ITEM 3.	ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

On October 5, 2004, AE completed a $151.5 million private placement of its common stock. AE sold 10 million shares of common stock at a price of $15.15 per share directly to four institutional investors.

All other applicable transactions have been reported in certificates filed pursuant to Rule 24, Form U-6B-2, and Schedule IX for AE, AE Supply, Monongahela, Potomac Edison and West Penn.

ITEM 4.	ACQUISITION, REDEMPTION, OR RETIREMENT OF SYSTEM SECURITIES

Name of Issuer and Title of Issue	Name of Company Acquiring, Redeeming, or Retiring Securities	Number of Shares or Principal Amount Acquired, Redeemed or Retired	Consideration	Commission Authorization
		($ in thousands)	($ in thousands)
Monongahela
8.375% First Mortgage Bonds	Monongahela	40,000	40,000	Rule 42
7.250% First Mortgage Bonds	Monongahela	25,000	25,000	Rule 42

Mountaineer
7.00% Property Mortgage	Mountaineer	15	15	Rule 42
7.59% Unsecured Notes	Mountaineer	3,333	3,333	Rule 42

Potomac Edison
8.000% First Mortgage Bond	Potomac Edison	55,000	55,000	Rule 42
7.750% First Mortgage Bond	Potomac Edison	45,000	45,000	Rule 42
8.000% First Mortgage Bond	Potomac Edison	75,000	75,000	Rule 42

West Penn
6.375% Medium Term Note	West Penn	84,000	84,000	Rule 42

West Penn Funding LLC
6.810% Transition Bonds	West Penn Funding LLC	73,714	73,714	Rule 42

In addition to the system securities redeemed in 2004, which are listed in the table above, AE and AE Supply refinanced or repaid certain bank debt in 2004. On March 8, 2004, AE and AE Supply refinanced approximately $1.7 billion of long-term debt with new borrowings in an aggregate amount of $1.55 billion. The new borrowings consisted of a $750 million secured Term B Loan and a $500 million secured Term C Loan (collectively, the “AE Supply Loans”) at AE Supply and unsecured revolving and term loan facilities at AE in the aggregate amount of $300 million (the “New AE Facility” and, together with the AE Supply Loans, the “New Loan Facilities”). On October 5, 2005, Allegheny sold 10 million shares of its common stock at a price of $15.15 per share directly to institutional investors in a private placement. The proceeds of the sale, and cash on hand, were used to repay $200 million of debt at AE Supply. On October 28, 2004, AE Supply refinanced the remaining $1.04 billion outstanding under the AE Supply Loans. In connection with the refinancing of the AE Supply Loans, the Term B Loan and the Term C Loan were consolidated into one loan.

Additionally, in June 2004, Monongahela repaid a $53.6 million short-term bridge loan with a portion of the net proceeds from its issuance of $120 million of 6.70% First Mortgage Bonds.

ITEM 5.	INVESTMENTS IN SECURITIES OF NON-SYSTEM COMPANIES

Name of Issuer:	Description of Securities:	# of Shares		% of Voting Power:	Issuer’s Business:	Book Value
						($ in thousands)
AE

1. PNC Blackrock Treasury Trust Fund	Mutual Fund	(a	)	N/A	Banking	87,050

2. Mellon Dreyfus Government Cash Management Fund	Mutual Fund	(a	)	N/A	Banking	78,300

3. Mellon Dreyfus Prime Cash Management Fund	Mutual Fund	(a	)	N/A	Banking	9,850

4. Wheeling Pittsburgh Corp.	Common Stock	17,471		Less than 1%	Producer of steel and steel products.	673

5. USA Mobility, Inc.	Common Stock	59		Less than 1%	Communication Services	2

6. Metal Management, Inc.	Common Stock	656		Less than 1%	Waste Management	18

7. Lodgian, Inc.	Common Stock	222		Less than 1%	Services/Hotels and Motels.	3

8. Lodgian, Inc.	Preferred Stock	633		N/A	Services/Hotels and Motels.	18

9. Warnaco Group	Common Stock	6		Less than 1%	Consumer Cyclical/ Apparel and Accessories	0

MONONGAHELA

1. Mellon Dreyfus Government Cash Management Fund	Mutual Fund	(a	)	N/A	Banking	44,197

2. Lodgian, Inc.	Common Stock	67		Less than 1%	Services/Hotels and Motels.	1

3. Lodgian, Inc.	Preferred Stock	191		N/A	Services/Hotels and Motels.	5

MOUNTAINEER

1. Mellon Dreyfus Government Cash Management Fund	Mutual Fund	(a	)	N/A	Banking	10,000

2. Wheeling Pittsburgh Corp.	Common Stock	893		Less than 1%	Producer of steel and steel products.	34	(b)

3. Prudential	Common Stock	6,822		Less than 1%	Insurance/Securities	375	(b)

ITEM 5.	INVESTMENTS IN SECURITIES OF NON-SYSTEM COMPANIES (Continued)

Name of Issuer:	Description of Securities:	# of Shares		% of Voting Power:	Issuer’s Business:	Book Value
						($ in thousands)
POTOMAC EDISON

1. Mellon Dreyfus Government Cash Management Fund	Mutual Fund	(a	)	N/A	Banking	15,168

2. USA Mobility, Inc.	Common Stock	11		Less than 1%	Communication Services	0

3. Lodgian, Inc.	Common Stock	62		Less than 1%	Services/Hotels and Motels.	1

4. Lodgian, Inc.	Preferred Stock	177		N/A	Services/Hotels and Motels.	5

5. Warnaco Group	Common Stock	6		Less than 1%	Consumer Cyclical/ Apparel and Accessories	0

WEST PENN

1. Mellon Dreyfus Prime Cash Management Fund	Mutual Fund	(a	)	N/A	Banking	1,650

2. Wheeling Pittsburgh Corp.	Common Stock	9,260		Less than 1%	Producer of steel and steel products.	357

3. USA Mobility, Inc.	Common Stock	48		Less than 1%	Communication Services	2

4. Metal Management, Inc.	Common Stock	656		Less than 1%	Waste Management	18

5. Lodgian, Inc.	Common Stock	93		Less than 1%	Services/Hotels and Motels.	1

6. Lodgian, Inc.	Preferred Stock	265		N/A	Services/Hotels and Motels.	7

THE WEST VIRGINIA POWER & TRANSMISSION COMPANY

1. Mellon Dreyfus Prime Cash Management Fund	Mutual Fund	(a	)	N/A	Banking	1,650

NOTES:

(a)	The amounts shown represent temporary cash investments in the applicable mutual fund.
(b)	These shares are owned by Mountaineer Gas Company, a subsidiary of Monongahela Power Company. These investments are included in discontinued operations at the Monongahela Power and AE levels and are therefore not included in marketable securities for these entities.

ITEM 6.	OFFICERS AND DIRECTORS

PART I    Names, principal business addresses and positions of officers and directors of all system companies as of December 31, 2004.

The following symbols are used in the tabulation:

A	Member of Audit Committee
C	Controller
CEO	Chief Executive Officer
CFO	Chief Financial Officer
CH	Chairman
CIO	Chief Information Officer
COO	Chief Operating Officer
D	Director
df	Directors’ Fees
F	Member of Finance Committee
GA	General Auditor

M	Member of Management Compensation and Development Committee
N	Member of Nominating and Governance Committee
P	President
S	Secretary
SVP	Senior Vice President
T	Treasurer
VP	Vice President
X	Member of Executive Committee

ITEM 6.	OFFICERS AND DIRECTORS

PART I (Continued)

	Allegheny Energy, Inc.	Allegheny Energy Service Corporation	Allegheny Ventures, Inc.	Monongahela Power Company	The Potomac Edison Company	West Penn Power Company
Paul J. Evanson 800 Cabin Hill Drive Greensburg, PA	D CH P CEO X	D CH P CEO X	D CH CEO	D CH CEO	D CH CEO	D CH CEO
J. Michael Adams 800 Cabin Hill Drive Greensburg, PA	VP	VP
John P. Campbell 800 Cabin Hill Drive Greensburg, PA	VP	VP		D	D	D
David C. Cannon, Jr. 800 Cabin Hill Drive Greensburg, PA	VP	VP		VP	VP	VP
Edward Dudzinski 800 Cabin Hill Drive Greensburg, PA	VP	VP		VP	VP	VP
Thomas R. Gardner 800 Cabin Hill Drive Greensburg, PA	VP C	VP C	VP C	C	C	C
Philip L. Goulding 800 Cabin Hill Drive Greensburg, PA	VP	VP
James R. Haney 800 Cabin Hill Drive Greensburg, PA		VP	VP	VP	VP	VP
James B. Kauffman 800 Cabin Hill Drive Greensburg, PA	VP CIO	VP
Suzanne C. Lewis 800 Cabin Hill Drive Greensburg, PA	VP T	VP T	VP T	T	T	T
Ronald A. Magnuson 800 Cabin Hill Drive Greensburg, PA		VP	VP	VP	VP	VP
Joseph H. Richardson 800 Cabin Hill Drive Greensburg, PA	VP	VP	D P	D P	D P	D P
Patricia A. Schaub 800 Cabin Hill Drive Greensburg, PA	VP	VP	VP	VP	VP	VP
Jeffrey D. Serkes 800 Cabin Hill Drive Greensburg, PA	SVP CFO	SVP	D VP	D VP	D VP	D VP
H. Furlong Baldwin 800 Cabin Hill Drive Greensburg, PA	df D M A X	D X
Eleanor Baum 800 Cabin Hill Drive Greensburg, PA	df D F A	D F
Cyrus F. Freidheim, Jr. 800 Cabin Hill Drive Greensburg, PA	df D M N	D

ITEM 6.	OFFICERS AND DIRECTORS

PART I (Continued)

	Allegheny Energy, Inc.	Allegheny Energy Service Corporation	Allegheny Ventures, Inc.	Monongahela Power Company	The Potomac Edison Company	West Penn Power Company
Julia L. Johnson 800 Cabin Hill Drive Greensburg, PA	df D F N	D F
Ted J. Kleisner 800 Cabin Hill Drive Greensburg, PA	df D F M	D F
Steven H. Rice 800 Cabin Hill Drive Greensburg, PA	df D A X N	D X
Gunnar E. Sarsten 800 Cabin Hill Drive Greensburg, PA	df D M N	D
Michael H. Sutton 800 Cabin Hill Drive Greensburg, PA	df D A F	D F

ITEM 6.	OFFICERS AND DIRECTORS

PART I (Continued)

	Allegheny Generating Company	Alleghany Pittsburgh Coal Company	The West Virginia Power & Transmission Company	West Penn West Virginia Water Power Company	Green Valley Hydro, LLC	Allegheny Energy Supply Company, LLC
Paul J. Evanson 800 Cabin Hill Drive Greensburg, PA	D CH CEO	D CH CEO	D CH CEO	D CH CEO	CH CEO	D CH CEO
John P. Campbell 800 Cabin Hill Drive Greensburg, PA	D VP				VP	D P
David C. Cannon, Jr. 800 Cabin Hill Drive Greensburg, PA						VP
Edward Dudzinski 800 Cabin Hill Drive Greensburg, PA						VP
Thomas R. Gardner 800 Cabin Hill Drive Greensburg, PA	VP C	VP C	VP GA	VP GA	C	C
James P. Garlick 4350 Northern Pike Monroeville, PA	VP				VP	VP
James R. Haney 800 Cabin Hill Drive Greensburg, PA		VP	VP	VP
Bryan H. Hanks 800 Cabin Hill Drive Greensburg, PA					VP
Thomas J. Kalup 4350 Northern Pike Monroeville, PA						VP
Suzanne C. Lewis 800 Cabin Hill Drive Greensburg, PA	VP T	VP T	VP T	VP T	T	T
Ronald A. Magnuson 800 Cabin Hill Drive Greensburg, PA		VP
Joseph H. Richardson 800 Cabin Hill Drive Greensburg, PA	D	D P	D P	D P		D
Patricia A. Schaub 800 Cabin Hill Drive Greensburg, PA					VP	VP
Jeffrey D. Serkes 800 Cabin Hill Drive Greensburg, PA	D VP	D VP	D VP	D VP	VP	D VP

ITEM 6.	OFFICERS AND DIRECTORS

PART I (Continued)

	West Penn Funding Corporation	West Penn Funding LLC	Allegheny Energy Supply Capital, LLC	West Penn Funding, LLC-West	Buchanan Energy Company of Virginia, LLC	Allegheny Energy Supply Units 3, 4 & 5, LLC
Paul J. Evanson 800 Cabin Hill Drive Greensburg, PA					CH CEO	CH CEO
John P. Campbell 800 Cabin Hill Drive Greensburg, PA					VP	VP
Daniel M. Dunlap 800 Cabin Hill Drive Greensburg, PA	D	D	D	D
Kristine W. Eppes 2325-B Renaissance Drive Las Vegas, NV	VP S	VP S	VP S	VP S
Thomas J. Friel 2325-B Renaissance Drive Las Vegas, NV	T C	T	T C	T C
Thomas R. Gardner 800 Cabin Hill Drive Greensburg, PA					C	C
James P. Garlick 4350 Northern Pike Monroeville, PA					VP	VP
Suzanne C. Lewis 800 Cabin Hill Drive Greensburg, PA					T	T
Michael G. Morgan 103 Foulk Road Suite 200 Wilmington, DE		D
Beth L. Peoples 103 Foulk Road Suite 200 Wilmington, DE		D
Bruce M. Sedlock 800 Cabin Hill Drive Greensburg, PA	D	D	D	D
Patricia A. Schaub 800 Cabin Hill Drive Greensburg, PA						VP
Jeffrey D. Serkes 800 Cabin Hill Drive Greensburg, PA		VP			VP	VP
Thomas C. Sheppard, Jr. 800 Cabin Hill Drive Greensburg, PA		D P

ITEM 6.	OFFICERS AND DIRECTORS

PART I (Continued)

	Allegheny Energy Solutions, Inc.	West Penn Transferring Agent LLC	Allegheny Communications Connect, Inc.	AYP Energy, Inc.	PE Transferring Agent, LLC	Allegheny Communications Connect of Virginia, Inc.
Paul J. Evanson 800 Cabin Hill Drive Greensburg, PA	D CH CEO		D CH CEO	D CH CEO		D CH CEO
David J. Bevilacqua 4350 Northern Pike Monroeville, PA	VP
John W. Flinko 100 Brush Run Road Greensburg, PA			VP			VP
Thomas R. Gardner 800 Cabin Hill Drive Greensburg, PA	VP C		VP C	VP C		VP C
James R. Haney 800 Cabin Hill Drive Greensburg, PA	VP
Robert L. Henry 800 Cabin Hill Drive Greensburg, PA	VP
Suzanne C. Lewis 800 Cabin Hill Drive Greensburg, PA	VP T	T	VP T	VP T	T	VP T
Ronald A. Magnuson 800 Cabin Hill Drive Greensburg, PA			VP			VP
Joseph H. Richardson 800 Cabin Hill Drive Greensburg, PA	D P		D P	D P		D P
Patricia A. Schaub 800 Cabin Hill Drive Greensburg, PA	VP		VP
Jeffrey D. Serkes 800 Cabin Hill Drive Greensburg, PA	D VP	D P COO	D VP	D VP	D P COO	D VP

ITEM 6.	OFFICERS AND DIRECTORS

PART I (Continued)

	Mountaineer Gas Company	Mountaineer Gas Services, Inc.	Allegheny Energy Supply Hunlock Creek, LLC	Allegheny Communications Connect of Pennsylvania, LLC	Allegheny Energy Supply Conemaugh, LLC	Allegheny Energy Supply Conemaugh Fuels, LLC
Paul J. Evanson 800 Cabin Hill Drive Greensburg, PA	D CH CEO	D CH CEO	CH CEO	CH CEO	CH CEO	CH CEO
John P. Campbell 800 Cabin Hill Drive Greensburg, PA			VP		VP	VP
John W. Flinko 100 Brush Run Road Greensburg, PA				VP
Thomas R. Gardner 800 Cabin Hill Drive Greensburg, PA	VP C	VP C	C	VP C	C	C
James P. Garlick 800 Cabin Hill Drive Greensburg, PA			VP		VP	VP
James R. Haney 800 Cabin Hill Drive Greensburg, PA	VP	VP
Suzanne C. Lewis 800 Cabin Hill Drive Greensburg, PA	VP T	VP T	T	VP T	T	T
Ronald A. Magnuson 800 Cabin Hill Drive Greensburg, PA	VP	VP		VP
Joseph H. Richardson 800 Cabin Hill Drive Greensburg, PA	D P	D P		P
Jeffrey D. Serkes 800 Cabin Hill Drive Greensburg, PA	D VP	D VP	VP		VP	VP

ITEM 6.	OFFICERS AND DIRECTORS

PART I (Continued)

	Allegheny Energy Supply Gleason Generating Facility, LLC	Allegheny Energy Supply Wheatland Generating Facility, LLC	Lake Acquisition Company, L.L.C.	Allegheny Energy Supply Development Services, LLC	Allegheny Communications Connect of West Virginia, LLC	AFN Finance Company No. 2, LLC
Paul J. Evanson 800 Cabin Hill Drive Greensburg, PA	CH CEO	CH CEO	CH CEO	CH CEO	CH CEO	CH CEO
John P. Campbell 800 Cabin Hill Drive Greensburg, PA	VP	VP	VP	VP
John W. Flinko 100 Brush Run Road Greensburg, PA					VP	VP
Thomas R. Gardner 800 Cabin Hill Drive Greensburg, PA	C	C	C	C	VP C	VP C
James P. Garlick 4350 Northern Pike Monroeville, PA	VP	VP	VP	VP
Suzanne C. Lewis 800 Cabin Hill Drive Greensburg, PA	T	T	T	T	VP T	VP T
Ronald A. Magnuson 800 Cabin Hill Drive Greensburg, PA					VP	VP
Joseph H. Richardson 800 Cabin Hill Drive Greensburg, PA					P	P
Jeffrey D. Serkes 800 Cabin Hill Drive Greensburg, PA	VP	VP	VP	VP		VP

ITEM 6.	OFFICERS AND DIRECTORS

PART I (Continued)

	Acadia Bay Energy Company, LLC	Allegheny Communications Connect of Ohio, LLC	Alliance Gas Services Holdings, LLC	Utility Associates, Inc.	Odyssey Communications, LLC
Paul J. Evanson 800 Cabin Hill Drive Greensburg, PA	CH CEO	CH CEO	D CH CEO
John P. Campbell 800 Cabin Hill Drive Greensburg, PA	VP
Patrick J. Carey 7 Piedmont Ctr. Suite 300 Atlanta, GA				D S T
Ted M. Davis 7 Piedmont Ctr. Suite 300 Atlanta, GA				D P
John W. Flinko 100 Brush Run Road Greensburg, PA		VP			D
Andrew W. Fellon 9960 Corporate Campus Drive Louisville, Kentucky			VP
Thomas R. Gardner 800 Cabin Hill Drive Greensburg, PA	C	VP C	VP C
James P. Garlick 4350 Northern Pike Monroeville, PA	VP
James B. Kauffman 800 Cabin Hill Drive Greensburg, PA				D
Suzanne C. Lewis 800 Cabin Hill Drive Greensburg, PA	T	VP T	VP T
Ronald A. Magnuson 800 Cabin Hill Drive Greensburg, PA		VP			D
Robert S. McKeeman 7 Piedmont Ctr. Suite 300 Atlanta, GA				D CH
Joseph M. Opferman 100 Brush Run Road Greensburg, PA					D S T
Joseph H. Richardson 800 Cabin Hill Drive Greensburg, PA		P	D P
Jeffrey D. Serkes 800 Cabin Hill Drive Greensburg, PA	VP		D VP
Alex P. Yawny 100 Brush Run Road Greensburg, PA					D P

ITEM 6.	OFFICERS AND DIRECTORS (Continued)

PART II    Financial connections of officers and directors as of December 31, 2004.

None.

ITEM 6.	PART III

(1)    AE, AGC, MP, PE, WP and AE SUPPLY

(from AE’s 2005 Proxy Statement)

Excerpts from AE’s Proxy Statement for its 2005 Annual Meeting that are responsive to the requirements of this Item 6 are set forth below. The executive officers of AE are also executive officers of other system companies, including AESC, as described above in Part II of this Item 6, and receive their compensation from AESC. AESC does not file a proxy statement or an Annual Report on Form 10-K.

ITEM 6.	PART III

(1)    AE, AGC, MP, PE, WP and AE SUPPLY

(from AE’s 2005 Proxy Statement)

The annual compensation paid by Allegheny to its Chief Executive Officer and each of its four highest paid executive officers as of December 31, 2004 and to one other individual (collectively, the “named executive officers”) was as follows for 2004 and 2003:

Summary Compensation Table (a)

Annual Compensation

		Annual Compensation		Long Term Compensation
Name and Principal Position	Year	Salary ($)	Other Annual Compensation ($) (b)	Restricted Stock Awards ($) (c)	Securities Underlying Options	All Other Compensation ($) (d)
Paul J. Evanson Chairman, President and Chief Executive Officer (e)	2004 2003	914,272 467,308	1,500,000 787,500	27,360,010 —	1,500,000 —	104,072 6,397,330

Jeffrey D. Serkes Senior Vice President and Chief Financial Officer (f)	2004 2003	500,000 230,769	775,000 375,000	9,542,513 —	550,000 —	134,116 325,753

Philip L. Goulding Vice President (g)	2004 2003	400,000 76,923	415,000 82,500	2,002,500 —	746,403 —	6,250 642,498

Joseph H. Richardson President, Allegheny Power (h)	2004 2003	400,000 130,769	225,000 92,216	1,467,512 —	200,000 —	7,019 74,326

Thomas R. Gardner Vice President, Controller and Chief Accounting Officer (i)	2004 2003	300,000 57,692	278,333 45,000	— —	248,801 —	76,127 99,238

David B. Hertzog Vice President and General Counsel (j)	2004 2003	441,346 181,731	350,100 262,500	— —	— —	5,334,377 872,999

(a)	The individuals appearing in this table performed policy-making functions in 2004. The compensation shown is for all services in all capacities to Allegheny and its subsidiaries. All salaries, annual incentives and long-term payouts of these executives are paid by Allegheny Energy Service Corporation (“AESC”).
(b)	Incentive awards are based upon performance in the year in which the figure appears, but are paid in the following year, except for $83,333 paid to Mr. Gardner and $350,100 paid to Mr. Hertzog in 2004 based upon performance in 2004.
(c)	Messrs. Evanson, Serkes, Goulding and Richardson entered into employment agreements in 2003, under which they were to be granted stock units to induce them to accept employment at Allegheny. These stock units were granted on February 18, 2004. The amounts shown represent the dollar value of stock units issued under Allegheny’s Stock Unit Plan, based on the closing price of $13.35 per share of Allegheny’s common stock on the New York Stock Exchange on the grant date. Each stock unit represents one share of Allegheny common stock. Holders of stock units are credited with any dividends that would be payable on the shares. On February 18, 2004, 2,049,439 units were granted to Mr. Evanson, 714,795 units were granted to Mr. Serkes, 150,000 units were granted to Mr. Goulding and 109,926 units were granted to Mr. Richardson. One-fifth of Mr. Evanson’s stock units vest on each June 9 from 2004 through 2008. One-third of Mr. Serkes’ stock units vest on each July 3 from 2004 through 2006. One-fifth of Mr. Goulding’s stock units vest on each October 13 from 2004 through 2008. One-fifth of Mr. Richardson’s units vest on each August 25 from 2004 through 2008. The unvested portion of each stock unit grant is subject to forfeiture upon termination of the holder’s employment with Allegheny.

ITEM 6.	PART III

(1)    AE, AGC, MP, PE, WP and AE SUPPLY

(from AE’s 2005 Proxy Statement)

As of December 31, 2004, based on the closing price of $19.71 per share of Allegheny’s common stock on the New York Stock Exchange on that date, Mr. Evanson held 1,639,551 unvested stock units having an aggregate value of $32,315,550, Mr. Serkes held 476,530 unvested stock units having an aggregate value of $9,392,406, Mr. Goulding held 120,000 unvested stock units having an aggregate value of $2,365,200 and Mr. Richardson held 87,941 unvested stock units having an aggregate value of $1,733,317.

(d)	The figures in this column include the premium paid for the group life insurance plan. In addition, amounts in this column include Allegheny’s contribution for the Employee Stock Ownership and Savings Plan (the “ESOSP”). For 2004, the figures shown include amounts representing the life insurance premiums on Allegheny’s group life insurance plan and ESOSP contributions, respectively, as follows: Mr. Evanson, $3,708 and $3,385; Mr. Serkes, $3,708 and $3,462; Mr. Goulding, $2,981 and $3,269; Mr. Richardson, $2,981 and $4,038; Mr. Gardner, $2,240 and $3,385; and Mr. Hertzog, $3,352 and $0. For 2003, the figures shown include amounts representing the life insurance premiums on the basic group life insurance plan and ESOSP contributions, respectively, as follows: Mr. Evanson, $2,163 and $3,111; Mr. Serkes, $1,854 and $1,962; Mr. Goulding $742 and $0; Mr. Richardson, $1,236 and $462; Mr. Gardner $560 and $0; and Mr. Hertzog, $1,669 and $0.
(e)	Mr. Evanson joined Allegheny on June 16, 2003. The figure in the All Other Compensation column for 2004 includes $96,800 for relocation expenses. The figure in the All Other Compensation column for 2003 includes an initial make-whole payment of $6,300,000 and $92,056 for relocation expenses.
(f)	Mr. Serkes joined Allegheny on July 7, 2003. The figure in the All Other Compensation column for 2004 includes $125,140 for relocation expenses and $1,806 for personal use of a corporate jet. The figure in the All Other Compensation column for 2003 includes an initial make-whole payment of $250,000 and $71,937 for relocation expenses.
(g)	Mr. Goulding joined Allegheny on October 13, 2003. The figure in the All Other Compensation column for 2003 includes an initial make-whole payment of $600,000 and $41,756 for relocation expenses.
(h)	Mr. Richardson joined Allegheny on August 25, 2003. The figure in the All Other Compensation column for 2003 includes $72,628 for relocation expenses.
(i)	Mr. Gardner joined Allegheny on October 13, 2003. The figure in the All Other Compensation column for 2004 includes $70,502 for relocation expenses. The figure in the All Other Compensation column for 2003 includes a $90,000 sign-on bonus in connection with his employment offer and $8,678 for relocation expenses.
(j)	Mr. Hertzog joined Allegheny on July 28, 2003 and resigned effective December 10, 2004. The figure in the All Other Compensation column for 2004 includes $79,166 for relocation expense, $1,457 for personal use of a corporate jet and $5,250,402 paid in connection with his resignation. Amounts in the All Other Compensation column payable in connection with Mr. Hertzog’s resignation include (a) $800,100 representing a severance payment, (b) $604,167 representing 17 months of accrued pension benefits plus an additional 12 months of pension benefits; (c) $738,000 relating to the cancellation of vested and unvested stock options, based on the difference between an assumed price of Allegheny common stock and the exercise price for 120,000 options (representing 60,000 vested stock options and an additional 60,000 options scheduled to vest on the next vesting date), (d) $3,041,126 relating to the cancellation of vested and unvested stock units based on an assumed market price for 155,955.2 shares of Allegheny common stock (representing 77,977.6 vested stock units and 77,977.6 stock units scheduled to vest on the next vesting date) and (e) other amounts relating to medical insurance and accrued vacation. The figure in the All Other Compensation column for 2003 includes an initial make-whole payment of $800,000 and $71,330 for relocation expenses.

ITEM 6.	PART III

(1)    AE, AGC, MP, PE, WP and AE SUPPLY

(from AE’s 2005 Proxy Statement)

Option Grants in the Last Fiscal Year

The following table sets forth information for each named executive officer with regard to stock options granted in 2004.

Individual Grants
Name	Number of Securities Underlying Options Granted (#) (a)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/sh) (b)	Expiration Date	Grant Date Present Value ($) (c)
Paul J. Evanson	1,500,000	25.5	$13.35	February 18, 2014	10,665,000
Jeffrey D. Serkes	550,000	9.4	$13.35	February 18, 2014	3,910,500
Philip L. Goulding	746,403	12.7	$13.35	February 18, 2014	5,306,925
Joseph H. Richardson	200,000	3.4	$13.35	February 18, 2014	1,422,000
Thomas R. Gardner	248,801	4.2	$13.35	February 18, 2014	1,768,975
David B. Hertzog	300,000	5.1	$13.35	February 18, 2014	2,133,000

(a)	Messrs. Evanson, Serkes, Goulding, Richardson, Gardner and Hertzog entered into employment agreements in 2003, under which they were to be granted stock options to induce them to accept employment at Allegheny. These stock options were granted on February 18, 2004. Mr. Hertzog’s stock options were cancelled in connection with his resignation.
(b)	Based on the closing price of a share of Allegheny’s common stock on the New York Stock Exchange on February 18, 2004.
(c)	The amounts shown are based on the Black-Scholes option-pricing model.

Aggregate Option Exercises in Last Fiscal Year and FY-End Option Values

The following table sets forth information for each named executive officer with regard to stock options held at December 31, 2004. None of the named executive officers exercised options in 2004.

	Number of Securities Underlying Unexercised Options at FY-End		Value of Unexercised In-the-Money Options at FY-End ($) (a)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Paul J. Evanson	300,000	1,200,000	1,908,000	7,632,000
Jeffrey D. Serkes	183,333	366,667	1,165,998	2,332,002
Philip L. Goulding	149,280	597,123	949,421	3,797,702
Joseph H. Richardson	40,000	160,000	254,400	1,017,600
Thomas R. Gardner	49,760	199,041	316,474	1,265,901
David B. Hertzog	—

(a)	The amounts shown are based on the closing price of a share of Allegheny’s common stock on the New York Stock Exchange on December 31, 2004, minus the exercise price. All of the options shown on the table above have an exercise price of $13.35 per share.

Group Life Insurance Plan

Allegheny provides life insurance to all eligible employees under a group life insurance plan that pays a death benefit equal to the insured’s base salary, excluding bonuses, during employment, or $25,000 during retirement.

ITEM 6.	PART III

(1)    AE, AGC, MP, PE, WP and AE SUPPLY

(from AE’s 2005 Proxy Statement)

ESOSP

The ESOSP was established as a non-contributory stock ownership plan for all eligible employees, effective January 1, 1976, and was amended in 1984 to include a savings program. All of Allegheny’s employees, subject to meeting eligibility requirements, may elect to participate in the ESOSP. Each eligible employee can elect to have from 2% to 12% of his or her compensation contributed to the ESOSP on a pre-tax basis and an additional 1% to 6% on a post-tax basis. Participants direct the investment of contributions to specified mutual funds or to investments in Allegheny common stock. Allegheny matches 50% of pre-tax contributions, up to 6% of an employee’s compensation, with common stock of Allegheny. For 2003 and 2004, the maximum amount of compensation to be factored into these calculations was $200,000 and $205,000, respectively. Pre-tax contributions may be withdrawn only if financial hardship requirements are met or employment is terminated.

Retirement Plan

Allegheny maintains a retirement plan covering substantially all employees. The retirement plan is a noncontributory, trusteed pension plan designed to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Each covered employee is eligible for retirement at normal retirement date (age 65), with early retirement permitted.

Allegheny also maintains a Supplemental Executive Retirement Plan (the “SERP”) for executive officers and other senior managers. All executive officers, except Messrs. Evanson and Serkes, are participants in the SERP. An officer will be eligible to receive benefits under the SERP only if he or she has been credited with at least 10 years of service with Allegheny and has reached his or her 55th birthday. Under the SERP, an eligible participant will receive a supplemental retirement benefit equal to his or her average compensation multiplied by the sum of: (a) 2% for each year of service up to 25; (b) 1% for each year of service from 25 to 30 and (c) 0.5% for each year of service from 30 to 40, less benefits paid under the Retirement Plan and less 2% for each year that a participant retires prior to his or her 60th birthday. The SERP also provides for use of average compensation in excess of the Code maximums.

A participant’s benefits are capped at 60% of average compensation (including for this purpose retirement benefits paid under the retirement plan and benefits payable from other employers), less 2% for each year the participant retires prior to reaching age 60.

The SERP defines average compensation as 12 times the average monthly earnings, including overtime and other salary payments actually earned, whether or not payment is deferred, for the 36 consecutive calendar months constituting the period of highest average monthly salary, together with 100% of the actual award paid under the Annual Incentive Plan.

ITEM 6.	PART III

(1)    AE, AGC, MP, PE, WP and AE SUPPLY

(from AE’s 2005 Proxy Statement)

The following table shows estimated maximum annual benefits payable to participants in the SERP following retirement (assuming payments on a normal life annuity basis and not including any survivor benefit) to an employee in specified remuneration and years of credited service classifications. These amounts are based on an estimated average compensation, retirement at age 65, without consideration of any effect of various options which may be elected prior to retirement. The benefits under the SERP are not subject to any deduction for Social Security or any other offsetting amounts.

PENSION PLAN TABLE

	Years of Credited Service (b)
Average Compensation (a)	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years
$ 200,000	$60,000	$80,000	$100,000	$110,000	$115,000	$120,000
300,000	90,000	120,000	150,000	165,000	172,500	180,000
400,000	120,000	160,000	200,000	220,000	230,000	240,000
500,000	150,000	200,000	250,000	275,000	287,500	300,000
600,000	180,000	240,000	300,000	330,000	345,000	360,000
700,000	210,000	280,000	350,000	385,000	402,500	420,000
800,000	240,000	320,000	400,000	440,000	460,000	480,000
900,000	270,000	360,000	450,000	495,000	517,000	540,000
1,000,000	300,000	400,000	500,000	550,000	575,000	600,000
1,100,000	330,000	440,000	550,000	605,000	632,500	660,000
1,200,000	360,000	480,000	600,000	660,000	690,000	720,000
1,300,000	390,000	520,000	650,000	715,000	747,000	780,000

(a)	The earnings of Messrs. Goulding, Richardson and Gardner covered by the SERP correspond substantially to the amounts shown for them in the Summary Compensation Table.
(b)	As of December 31, 2004, Messrs. Goulding, Richardson and Gardner each had been credited with one full year of service. Following five years of service, Messrs. Goulding, Richardson and Gardner will be credited with an additional five years under the SERP. Following ten years of service, Messrs. Goulding, Richardson and Gardner will be credited with a further five years under the SERP.

Early Retirement Option Program

In August 2002, and again in March and April 2003, Allegheny offered a voluntary early retirement program (the “ERO”) to the executive officers and other employees who would be age 50 or older as of October 1, 2003. The ERO provided Allegheny with the right to designate a retirement date for each electing employee between June 1, 2003 and January 1, 2005. A number of Allegheny’s executive officers and other employees opted to retire under the ERO.

Annual Incentive Plan

The Annual Incentive Plan (the “AIP”), which was approved by Allegheny’s stockholders at the 2004 Annual Meeting, was established to recognize and reward executives who have contributed significantly to Allegheny’s success and to their respective business units; to align the corporate vision, goals and business strategy with compensation strategy and to provide a compensation environment that will attract, motivate and retain executives. The Management Compensation and Development Committee (the “Committee”) establishes a target award level for each participant. Each award is conditioned on Allegheny’s achievement of the performance threshold established by the Committee and the achievement of other financial, operational and corporate objectives. Each participant’s award is adjusted based on individual performance.

ITEM 6.	PART III

(1)    AE, AGC, MP, PE, WP and AE SUPPLY

(from AE’s 2005 Proxy Statement)

The Committee determined the target awards for 2004. Participants could earn from zero to 200% of the target award. For 2004, the targets were $927,000 for Mr. Evanson and from $120,000 to $500,000 for the other named executive officers. Targets for other participants were up to $120,000, or up to approximately 40% of 2004 base salary. AIP awards are paid in the year after the year for which they are granted.

Certain executive officers were granted awards for 2003 under the provisions of their employment agreements. Awards earned for performance in 2003 and 2004 are disclosed in the Summary Compensation Table for the individuals named.

Long-Term Incentive Plan

Allegheny’s Board of Directors and stockholders approved the 1998 Long-Term Incentive Plan (the “LTIP”) to assist Allegheny in attracting and retaining key employees and directors and motivating performance. The LTIP is administered by the Committee, which may delegate to an executive officer the power to determine the employees (other than himself or herself) eligible to receive awards. The Committee may from time to time designate key employees and directors to participate in the LTIP for a particular year. The number of shares of Allegheny common stock initially authorized for issuance under the LTIP is 10 million, subject to adjustments for recapitalizations or other changes to Allegheny’s common shares. No participant in the LTIP may be granted more than 600,000 shares (or rights or options in respect of more than 600,000 shares) in any calendar year. For purposes of this limit, shares subject to an award that is to be earned over a period of more than one calendar year will be allocated to the first calendar year in which the shares may be earned. The LTIP will terminate on May 14, 2008.

Stock Option Awards

The LTIP permits awards of options to purchase Allegheny common stock on terms and conditions determined by the Committee. Stock options are issued at strike prices equal to the fair market value (as defined in the LTIP) of Allegheny common stock as of the date of the option grant. The terms of option awards are set forth in option award agreements. The Committee may award non-qualified stock options or incentive stock options (each as defined in the LTIP). No participant in the LTIP may receive incentive stock option awards under the LTIP or any other Allegheny compensation plan that would result in incentive stock options to purchase shares of Allegheny common stock with an aggregate fair market value of more than $100,000 first becoming exercisable by the participant in any one calendar year.

Options awarded under the LTIP will terminate upon the first to occur of: (a) the option’s expiration under the terms of the related option award agreement; (b) termination of the award following termination of the participant’s employment under the rules described in the next paragraph or (c) 10 years after the date of the option grant. The Committee may accelerate the exercise period of awarded options and may extend the exercise period of options granted to employees who have been terminated.

In the event of the termination of employment of a participant in the LTIP, options not exercisable at the time of the termination will expire as of the date of the termination, and exercisable options will expire 90 days from the date of termination. In the event of termination of a participant’s employment due to retirement or disability, options not exercisable will expire as of the date of termination, and exercisable options will expire one year after the date of termination. In the event of the death of a participant in the LTIP, all options not exercisable at the time of death will expire, and exercisable options will remain exercisable by the participant’s beneficiary until the first to occur of one year from the time of death or, if applicable, one year from the date of the termination of the participant’s employment due to retirement or disability.

The Committee may establish dividend equivalent accounts with respect to awarded options. A participant’s dividend equivalent account will be credited with notional amounts equal to dividends that would be payable on

ITEM 6.	PART III

(1)    AE, AGC, MP, PE, WP and AE SUPPLY

(from AE’s 2005 Proxy Statement)

the shares for which the participant’s options are exercisable, assuming that the shares were issued to the participant. The participant or other holder of the option will be entitled to receive cash from the dividend equivalent account at the time or times and subject to the terms and conditions as the Committee determines and provides in the applicable option award agreement. If an option terminates or expires prior to exercise, the dividend equivalent account related to the option will be concurrently eliminated and no payment in respect of the account will be made.

The Committee may permit the exercise of options or the payment of applicable withholding taxes through tender of previously acquired shares of Allegheny common stock or through reduction in the number of shares issuable upon option exercise. The Committee may grant reload options to participants in the event that participants pay option exercise prices or withholding taxes by these methods.

In the event of a change of control of Allegheny (as defined in the LTIP), unless provided to the contrary in the applicable option award agreement, all options outstanding on the date of the change in control will become immediately vested and fully exercisable.

Restricted Share Awards

The Committee may grant restricted shares of common stock on terms, conditions and restrictions determined by the Committee. The restrictions, terms and conditions may be based on performance standards, period of service, share ownership or other criteria. Performance-based awards are subject to the same performance targets as described under performance Awards below. The terms of restricted stock awards are set forth in award agreements. No restricted share awards were issued under the LTIP in 2004.

Performance Awards

The Committee may grant performance awards, which will consist of a right to receive a payment that is either measured by the fair market value of a specified number of shares of Allegheny common stock, increases in the fair market value of Allegheny common stock during an award period and/or consists of a fixed cash amount. Performance awards may be made in conjunction with or in addition to restricted stock awards. Award periods are determined by the Committee. The Committee may permit newly eligible participants to receive performance awards after an award period has commenced.

The Committee establishes performance targets in connection with performance awards. In the case of awards intended to be deductible for federal income tax purposes, performance targets generally relate to operating income, return on investment, return on stockholders’ equity, stock price appreciation, earnings before interest, taxes and depreciation/amortization, earnings per share and/or growth in earnings per share. The Committee prescribes formulas to determine the percentage of the awards earned based on the degree to which award targets are achieved. Allegheny may make payments in respect of performance awards in cash, shares of Allegheny common stock or a combination of both.

In the event of a participant’s retirement during an award period, the participant will not receive a performance award unless otherwise determined by the Committee, in which case the participant will be entitled to a prorated portion of the award. In the event of the death or disability of a participant during an award period, the participant or his or her representative will be entitled to a prorated portion of the performance award. A participant will not be entitled to a performance award if his or her employment terminates prior to the conclusion of an award period, provided that the Committee may determine in its discretion to pay performance awards, including full (i.e., non-prorated) awards, to any participant whose employment is terminated. In the event of a change of control of Allegheny, all performance awards for all award periods will immediately become payable to all participants and will be paid within 30 days after the change in control.

ITEM 6.	PART III

(1)    AE, AGC, MP, PE, WP and AE SUPPLY

(from AE’s 2005 Proxy Statement)

The Committee may, unless the relevant award agreement otherwise specifies, cancel, rescind or suspend an award if the LTIP participant engages in competitive activity, discloses confidential information, solicits employees, customers, partners or suppliers of Allegheny or undertakes any other action determined by the Committee to be detrimental to Allegheny. No performance awards were issued under the LTIP in 2004.

Termination of Certain Provisions

Section 162(m) of the Code precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless certain criteria are satisfied. The LTIP contains provisions intended to ensure that certain restricted share awards and performance awards to “covered employees” under Section 162(m) of the Code are exempt from the $1 million deduction limit contained in that section of the Code. Those exemptive provisions, by their terms and under the applicable IRS regulations, expired as of May 14, 2003. Any pending, but unvested, awards issued under such provisions are unaffected by the provisions’ expiration, but any future restricted stock or performance awards to covered employees will not be eligible for the exemption from the Section 162(m) limit unless the provisions are reapproved by the stockholders. Allegheny may seek stockholder reauthorization of the LTIP with respect to these provisions, but has no present intention to do so. Allegheny may choose alternative methods to compensate covered employees who would have received compensation under the terminated provisions of the LTIP had these provisions not terminated. The Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation to the extent reasonably practicable, consistent with the Committee’s compensation policies as determined to be in the best interests of Allegheny and its stockholders.

Stock Unit Plan

The Board of Directors approved the Stock Unit Plan to assist Allegheny in attracting key executives. Allegheny awarded stock units to certain named executives officers under the terms of their respective employment agreements or employment offers to induce them to accept employment at the Company. For more information regarding these grants, see “Summary Compensation Table” above.

Agreements with Certain Executive Officers

Change In Control Contracts

Prior to 2003, Allegheny had change in control agreements with certain executive officers. Allegheny terminated all of these change in control agreements effective December 31, 2003. In 2003 and 2004, Allegheny entered into employment agreements, as discussed below, with newly-appointed executive officers. These employment agreements contain change in control provisions that are discussed in more detail below with respect to some of the named executive officers.

Employment Agreement with Paul J. Evanson

Paul J. Evanson’s employment agreement with Allegheny and AESC has a five-year term that began on June 16, 2003. The agreement provides for a base salary of $900,000, subject to inflation adjustment. Mr. Evanson is eligible to receive annual incentive compensation under the AIP, with a target bonus opportunity of 100% of his base salary and a maximum bonus opportunity of 200% of his base salary. In lieu of benefits under the SERP, Mr. Evanson accrues a lump sum cash payment of $66,667 for each month that he is employed by Allegheny, to be paid on termination of employment.

ITEM 6.	PART III

(1)    AE, AGC, MP, PE, WP and AE SUPPLY

(from AE’s 2005 Proxy Statement)

Pursuant to his employment agreement, on February 18, 2004, Mr. Evanson received a grant of options to purchase 1,500,000 shares of Allegheny’s common stock under the LTIP and 2,049,439 stock units under the provisions of the agreement providing for stock unit grants based in part on Allegheny’s stock price as of specified dates. Mr. Evanson’s employment agreement was amended as of February 18, 2004 to delay the grant date of the stock options from January 2, 2004 until February 18, 2004, which was five business days after receipt of SEC confirmation as to the issuance of these grants. The stock units also were issued on February 18, 2004. One-fifth of the options and units vest on each June 9 from 2004 through 2008, provided Mr. Evanson remains employed by Allegheny on each vesting date. The units are payable in stock on each vesting date. Upon the occurrence of a change in control of Allegheny, or termination of Mr. Evanson’s employment without cause or due to death or disability, all unvested options and stock units will immediately vest.

If Mr. Evanson is terminated without cause (as defined in the agreement) or if Mr. Evanson resigns for good reason (as defined in the agreement) or following certain change in control events, Allegheny will pay Mr. Evanson a cash severance payment equal to three times the sum of his base salary and target bonus amount and his target bonus prorated for that year. Allegheny will also pay Mr. Evanson a cash payment of $4,000,000, representing payments in lieu of benefits under the SERP, calculated as if he had been employed by Allegheny for five years.

Mr. Evanson has agreed to certain confidentiality, non-competition and non-solicitation covenants. His employment agreement provides that Mr. Evanson will be indemnified against costs and liabilities arising from legal proceedings brought against him in relation to his employment and entitles him to gross-up payments in the event his compensation is subject to excise tax.

Employment Agreement with Jeffrey D. Serkes

Jeffrey D. Serkes’ employment agreement with Allegheny and AESC has a three-year term that began on July 7, 2003. The agreement provides for a base salary of $500,000. Mr. Serkes is eligible to receive annual incentive compensation under the AIP, with a target bonus opportunity of 100% of his base salary and a maximum bonus opportunity of 200% of his base salary. In lieu of benefits under the SERP, Mr. Serkes accrues a lump sum cash payment of $41,667 for each month employed by Allegheny, to be paid at age 55 or earlier, if specified events occur.

Pursuant to his employment agreement, on February 18, 2004, Mr. Serkes received a grant of options to purchase 550,000 shares of Allegheny’s common stock under the LTIP and 714,795 stock units under the provisions of the agreement providing for stock unit grants based in part on Allegheny’s stock price as of specified dates. Mr. Serkes’ employment agreement was amended as of February 18, 2004 to delay the grant date of the stock options from January 2, 2004 until February 18, 2004, which was five business days after receipt of SEC confirmation as to the issuance of these grants. The stock units also were issued on February 18, 2004. One-third of the options and units vest on each July 3 from 2004 through 2006, provided Mr. Serkes remains employed by Allegheny on each vesting date. The units are payable in stock on each vesting date. Upon the occurrence of a change in control of Allegheny, or termination of Mr. Serkes’ employment without cause or due to death or disability, all unvested options and stock units will immediately vest.

If Mr. Serkes is terminated without cause (as defined in the agreement) or if Mr. Serkes resigns for good reason (as defined in the agreement) or following certain change in control events, Allegheny will pay Mr. Serkes a cash severance payment up to three times the sum of his base salary and target bonus amount, his target bonus prorated for that year and a cash payment equal to the greater of $1,500,000 and his accrued payment in lieu of benefits under the SERP.

ITEM 6.	PART III

(1)    AE, AGC, MP, PE, WP and AE SUPPLY

(from AE’s 2005 Proxy Statement)

Mr. Serkes has agreed to certain confidentiality, non-competition and non-solicitation covenants. His employment agreement provides that Mr. Serkes will be indemnified against costs and liabilities arising from legal proceedings brought against him in relation to his employment and entitles him to gross-up payments in the event his compensation is subject to excise tax.

Employment Agreement with Philip L. Goulding

Philip L. Goulding’s employment agreement with Allegheny and AESC has a five-year term that began on October 13, 2003. The agreement provides for a base salary of $400,000. Mr. Goulding will be eligible to receive an annual incentive compensation under the AIP, with a target bonus opportunity of 75% of his base salary and a maximum bonus opportunity of 150% of his base salary. Mr. Goulding is eligible to participate in the SERP.

Pursuant to his employment agreement, on February 18, 2004, Mr. Goulding received a grant of options to purchase 746,403 shares of Allegheny’s common stock under the LTIP and 150,000 stock units under the provisions of the agreement providing for stock unit grants based in part on Allegheny’s stock price as of specified dates. One-fifth of the options and units vest on each October 13 from 2004 through 2008, provided Mr. Goulding remains employed by Allegheny on each vesting date. The units are payable in stock on each vesting date. Upon the occurrence of a change in control of Allegheny, or termination of Mr. Goulding’s employment without cause or due to death or disability, all unvested options and stock units will immediately vest.

If Mr. Goulding is terminated without cause (as defined in the agreement) or is required to relocate, or if, following certain change in control events, Mr. Goulding resigns for good reason (as defined in the agreement), Allegheny will pay Mr. Goulding a cash severance payment up to three times the sum of his base salary and target bonus amount and his target bonus prorated for that year and will credit Mr. Goulding for additional specified years for the purpose of determining benefits under the SERP.

Mr. Goulding has agreed to certain confidentiality, non-competition and non-solicitation covenants. His employment agreement provides that Mr. Goulding will be indemnified against costs and liabilities arising from legal proceedings brought against him in relation to his employment and entitles him to gross-up payments in the event his compensation is subject to excise tax.

Employment Agreement with Joseph H. Richardson

Joseph H. Richardson’s employment agreement with Allegheny and AESC has a three-year term that began on August 25, 2003, subject to successive one-year renewals. The agreement provides for a base salary of $400,000. Mr. Richardson is eligible to receive annual incentive compensation under the AIP with a target bonus opportunity of 50% of his base salary and a maximum bonus opportunity of 100% of his base salary. Mr. Richardson is eligible to participate in the SERP.

Pursuant to his employment agreement, on February 18, 2004, Mr. Richardson received a grant of options to purchase 200,000 shares of Allegheny’s common stock under the LTIP and 109,926 stock units under the provisions of the agreement providing for stock unit grants based in part on Allegheny’s stock price as of specified dates. Mr. Richardson’s employment agreement was amended as of February 18, 2004 to delay the grant date of the stock options from January 2, 2004 until February 18, 2004, which was five business days after receipt of SEC confirmation as to the issuance of these grants. The stock units also were issued on February 18, 2004. One-fifth of the options and units vest on each August 25 from 2004 through 2008, provided Mr. Richardson remains employed by Allegheny on each vesting date. The units are payable in stock on each vesting date. Upon the occurrence of a change in control of Allegheny, or termination of Mr. Richardson’s employment without cause or due to death or disability, all unvested options and stock units will immediately vest.

ITEM 6.	PART III

(1)    AE, AGC, MP, PE, WP and AE SUPPLY

(from AE’s 2005 Proxy Statement)

If Mr. Richardson is terminated without cause or if, following certain change in control events, Mr. Richardson resigns for good reason (as defined in the agreement), Allegheny will pay Mr. Richardson a cash severance payment up to three times the sum of his base salary and target bonus amount and his target bonus prorated for that year and will credit Mr. Richardson for additional specified years for purposes of determining benefits under the SERP.

Mr. Richardson has agreed to certain confidentiality, non-competition and non-solicitation covenants. His employment agreement provides that Mr. Richardson will be indemnified against costs and liabilities arising from legal proceedings brought against him in relation to his employment and entitles him to gross-up payments in the event his compensation is subject to excise tax.

Agreement with Thomas R. Gardner

The agreement with Thomas R. Gardner provides for a base salary of $300,000. Mr. Gardner is eligible to receive annual incentive compensation under the AIP with a target bonus opportunity of 40% of his base salary and a maximum bonus opportunity of 80% of his base salary. In addition, Mr. Gardner received $83,333 of additional incentive compensation in 2004 based upon the achievement of certain performance targets in 2003. In 2005, Mr. Gardner is eligible to receive up to $83,334 of additional incentive compensation upon the achievement of a specific performance target. Mr. Gardner is eligible to participate in the SERP.

Pursuant to his employment agreement, on February 18, 2004, Mr. Gardner received a grant of options to purchase 248,801 shares of Allegheny’s common stock under the LTIP. One-fifth of the options vest on each October 2 from 2004 through 2008, provided Mr. Gardner remains employed by Allegheny on each vesting date. Upon the occurrence of a change in control of Allegheny, or termination of Mr. Gardner’s employment without cause or due to death or disability, all unvested options will immediately vest.

If Mr. Gardner is terminated following certain change in control events, Allegheny will pay Mr. Gardner a cash severance payment of two times the sum of his base salary and target bonus amount and his target bonus prorated for that year and will credit Mr. Gardner for additional specified years for purposes of determining benefits under the SERP.

Mr. Gardner has agreed to certain confidentiality provisions.

Agreement with David B. Hertzog

David B. Hertzog resigned as Vice President and General Counsel effective December 10, 2004. In connection with his resignation and the termination of his employment agreement, Allegheny agreed to make a $5.6 million payment to him, representing (a) all wages, salary, bonuses, pension and benefit payments and other compensation that were owed to him pursuant to his employment agreement, (b) the value of vested stock options and stock units previously granted to him, (c) his target bonus for 2004 and (d) additional amounts representing separation payments and amounts in respect of Mr. Hertzog’s agreement to cancel any and all of his rights under his employment agreement. Additional information about this payment is included on the Summary Compensation Table. Mr. Hertzog remains subject to the confidentiality, non-competition and non-solicitation covenants contained in his employment agreement.

Compensation Committee Interlocks and Insider Participation

Information responsive to Items 402(k) and 402(l) of Regulation S-K under the Securities Act of 1933, as amended, is incorporated by reference to AE’s definitive Proxy Statement for its 2005 Annual Meeting of Stockholders filed with the SEC.

ITEM 6.	PART III

(1)    AE, AGC, MP, PE, WP and AE SUPPLY

(from AE’s 2005 Proxy Statement)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The table below shows the number of shares of Allegheny’s common stock that are beneficially owned, directly or indirectly, by: (a) each of Allegheny’s directors and named executive officers, (b) each person believed to own beneficially more than five percent of Allegheny’s outstanding common stock and (c) all of Allegheny’s directors and executive officers as a group as of March 7, 2005.

Name (a)	Shares of Allegheny Common Stock(b)	Percent of Class

Paul J. Evanson	380,606	*

H. Furlong Baldwin	13,200	*

Eleanor Baum	31,460	*

Cyrus F. Freidheim, Jr.	10,000	*

Julia L. Johnson	5,200	*

Ted J. Kleisner	25,373	*

Steven H. Rice	30,946	*

Gunnar E. Sarsten	33,260	*

Michael H. Sutton	3,600	*

Jeffrey D. Serkes	213,072	*

Philip L. Goulding	180,788	*

Joseph H. Richardson	41,826	*

Thomas R. Gardner	49,993	*

David B. Hertzog	2,000	*

Canyon Capital Advisors, LLC(c)	6,944,300	5.05%

All current directors and executive officers of Allegheny as a group (15 persons)	1,019,509	*

*	Indicates less than one percent.
(a)	The address for each stockholder listed, other than Canyon Capital Advisors, LLC, is: c/o Allegheny Energy, Inc., 800 Cabin Hill Drive, Greensburg, Pennsylvania 15601.
(b)	Includes the following options exercisable within 60 days of March 7, 2005: Mr. Evanson — 300,000; Dr. Baum — 23,000; Mr. Kleisner — 20,000; Mr. Rice — 23,000; Mr. Sarsten — 23,000; Mr. Serkes — 183,333; Mr. Goulding — 149,280; Mr. Richardson — 40,000; and Mr. Gardner — 49,760.

Excludes the following unvested options granted on February 18, 2004: Mr. Evanson — 1,200,000; Mr. Serkes — 366,667; Mr. Goulding — 597,123; Mr. Richardson — 160,000; and Mr. Gardner — 199,041. The unvested options held by Messrs. Evanson, Goulding and Richardson vest in equal installments annually through 2008. The unvested options held by Mr. Serkes vest in equal installments annually through 2006.

ITEM 6.	PART III

(1)    AE, AGC, MP, PE, WP and AE SUPPLY

(from AE’s 2005 Proxy Statement)

Excludes the following unvested stock units granted on February 18, 2004: Mr. Evanson — 1,639,551; Mr. Serkes — 476,530; Mr. Goulding — 120,000; and Mr. Richardson — 87,941. The unvested units held by Messrs. Evanson, Goulding, Richardson and Gardner vest in equal installments annually through 2008. The unvested units held by Mr. Serkes vest in equal installments annually through 2006.

Excludes the following deferred shares of common stock: Mr. Evanson — 409,888; Mr. Freidheim — 3,200; Mr. Rice — 3,200; Mr. Sarsten — 3,200; Mr. Sutton — 1,600; Mr. Serkes — 214,438; and Mr. Richardson — 21,985.

(c)	The address of Canyon Capital Advisors, LLC (“Canyon”) is 9665 Wilshire Boulevard, Suite 200, Beverly Hills, California 90212. Canyon serves as an investment advisor to the following funds which own Allegheny common stock: Canyon Balanced Equity Master Fund, Ltd. (330,470 shares); Citi Canyon Ltd. (66,975 shares); The Canyon Value Realization Fund (Cayman), Ltd. (4,032,945 shares); Canyon Value Realization MAC-18, Ltd. (494,300 shares); Sphinx Special Situations (Canyon), Segregated Portfolio (22,475 shares); Canyon Value Realization Fund, L.P. (1,289,375 shares); Institutional Benchmarks Master Fund, Ltd. (41,760 shares) and Canpartners Investments IV, LLC (666,000 shares).

ALLEGHENY EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (a)	6,124,974	(b)	$16.53	4,017,568
Equity compensation plans not approved by security holders (c)	3,020,333	(d)	N/A	1,425,840
Total	9,145,307		$11.07	5,386,761

(a)	Includes the LTIP and the Non-Employee Director Stock Plan.
(b)	Includes shares granted to directors under the Non-Employee Director Stock Plan which were deferred.
(c)	Includes the Stock Unit Plan.
(d)	Includes unvested units awarded under the Stock Unit Plan, as well as vested units that were deferred.

For more information regarding these equity compensation plans, see “Executive Compensation” and “Compensation of Directors” above.

ITEM 7.    CONTRIBUTIONS AND PUBLIC RELATIONS

(1)	None.

(2)	Expenditures, disbursements, or payments, in money, goods or services, directly or indirectly to or for the account of any citizens’ group, taxpayers’ group, or public relations counsel (or any officer or employee acting as such) for 2004 were:

Name of Company	Name of Recipient or Beneficiary	Purpose	Account Charged	Amount ($)
Allegheny Energy Supply Company, LLC	Barnes & Thornburg	Public Relations Counsel	Operating Expense	9,000

Allegheny Energy, Inc.	Jackson Kelly PPLC	Public Relations Counsel	Operating Expense	13,500

Allegheny Energy, Inc.	Klett, Rooney, Lieber & Schorling	Public Relations Counsel	Operating Expense	30,462

Allegheny Energy	Porter, Wright, Morris & Arthur	Public Relations Counsel	Operating Expense	7,500

Allegheny Energy	Robinson & McElwee	Public Relations Counsel	Operating Expense	280

Allegheny Energy	Ryan, Russell, Ogden & Seltzer LLP	Public Relations Counsel	Operating Expense	19,873

Allegheny Energy Supply Company, LLC	Stokes Bartholomew Evans & Petree	Public Relations Counsel	Operating Expense	8,000

Total:				88,615

ITEM 8.    SERVICE, SALES AND CONSTRUCTION CONTRACTS

Calendar Year 2004

Between System Companies

PART I

Transaction	Serving Company	Receiving Company	Compensation ($)	Date of Contract	In effect on Dec. 31, 2004 (Yes or No)
Mail Payment Transaction	The Potomac Edison Company	Monongahela Power Company	68,635	June 12, 1995	No

Meter Reading and Construction Services	The Potomac Edison Company	West Penn Power	622,082	December 30, 1994	Yes

PART II

None.

PART III

None.

ITEM 9.    EXEMPT WHOLESALE GENERATORS & FOREIGN UTILITY COMPANIES

A. EXEMPT WHOLESALE GENERATORS

PART I

(1) Allegheny Energy Supply Hunlock Creek, LLC (“Hunlock”)

(a)

Allegheny Energy Supply Hunlock Creek, LLC

800 Cabin Hill Drive

Greensburg, PA 15601

During the fourth quarter of 2000, AE acquired from UGI Development, a subsidiary of UGI Corporation, a 50% share of its 48 megawatt coal fired and 44 megawatt combustion turbine generation facilities located near Wilkes-Barre, Pennsylvania.

(b)

AE has invested $15,144,726 in Hunlock as of December 31, 2004. AE’s Equity in Undistributed Earnings of Hunlock totaled a loss of $34,557 as of December 31, 2004. AE Supply is the guarantor of a put obligation for Hunlock, which totaled $7,500,000 as of December 31, 2004.

(c)	No applicable.
(d) (1)

Service Agreement, dated as of July 27, 2000, between AESC and Hunlock. AESC is a service company created to perform certain management duties on behalf of AE, its utility subsidiary companies and its non-utility subsidiary companies (the “Subsidiaries” and together with AE, the “System”) and to provide a central organization to furnish to the System certain advisory, supervisory and other services in accordance with current practices and procedures.

(2)

Agreement, dated November 13, 2000, by and among AE Supply and Hunlock, by which Hunlock agrees, during the term of the Agreement, to sell electric energy and/or capacity to AE Supply, and AE Supply agrees to pay for capacity in accordance with the Allegheny Market Rate Tariff on file with the Federal Energy Regulatory Commission (“FERC”).

(2) Allegheny Energy Supply Gleason Generating Facility, LLC (“Gleason”)
(a)

Allegheny Energy Supply Gleason Generating Facility, LLC

800 Cabin Hill Drive

Greensburg, PA 15601

On May 3, 2001, AE Supply, AE’s non-utility subsidiary, completed the acquisition of Gleason from Enron North America, representing 546 MW of natural gas-fired generating capacity in the Midwest.

(b)

AE Supply has invested $312,078,664 in Gleason as of December 31, 2004. AE Supply’s Equity in Undistributed Earnings of Gleason totaled $2,152,264, as of December 31, 2004. AE is the guarantor of Gleason’s obligations under a natural gas transportation agreement between Gleason and ANR Pipeline Company for $1,900,000 as of December 31, 2004. AE is also the guarantor of Gleason’s obligations under an interconnection agreement between Gleason and the Tennessee Valley Authority for $1,000,000 at December 31, 2004.

(c)	Not applicable.
(d) (1)	Service Agreement, dated as of May 4, 2001, between AESC and Gleason.
(2)

Agreement, dated May 4, 2001, by and among AE Supply and Gleason, by which Gleason agrees, during the term of the Agreement, to sell electric energy and/or capacity to the AE Supply and AE Supply agrees to pay for the capacity in accordance with Gleason’s Market Rate Tariff on file FERC.

(3) Allegheny Energy Supply Wheatland Generating Facility, LLC (“Wheatland”)
(a)	Allegheny Energy Supply Wheatland Generating Facility, LLC 800 Cabin Hill Drive Greensburg, PA 15601

ITEM 9.     EXEMPT WHOLESALE GENERATORS & FOREIGN UTILITY COMPANIES (Continued)

On May 3, 2001, AE Supply completed the acquisition of Wheatland from Enron North America, representing 508 MW of natural gas-fired generating capacity in the Midwest.

(b)	AE Supply has invested $262,283,000 in Wheatland as of December 31, 2004. AE Supply’s Equity in Undistributed Earnings of Wheatland totaled a loss of $984,348, as of December 31, 2004. AE is the guarantor of Wheatland’s obligations under an agreement between Wheatland and Midwestern Gas Transmission for $100,000 at December 31, 2004. AE is also the guarantor of Wheatland’s obligations under a wholesale electric power sales agreement between Wheatland and Win Energy for $100,000 at December 31, 2004.

(c)	Not applicable.

(d) (1)	Service Agreement, dated as of May 4, 2001, between AESC and Wheatland.
(2)	Agreement, dated May 4, 2001, by and among AE Supply and Wheatland by which Wheatland agrees, during the term of the Agreement, to sell electric energy and/or capacity to AE Supply and AE Supply agrees to pay for the capacity in accordance with Wheatland ‘s Market Rate Tariff on file with FERC.

(4) Acadia Bay Energy Company, LLC (“Acadia”)

(a)	Acadia Bay Energy Company, LLC 800 Cabin Hill Drive Greensburg, PA 15601

On December 7, 2001, AE Supply, acquired Acadia from Christian A. Herter, Alexander Ellis, III, Philip Huyck, and Julia R. Richardson. Acadia is the future holder of a facility with 88 MW of peaking capacity and 542 MW of combined-cycle capacity located in St. Joseph County, near Carlisle, Indiana.

(b)	AE Supply has invested $177,024,276 in Acadia as of December 31, 2004. AE Supply’s Equity in Undistributed Earnings of Acadia totaled a loss of $121,388,039, as of December 31, 2004.

(c)	Not applicable.

(d)	Service Agreement, dated as of December 7, 2001, between AESC and Acadia.

(5) Buchanan Generation, LLC (“Buchanan Generation”)

(a)	Buchanan Generation, LLC 800 Cabin Hill Drive Greensburg, PA 15601

Buchanan Energy Company of Virginia, LLC (“Buchanan Virginia”), a wholly-owned subsidiary of AE Supply, holds a 50% interest in Buchanan Generation. Buchanan Generation owns and operates a coal bed methane gas-fired simple cycle, combustion turbine generating facility in Buchanan County, VA.

(b)	Buchanan Virginia has invested $27,037,693 in Buchanan Generation as of December 31, 2004. Buchanan Virginia’s Equity in Undistributed Earnings of Buchanan Generation totaled a loss of $982,952, as of December 31, 2004.

(c)	Not applicable.

(d) (1)	Agreement, dated as of January 16, 2002, between AESC and Buchanan Generation.
(2)	Agreement, dated June 11, 2002, by and among AE Supply and Buchanan Generation by which Buchanan Generation agrees, during the term of the Agreement, to sell electric energy and/or capacity to AE Supply, and AE Supply agrees to pay for the capacity in accordance with Buchanan’s Market Rate Tariff on file with FERC.

ITEM 9.     EXEMPT WHOLESALE GENERATORS & FOREIGN UTILITY COMPANIES (Continued)

PART II    See Exhibit G. See also Exhibit H for additional information.

PART III    AE’s investment in exempt wholesale generators, as of December 31, 2004, is as follows:

($ in thousands)
Gleason (a)	$317,131
Wheatland (a)	261,499
Hunlock	22,610
Acadia	55,636
Buchanan Generation	26,055

Total Investment:	$682,931

(a)	In the third quarter of 2004, AE wrote-down to fair value of its investments in Gleason and Wheatland as a result of its decision to sell these facilities. The investments are now treated as held for sale in accordance with Statement of Financial Accounting Standard No. 144, “Accounting for the Impairment of Disposal of Long-Lived Assets.” The investments shown in the above table do not reflect the resulting aggregate charge against earnings of $274.7 million (net of income taxes) which is reflected in AE Supply’s consolidated financial statements for the year ended December 31, 2004.

The total capital invested by AE in its domestic public utility subsidiary companies as of December 31, 2004 is as follows:

($ in thousands)
Monongahela	$491,250
Potomac Edison	401,099
West Penn	583,619

Total Investment in domestic public utility subsidiary companies:	$1,475,968

Ratio of investment in wholesale generators to total invested by AE in domestic public utility subsidiary companies as of December 31, 2004 is as follows:

Gleason	21.49%
Wheatland	17.72%
Hunlock Creek	1.53%
Acadia	3.77%
Buchanan Generation	1.76%

Total Percentage:	46.27%

B.    FOREIGN UTILITY COMPANIES

PART I

(1) Latin America Energy and Electricity Fund I, L.P. (“LAEEP”)
(a	)	Latin America Energy and Electricity Fund I, L.P. P.O. Box 309 Ugland House George Town, Grand Cayman Cayman Island, British West Indies

LAEEP is a limited partnership that invests in entities involved in new or existing electric power projects in Latin America and the Caribbean. Allegheny Ventures, Inc. (“Ventures”), a non-utility subsidiary of AE, owns an 8.25% interest in LAEEP.

(b	)	Due to the severe economic conditions in Latin America, Ventures determined that the carrying amount of its investment may not be recoverable. Therefore, in accordance with SFAS No. 144, the impaired investment was written off in December 2002. Thus, as of December 31, 2004, Ventures shows its investment in LAEEP to be $0 and Undistributed Earnings of LAEEP to $0.

(c	)	Not applicable.

(d	)	None.

(2) FondElec General Partner, L.P. (“FondElec”)

(a	)	FondElec General Partner, L.P. P.O. Box 309 Ugland House George Town, Grand Cayman Cayman Island, British West Indies

FondElec is a limited partnership organized for the purpose of acting as the general partner of the Latin America Energy and Electricity Fund I, L.P. Ventures owns a 4.145% interest in FondElec.

(b	)	Due to the severe economic conditions in Latin America, Ventures determined that the carrying amount of its investment may not be recoverable. Therefore, in accordance with SFAS No. 144, the impaired investment was written off in December 2002. Thus, as of December 31, 2004, Ventures shows its investment in FondElec to be $0 and Undistributed Earnings of FondElec to be $0.

(c	)	Not applicable.

(d	)	None.

PART II

Latin America Energy, Electricity Fund I, L.P. and FondElec were investments on the books of Ventures. As described in Part II above, these investments were written off in December 2002.

ITEM 9.     EXEMPT WHOLESALE GENERATORS & FOREIGN UTILITY COMPANIES

PART III

AE’s investment in foreign utility companies as of December 31, 2004 is as follows:

($ in thousands)
LAEEP	0
FondElec	0

Total Investment:	$0

The total capital invested by AE in its domestic public utility subsidiary companies as of December 31, 2004 is as follows:

($ in thousands)
Monongahela	$491,250
Potomac Edison	401,099
West Penn	583,619

Total Investment in domestic public utility subsidiary companies:	$1,475,968

Ratio of investment in foreign utility companies to total invested by AE in domestic public utility subsidiary companies as of December 31, 2004 is as follows:

LAEEP	0.00%
FondElec	0.00%

Total Percentage:	0.00%

ITEM 10.    EXHIBIT B

CONSTITUENT INSTRUMENTS DEFINING THE RIGHTS OF HOLDERS

OF EQUITY SECURITIES OF SYSTEM COMPANIES

INCORPORATED BY REFERENCE

ACADIA BAY ENERGY COMPANY, LLC
3.1	Certificate of Formation, dated May 22, 1996	Form U5S, 2001, exh. 3.1
3.2	First Amended And Restated Limited Liability Company Agreement, dated December 7, 2001	Form U5S, 2001, exh. 3.2
3.2(a)	First Amendment To First Amended And Restated Limited Liability Company Agreement, dated December 31, 2002	Form U5S, 2002, exh. 3.2(a)

AFN FINANCE COMPANY NO. 2, LLC
3.1	Certificate of Formation, dated May 31, 2001	Form U5S, 2001, exh. 3.1
3.2	Limited Liability Company Agreement, dated May 31, 2001	Form U5S, 2001, exh. 3.2

ALLEGHENY CAPITAL TRUST I
3.1	Certificate of Trust, filed July 17, 2003	Form U5S, 2002, exh. 3.1
3.2	Declaration of Trust, dated July 17, 2003	Form U5S, 2003, exh. 3.2
3.2(a)	Amended and Restated Declaration of Trust, dated July 24, 2003	Form U5S, 2003, exh. 3.3

ALLEGHENY CAPITAL TRUST II
3.1	Certificate of Trust, filed January 31, 2002	Form S-3 of Allegheny Capital Trust II (333-82176-02), February 5, 2002, exh. 4.20
3.2	Declaration of Trust, dated January 31, 2002	Form S-3 of Allegheny Capital Trust II (333-82176-02), February 5, 2002, exh. 4.21

ALLEGHENY CAPITAL TRUST III
3.1	Certificate of Trust, filed January 31, 2002	Form S-3 of Allegheny Capital Trust III (333-82176-01), February 5, 2002, exh. 4.23
3.2	Declaration of Trust, dated January 31, 2002	Form S-3 of Allegheny Capital Trust III (333-82176-01), February 5, 2002, exh. 4.24

ALLEGHENY COMMUNICATIONS CONNECT, INC.
3.1	Certificate of Incorporation, dated April 11, 1996	Form U5S, 1999, exh. 3.1
3.2	By-Laws, as amended to August 5, 1997	Form U5S, 1999, exh. 3.2

ALLEGHENY COMMUNICATIONS CONNECT OF OHIO, LLC
3.1	Articles of Organization, filed February 6, 2001	Form U5S, 2001, exh. 3.1

ALLEGHENY COMMUNICATIONS CONNECT OF PENNSYLVANIA, LLC
3.1	Certificate of Organization, filed November 8, 2000	Form U5S, 2000, exh. 3.1
3.2	Operating Agreement, dated December 31, 2000	Form U5S, 2000, exh. 3.2

ALLEGHENY COMMUNICATIONS CONNECT OF VIRGINIA, INC.
3.1	Articles of Incorporation, dated March 3, 2000	Form U5S, 2000, exh. 3.1
3.2	By-Laws	Form U5S, 2000, exh. 3.2

ALLEGHENY COMMUNICATIONS CONNECT OF WEST VIRGINIA, LLC
3.1	Articles of Organization, filed March 9, 2001	Form U5S, 2001, exh. 3.1

ALLEGHENY ENERGY CAPITAL TRUST I
3.1	Certificate of Trust, filed January 31, 2002	Form S-3 of Allegheny Capital Trust I (333-82176-03), February 5, 2002, exh. 4.17
3.1(a)	Certificate of Amendment, filed July 17, 2003
3.2	Declaration of Trust, dated January 31, 2002	Form S-3 of Allegheny Capital Trust I (333-82176-03), February 5, 2002, exh. 4.18

ALLEGHENY ENERGY, INC.
3.1	Charter, as amended September 16, 1997	Form 10-K of the Company (1-267), December 31, 1997, exh. 3.1
3.1(a)	Articles Supplementary, dated July 15, 1999 and filed July 20, 1999	Form 8-K of the Company (1-267), July 20, 1999, exh. 3.1
3.1(b)	Articles of Amendment, dated March 18, 2003	Form U5S, 2003, exh. 3.1(b)
3.1(c)	Articles Supplementary to Articles of Incorporation, dated July 19, 2004	Form 10-Q of the Company (1-267), June 30, 2004, exh. 3.1
3.2	By-Laws, as amended November 14, 2003 and May 13, 2004	Form S-8 of the Company (1-267), filed July 2, 2004, exh. 4

ALLEGHENY ENERGY SERVICE CORPORATION
3.1	Charter, effective November 22, 1963	Form U5S, 1964, exh. B-2
3.1(a)	Articles of Amendment, dated July 16, 1999	Form U5S, 2002, exh. 3.1(a)
3.2	By-Laws, as amended to November 14, 2003	Form U5S, 2003, exh. 3.2

ALLEGHENY ENERGY SOLUTIONS, INC.
3.1	Certificate of Incorporation, dated July 22, 1997	Form U5S, 1999, exh. 3.1
3.2	By-Laws, as amended to August 5, 1997	Form U5S, 1999, exh. 3.2

ALLEGHENY ENERGY SUPPLY CAPITAL, LLC
3.1	Certificate of Formation, dated April 11, 2001	Form U5S, 2001, exh. 3.1
3.2	Limited Liability Company Agreement dated April 12, 2001	Form U5S, 2001, exh. 3.2
3.2(a)	First Amendment To Limited Liability Company Agreement, dated December 31, 2002	Form U5S, 2002, exh. 3.2(a)

ALLEGHENY ENERGY SUPPLY COMPANY, LLC
3.1	Certificate of Formation, dated November 12, 1999	Form U5S, 1999, exh. 3.1
3.2	Third Amended And Restated Limited Liability Company Agreement, dated November 18, 1999	Form U5S, 1999, exh. 3.2
3.2(a)	Fourth Amended And Restated Limited Liability Company Agreement, dated June 29, 2001	Form U5S, 2002, exh. 3.2(a)
3.2(b)	Fifth Amended And Restated Limited Liability Company Agreement, dated September 4, 2003	Form U5S, 2003, exh. 3.2(b)

ALLEGHENY ENERGY SUPPLY CONEMAUGH FUELS, LLC
3.1	Certificate of Formation, dated November 8, 2002	Form U5S, 2002, exh. 3.1
3.2	Limited Liability Company Agreement, dated November 8, 2002	Form U5S, 2002, exh. 3.2

ALLEGHENY ENERGY SUPPLY CONEMAUGH, LLC
3.1	Certificate of Formation, dated December 22, 2000	Form U5S, 2000, exh. 3.1

3.2	Limited Liability Company Agreement, dated December 22, 2000	Form U5S, 2000, exh. 3.2
3.2(a)	First Amended And Restated Limited Liability Company Agreement, dated June 30, 2001	Form U5S, 2002, exh. 3.2(a)
3.2(b)	First Amendment To First Amended And Restated Limited Liability Company Agreement, dated December 31, 2002	Form U5S, 2002, exh. 3.2(b)

ALLEGHENY ENERGY SUPPLY DEVELOPMENT SERVICES, LLC
3.1	Certificate of Formation, dated October 11, 2001	Form U5S, 2001, exh. 3.1
3.2	Limited Liability Company Agreement, dated October 11, 2001	Form U5S, 2001, exh. 3.2
3.2(a)	First Amendment To Limited Liability Company Agreement, dated December 31, 2002	Form U5S, 2002, exh. 3.2(a)

ALLEGHENY ENERGY SUPPLY GLEASON GENERATING FACILITY, LLC
3.1	Certificate of Amendment, dated May 17, 2001	Form U5S, 2001, exh. 3.1
3.2	Second Amended And Restated Limited Liability Company Agreement, dated August 7, 2001	Form U5S, 2001, exh. 3.2
3.2(a)	First Amendment To Second Amended And Restated Limited Liability Company Agreement, dated December 31, 2002	Form U5S, 2002, exh. 3.2(a)

ALLEGHENY ENERGY SUPPLY HUNLOCK CREEK, LLC
3.1	Certificate of Formation, dated July 27, 2000	Form U5S, 2000, exh. 3.1
3.2	Limited Liability Company Agreement, dated July 27, 2000	Form U5S, 2000, exh. 3.2

ALLEGHENY ENERGY SUPPLY UNITS 3, 4 & 5, LLC
3.1	Certificate of Formation, dated March 13, 2003	Form U5S, 2003, exh. 3.1

ALLEGHENY ENERGY SUPPLY WHEATLAND GENERATING FACILITY, LLC
3.1	Certificate of Amendment, dated May 17, 2001	Form U5S, 2001, exh. 3.1
3.2	Second Amended And Restated Limited Liability Company Agreement, dated August 7, 2001	Form U5S, 2001, exh. 3.2
3.2(a)	First Amendment To Second Amended And Restated Limited Liability Company Agreement, dated December 31, 2002	Form U5S, 2002, exh. 3.2(a)

ALLEGHENY GENERATING COMPANY
3.1(a)	Charter, as amended	Form 10, 1986, exh. 3.1
3.1(b)	Certificate of Amendment to Charter, effective July 14, 1989	Form 10-Q (0-14688), June 1989, exh. (a)
3.2	By-Laws, as amended, effective December 23, 1996	Form 10-K of the Company (0-14688), December 31, 1996

ALLEGHENY PITTSBURGH COAL COMPANY
3.1	Charter, effective October 1, 1918	Form U5B, File 30-75, exh. B-2
3.1(a)	Amendment to Charter, effective October 5, 1918	Form U5B, File 30-75, exh. B-2
3.1(b)	Amendment to Charter, effective January 21, 1956	Form U5S, 1964, exh. B-7
3.2	By-Laws, as amended	Form U5S, 1996, exh. B-1

ALLEGHENY VENTURES, INC.
3.1	Certificate of Formation, dated August 18, 1994	Form U5S, 2000, exh. 3.1
3.1(a)	Certificate of Amendment, dated September 24, 1999	Form U5S, 2000, exh. 3.1(a)
3.2	By-Laws, as amended to August 5, 1997	Form U5S, 2000, exh. 3.2

ALLIANCE GAS SERVICES HOLDINGS, LLC
3.1	Articles of Organization, dated March 1, 2002	Form U5S, 2002, exh. 3.1
3.2	Limited Liability Company Agreement, effective March 1, 2002	Form U5S, 2002, exh. 3.2
3.2(a)	Amendment No. 1 to The Limited Liability Company Agreement, effective March 1, 2002	Form U5S, 2002, exh. 3.2(a)

AYP ENERGY, INC.
3.1	Certificate of Incorporation, dated January 31, 1996	Form U5S, 1999, exh. 3.1
3.1(a)	Amendment to Certificate of Incorporation, dated May 14, 1996	Form U5S, 1999, exh. 3.1(a)
3.2	By-Laws, as amended to August 5, 1997	Form U5S, 1999, exh. 3.2

BUCHANAN ENERGY COMPANY OF VIRGINIA, LLC
3.1	Articles of Organization, dated February 25, 2002	Form U5S, 2002, exh. 3.1
3.1(a)	Amended Articles of Organization, dated March 25, 2002	Form U5S, 2002, exh. 3.1(a)
3.2	Limited Liability Company Agreement, dated March 26, 2002	Form U5S, 2002, exh. 3.2
3.2(a)	First Amendment To Limited Liability Company Agreement, dated December 31, 2002	Form U5S, 2002, exh. 3.2(a)

BUCHANAN GENERATION, LLC
3.1	Articles of Organization, dated January 15, 2002	Form U5S, 2002, exh. 3.1
3.2	Operating Agreement, dated April, 2002	Form U5S, 2002, exh. 3.2

GREEN VALLEY HYDRO, LLC
3.1	Articles of Organization, dated May 23, 2001	Form U5S, 2001, exh. 3.1
3.2	First Amended And Restated Limited Liability Company Agreement, dated June 1, 2001	Form U5S, 2001, exh. 3.2

LAKE ACQUISITION COMPANY, L.L.C.
3.1	Certificate of Amendment, dated May 17, 2001	Form U5S, 2002, exh. 3.1
3.2	Third Amended And Restated Limited Liability Company Agreement, dated May 1, 2002	Form U5S, 2002, exh. 3.2
3.2(a)	First Amendment To Third Amended And Restated Limited Liability Company Agreement, dated December 31, 2002	Form U5S, 2002, exh. 3.2(a)

MABCO STEAM COMPANY, LLC
3.1	Certificate of Formation, dated October 12, 2001	Form U5S, 2001, exh. 3.1
3.2	Limited Liability Company Agreement, dated October 31, 2001	Form U5S, 2001, exh. 3.2

MONONGAHELA POWER COMPANY
3.1	Charter, as amended	Form 10-Q of the Company (1-5164), September 1995, exh. (a)(3)(i)
3.2	Code of Regulations, as amended April 14, 2003	Form U5S, 2003, exh. 3.2

MOUNTAINEER GAS COMPANY
3.1	Agreement of Incorporation, dated April 18, 1957	Form U5S, 2000, exh. 3.1

3.1(a)	Certificate of Amendment of Certificate of Incorporation, dated August 10, 1970	Form U5S, 2000, exh. 3.1(a)
3.1(b)	Certificate of Amendment of Certificate of Incorporation, dated March 17, 1971	Form U5S, 2000, exh. 3.1(b)
3.1(c)	Articles of Amendment to Articles of Incorporation, dated June 21, 1984	Form U5S, 2000, exh. 3.1(c)
3.2	By-Laws	Form U5S, 2000, exh. 3.2

MOUNTAINEER GAS SERVICES, INC.
3.1	Articles of Incorporation, dated November 19, 1992	Form U5S, 2000, exh. 3.1
3.2	Amended And Restated By-Laws, dated December 9, 1993	Form U5S, 2000, exh. 3.2

NYC ENERGY LLC
3.1	Certificate of Formation, dated June 1, 1998	Form U5S, 2002, exh. 3.1
3.2	Joint Development Agreement, dated November 14, 2001	Form U5S, 2002, exh. 3.2

ODYSSEY COMMUNICATIONS, LLC
3.1	Certificate of Organization, dated September 7, 1998	Form U5S, 2001, exh. 3.1
3.2	Amended And Restated Operating Agreement, dated September 29, 2000	Form U5S, 2001, exh. 3.2

THE POTOMAC EDISON COMPANY
3.1	Charter, as amended	Form 8-K of the Company (1-3376-2), April 27, 2000, exh. (a)(3)(i)
3.2	By-Laws	Form 10-Q of the Company (1-3376-2), September 1995, exh. (a)(3)(ii)

THE WEST VIRGINIA POWER & TRANSMISSION COMPANY
3.1	Charter, effective April 3, 1912 and Amendments to March 22, 1934	Form U5B, File 30-75, exh. B-38
3.1(a)	Amendment to Charter, effective January 28, 1956	Form U5S, 1964, exh. B-10
3.1(b)	Amendment to Charter, effective February 7, 1961	Form U5S, 1964, exh. B-11
3.2	By-Laws, as amended	Form U5S, 1996, exh. B-2

UTILITY ASSOCIATES, INC.
3.1	Articles of Incorporation, dated September 20, 2000	Form U5S, 2001, exh. 3.1
3.2	By-Laws	Form U5S, 2001, exh. 3.2

WEST PENN FUNDING CORPORATION
3.1	Certificate of Incorporation, dated October 20, 1999	Form U5S, 1999, exh. 3.1
3.2	By-Laws	Form U5S, 1999, exh. 3.2

WEST PENN FUNDING LLC
3.1	Certificate of Formation, dated May 26, 1999	Form U5S, 1999, exh. 3.1
3.2	Amended And Restated Limited Liability Company Agreement, dated November 3, 1999	Form U5S, 1999, exh. 3.2

WEST PENN FUNDING, LLC — WEST
3.1	Certificate of Formation, dated May 28, 2002	Form U5S, 2002, exh. 3.1
3.2	Limited Liability Company Agreement, dated May 28, 2002	Form U5S, 2002, exh. 3.2

WEST PENN POWER COMPANY
3.1	Charter, as amended, July 16, 1999	Form 10-Q of the Company (1-255-2), June 30, 1999, exh. (a)(3)(i)

3.2	By-Laws, as amended	Form 10-Q of the Company (1-255-2), September 1995, exh. (a)(3)(ii)

WEST PENN TRANSFERRING AGENT LLC
3.1	Certificate of Organization, dated November 12, 1999	Form U5S, 1999, exh. 3.1
3.2	First Amended And Restated Limited Liability Company Agreement, dated November 17, 1999	Form U5S, 1999, exh. 3.2

WEST PENN WEST VIRGINIA WATER POWER COMPANY
3.1	Charter, effective January 25, 1924	Form U5B, File 30-75, exh. B-39
3.1(a)	Amendment to Charter, effective January 21, 1956	Form U5S, 1964, exh. B-12
3.2	By-Laws, as amended	Form U5S, 1996, exh. B-3

ITEM 10.    EXHIBIT C

	Monongahela Power Company Documents	Incorporation by Reference
4.1	Indenture, dated as of August 1, 1945, and certain Supplemental Indentures of the Company defining rights of security holders.*

S 2-5819, exh. 7(f)

S 2-8881, exh. 7(b)

S 2-10548, exh. 4(b)

S 2-14763, exh. 2(b)(i);

Forms 8-K of the Company (1-268-2), dated May 23, 1995, November 14, 1997, and October 2, 2001

Form S-4/A of the Company (333-121027) dated January 19, 2005 (ex.4.3)

4.2	Indenture, dated as of May 15, 1995, between Monongahela Power Company and The Bank of New York, as Trustee	Form 8-K of the Company, filed June 21, 1995, exh. 4(a)

* There are omitted Supplemental Indentures which do no more than subject property to the lien of the above Indentures since they are not considered constituent instruments defining the rights of the holders of the securities. The Company agrees to furnish the Commission on its request with copies of such Supplemental Indentures.

	The Potomac Edison Company Documents	Incorporation by Reference
4.1	Indenture, dated as of October 1, 1944, and certain Supplemental Indentures of the Company defining rights of security holders*	S 2-5473, exh. 7(b); S 2-8833; S 2-13218 Form S-3, 33-51305, exh. 4(d) Forms 8-K of the Company (1-3376-2), dated June 22, 1994, May 12, 1995, May 17, 1995; November 14, 1997 and November 24, 2004

4.2	Indenture, dated as of May 31, 1995, between The Potomac Edison Company and The Bank of New York, as Trustee	Form 8-K of the Company, filed June 30, 1995, exh. 4(a)

* There are omitted Supplemental Indentures which do no more than subject property to the lien of the above Indentures since they are not considered constituent instruments defining the rights of the holders of the securities. The Company agrees to furnish the Commission on its request with copies of such Supplemental Indentures.

	Allegheny Generating Company Documents	Incorporation by Reference
4.1	Indenture, dated as of December 1, 1986, and Supplemental Indenture, dated as of December 15, 1988 of the Company defining rights of security holders	Form 8-K of the Company (0-14688), December 1986, exh. 4(A) and December 1988, exh. 4.1

	West Penn Power Company Documents	Incorporation by Reference
4.1	Indenture, dated as of May 15, 1995, between West Penn Power Company and The Bank of New York, as Trustee	Form 8-K of the Company, filed June 15, 1995, exh. 4(a)

	Allegheny Energy Supply Company, LLC Documents	Incorporation by Reference
4.1	Indenture dated as of March 15, 2001, between Allegheny Energy Supply Company, LLC and Bank One Trust Company, N.A., as Trustee	Form S-4 of the Company (333-72498), October 30, 2001, exh. 4.2

4.2	Indenture, dated as of April 8, 2002, between Allegheny Energy Supply Company, LLC and Bank One Trust Company, N.A., as Trustee	Form 8-K of the Company (333-72498), filed August 1, 2003, exh. 4.5

4.3	First Supplemental Indenture, dated as of April 8, 2002, between Allegheny Energy Supply Company, LLC and Bank One Trust Company, N.A., as Trustee	Form 8-K of the Company (333-72498), filed August 1, 2003, exh. 4.6

4.4	Amended and Restated Indenture, dated as of February 21, 2003, between Allegheny Energy Supply Company, LLC and Law Debenture Trust Company of New York, as Trustee	Form 8-K of the Company (333-72498), filed August 1, 2003, exh. 4.1

10.1	Intercreditor Agreement, dated as of February 21, 2003, among Citibank, N.A., The Bank of Nova Scotia, Law Debenture Trust Company of New York, Allegheny Energy, Inc., and Allegheny Energy Supply Company, LLC	Form 8-K of the Company (333-72498), filed August 1, 2003, exh. 10.5

10.2	Waiver, Assumption and Supplemental Agreement, dated as of February 21, 2003, among Allegheny Energy Supply Company, LLC, and Law Debenture Trust Company of New York	Form 8-K of the Company (333-72498), filed August 1, 2003, exh. 10.7

	West Penn Funding LLC Documents	Incorporation by Reference

4.1	Indenture, dated November 16, 1999, between the Company and Bankers Trust Company	Form 10-K of the Company (333-79619), December 31, 1999, exh. 4.1

4.2	Series Supplement, dated November 16, 1999, between the Company and Bankers Trust Company	Form 10-K of the Company (333-79619), December 31, 1999, exh. 4.2

4.3	Form of Transition Bonds	Registration Statement No. 333-79619, exh. 4.4

ITEM 10.    FINANCIAL STATEMENTS AND EXHIBITS

Financial statement data is filed in Appendix 1.

EXHIBITS

EXHIBIT A    Financial Statements incorporated herein by reference are as follows:

The financial statements of Allegheny Energy, Inc. and its subsidiaries, listed under ITEM 8 of its combined Annual Report on Form 10-K for the year ended December 31, 2004, together with the report of PricewaterhouseCoopers LLP with respect thereto, dated March 10, 2005, are incorporated in this Annual Report by reference to such Annual Report on Form 10-K.

*******************************************

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Annual Report on Form U5S of Allegheny Energy, Inc. for the year ended December 31, 2004, filed pursuant to the Public Utility Holding Company Act of 1935, of our report dated March 10, 2005. Such report relates to Allegheny Energy Inc.’s consolidated balance sheets and consolidated statements of capitalization at December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, cash flows and comprehensive loss for each of the three years in the period ended December 31, 2004. Such report also relates to management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Allegheny Energy, Inc. Management of Allegheny Energy, Inc. has informed us that consolidated amounts included in the consolidating data schedules included in this Annual Report on Form U5S of Allegheny Energy, Inc. for the year ended December 31, 2004 have been derived from the accounting records of Allegheny Energy, Inc.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

April 25, 2005

EXHIBIT B	Constituent instruments defining the rights of holders of equity securities of system companies are filed herewith or are incorporated herein by reference in ITEM 10 EXHIBIT B.
EXHIBIT C	Constituent instruments defining the rights of holders of debt securities of System companies are incorporated herein by reference as listed in ITEM 10 EXHIBIT C.
EXHIBIT D	Tax Allocation Agreement (Incorporated by reference to Allegheny Energy’s Form U5S for the year ended December 31, 2002)
EXHIBIT E	None
EXHIBIT F	None
EXHIBIT G	Organizational Chart
EXHIBIT H	Most recently available audited balance sheet, income statement and cash flows statement data for Allegheny Energy Supply Hunlock Creek, LLC, Allegheny Energy Supply Gleason Generating Facility, LLC, Allegheny Energy Supply Wheatland Generating Facility, LLC, Allegheny Energy Supply Lincoln Generating Facility, LLC and Acadia Bay Energy Company, LLC.

SIGNATURE

The undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.

ALLEGHENY ENERGY, INC.

By	/s/ Jeffrey D. Serkes
Jeffrey D. Serkes Senior Vice President and Chief Financial Officer

Dated:    April 29, 2005

Appendix 1

Consolidating and other Financial Statement Data

(See index on pages 1, 2 and 3)

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

Index to Appendix 1—Consolidating and Other Financial Statement Data

Consolidating Statement Data

	Allegheny Energy, Inc. and Subsidiary Companies*	Monongahela Power Company and Subsidiary Companies*	Mountaineer Gas Company and Subsidiary Companies	The Potomac Edison Company and Subsidiary Company	West Penn Power Company and Subsidiary Companies	West Penn Funding Corporation and Subsidiary Company
Balance Sheets
December 31, 2004	A-1, 2	B-1, 2	C-1, 2	D-1, 2	E-1, 2	F-1, 2
Statements of Operations
Year ended December 31, 2004	A-3	B-3	C-3	D-3	E-3	F-3
Statements of Retained Earnings and Other Paid-in-Capital
Year ended December 31, 2004	A-4	B-4	C-4	D-4	E-4	F-4
Statements of Members Equity
Year ended December 31, 2004	A-4	—	—	D-4	E-4	F-4
Statements of Cash Flows
Year ended December 31, 2004	A-5	B-5	C-5	D-5	E-5	F-5
Long-term Debt December 31, 2004	A-6, 7, 8, 9, 10

*	All activity relating to discontinued operations, and write-down of gas operations and generating facilities held for sale are reflected in the Eliminations columns of the affected companies’ respective financial statements.

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

Index to Appendix 1—Consolidating and Other Financial Statement Data

Consolidating Statement Data

	West Virginia Power and Transmission Company and Subsidiary Companies	Allegheny Energy Supply Company, LLC and Subsidiary Companies*	Allegheny Energy Supply Conemaugh, LLC and Subsidiary Companies	Allegheny Energy Supply Development Services, LLC and Subsidiary Companies
Balance Sheets
December 31, 2004	G-1, 2	H-1, 2	I-1, 2	J-1, 2
Statements of Operations
Year ended December 31, 2004	G-3	H-3	I-3	J-3
Statements of Retained Earnings and Other Paid-in-Capital
Year ended December 31, 2004	G-4	H-4	I-4	J-4
Statements of Members Equity
Year ended December 31, 2004	G-4	H-4	I-4	J-4
Statements of Cash Flows
Year ended December 31, 2004	G-5	H-5	I-5	J-5

*	All activity relating to discontinued operations, and write-down of gas operations and generating facilities held for sale are reflected in the Eliminations columns of the affected companies’ respective financial statements.

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

Index to Appendix 1—Consolidating and Other Financial Statement Data

Consolidating Statement Data

	Allegheny Ventures, Inc. and Subsidiary Companies	Allegheny Communications Connect Inc. and Subsidiary Companies	Allegheny Energy Supply Hunlock Creek, LLC and Subsidiary Company
Balance Sheets
December 31, 2004	K-1, 2	L-1, 2	M-1, 2
Statements of Operations
Year ended December 31, 2004	K-3	L-3	M-3
Statements of Retained Earnings and Other Paid-in-Capital
Year ended December 31, 2004	K-4	L-4	M-4
Statements of Members Equity
Year ended December 31, 2004	—	L-4	M-4
Statements of Cash Flows
Year ended December 31, 2004	K-5	L-5	M-5

*	All activity relating to discontinued operations, and write-down of gas operations and generating facilities held for sale are reflected in the Eliminations columns of the affected companies’ respective financial statements.

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET DATA—December 31, 2004

(000’s)

	Allegheny Energy, Inc.	Allegheny Energy Supply Hunlock Creek, LLC Consolidated	Allegheny Energy Service Corporation	Monongahela Power Co. Consolidated	Subtotal
		(from pg M-1)		(from pg B-1)	(Carried to Pg A-1a)
ASSETS
Current assets:
Cash and cash equivalents	18,948	1,108	729	45,092	65,877
Accounts receivable:
Customer	0	0	(20)	39,736	39,716
Unbilled utility revenue	0	0	0	36,332	36,332
Wholesale and other	0	1,549	1,450	4,399	7,398
Affiliates, net	1,930	0	171,909	0	173,839
Allowance for uncollectible accounts	0	0	(28)	(2,616)	(2,644)
Notes receivable	22,127	0	74,500	4,205	100,832
Materials and supplies	0	592	0	17,123	17,715
Fuel, including stored gas	0	629	0	15,310	15,939
Deferred income taxes	0	0	2,793	0	2,793
Collateral deposits	0	0	0	0	0
Commodity contracts	0	0	0	0	0
Taxes receivable	0	110	0	0	110
Prepaid taxes	0	0	0	21,579	21,579
Assets held for sale	0	0	0	147,862	147,862
Regulatory assets	0	0	0	4,702	4,702
Restricted funds	0	2,493	0	0	2,493
Other current assets	42	159	559	4,638	5,398

Total Current Assets	43,047	6,640	251,892	338,362	639,941

Property, plant and equipment:
In service, at original cost	0	43,866	13,094	2,257,970	2,314,930
Accumulated depreciation	0	(19,172)	(2,807)	(869,077)	(891,056)

Subtotal	0	24,694	10,287	1,388,893	1,423,874
Construction work in progress	0	76	0	15,533	15,609

Net Property, Plant and Equipment	0	24,770	10,287	1,404,426	1,439,483

Investments and other assets:
Assets held for sale	0	0	0	176,742	176,742
Goodwill	0	0	0	0	0
Securities of subsidiaries consolidated	2,114,657	0	0	46,055	2,160,712
Investments in unconsolidated affiliates	350	0	0	0	350
Intangible assets	0	0	33,215	0	33,215
Other assets	0	0	2,339	4,033	6,372

Total Investments and Other Assets	2,115,007	0	35,554	226,830	2,377,391

Deferred charges:
Regulatory assets	0	0	0	99,502	99,502
Deferred income taxes	22,725	611	107,882	0	131,218
Commodity contracts	0	0	0	0	0
Other deferred charges	15,905	0	12,255	12,307	40,467

Total Deferred Charges	38,630	611	120,137	111,809	271,187

Total Assets	2,196,684	32,021	417,870	2,081,427	4,728,002

A - 1a

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET DATA—December 31, 2004

(000’s)

	Prior Page Subtotal	The Potomac Edison Company Consolidated	West Penn Power Company Consolidated	Allegheny Energy Supply Company, LLC Consolidated	Subtotal
	(from pg A-1)	(from pg D-1)	(from pg E-1a)	(from pg H-1e)	(Carried to Pg A-1b)
ASSETS
Current assets:
Cash and cash equivalents	65,877	16,231	9,842	89,885	181,835
Accounts receivable:
Customer	39,716	52,898	69,905	0	162,519
Unbilled utility revenue	36,332	40,057	69,109	0	145,498
Wholesale and other	7,398	4,634	2,809	16,791	31,632
Affiliates, net	173,839	0	0	0	173,839
Allowance for uncollectible accounts	(2,644)	(2,689)	(11,624)	(2,511)	(19,468)
Notes receivable	100,832	14,432	0	0	115,264
Materials and supplies	17,715	14,248	17,501	47,603	97,067
Fuel, including stored gas	15,939	0	0	45,873	61,812
Deferred income taxes	2,793	2,948	13,933	27,017	46,691
Collateral deposits	0	0	0	98,427	98,427
Commodity contracts	0	0	0	13,523	13,523
Taxes receivable	110	7,618	225	0	7,953
Prepaid taxes	21,579	8,759	0	16,406	46,744
Assets held for sale	147,862	0	0	2,237	150,099
Regulatory assets	4,702	352	32,572	0	37,626
Restricted funds	2,493	9,719	14,410	202,235	228,857
Other current assets	5,398	4,169	4,079	6,024	19,670

Total Current Assets	639,941	173,376	222,761	563,510	1,599,588

Property, plant and equipment:
In service, at original cost	2,314,930	1,559,221	1,800,758	4,812,283	10,487,192
Accumulated depreciation	(891,056)	(470,008)	(734,681)	(2,230,224)	(4,325,969)

Subtotal	1,423,874	1,089,213	1,066,077	2,582,059	6,161,223
Construction work in progress	15,609	14,475	22,883	48,941	101,908

Net Property, Plant and Equipment	1,439,483	1,103,688	1,088,960	2,631,000	6,263,131

Investments and other assets:
Assets held for sale	176,742	10,779	0	153,299	340,820
Goodwill	0	0	0	367,287	367,287
Securities of subsidiaries consolidated	2,160,712	0	0	0	2,160,712
Investments in unconsolidated affiliates	350	0	0	26,052	26,402
Intangible assets	33,215	0	0	0	33,215
Other assets	6,372	9,529	7,001	18,855	41,757

Total Investments and Other Assets	2,377,391	20,308	7,001	565,493	2,970,193

Deferred charges:
Regulatory assets	99,502	64,022	390,567	8,752	562,843
Deferred income taxes	131,218	0	0	37,626	168,844
Commodity contracts	0	0	0	3,667	3,667
Other deferred charges	40,467	4,186	6,503	20,440	71,596

Total Deferred Charges	271,187	68,208	397,070	70,485	806,950

Total Assets	4,728,002	1,365,580	1,715,792	3,830,488	11,639,862

A - 1b

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET DATA—December 31, 2004

(000’s)

	Prior Page Subtotal	Allegheny Pittsburgh Coal Company	Allegheny Ventures, Inc. Consolidated	Green Valley Hydro, LLC	Subtotal
	(from pg A-1a)		(from pg K-1a)		(Carried to Pg A-1c)
ASSETS
Current assets:
Cash and cash equivalents	181,835	27	7,562	26	189,450
Accounts receivable:
Customer	162,519	0	2,147	0	164,666
Unbilled utility revenue	145,498	0	0	0	145,498
Wholesale and other	31,632	0	2,132	0	33,764
Affiliates, net	173,839	27	0	116	173,982
Allowance for uncollectible accounts	(19,468)	0	(386)	0	(19,854)
Notes receivable	115,264	0	0	0	115,264
Materials and supplies	97,067	0	2,987	0	100,054
Fuel, including stored gas	61,812	0	0	0	61,812
Deferred income taxes	46,691	0	2,209	0	48,900
Collateral deposits	98,427	0	0	0	98,427
Commodity contracts	13,523	0	0	0	13,523
Taxes receivable	7,953	182	4,428	42	12,605
Prepaid taxes	46,744	0	156	0	46,900
Assets held for sale	150,099	0	0	0	150,099
Regulatory assets	37,626	0	0	0	37,626
Restricted funds	228,857	0	0	0	228,857
Other current assets	19,670	0	17	0	19,687

Total Current Assets	1,599,588	236	21,252	184	1,621,260

Property, plant and equipment:
In service, at original cost	10,487,192	2,174	43,068	8,900	10,541,334
Accumulated depreciation	(4,325,969)	0	(8,698)	(6,615)	(4,341,282)

Subtotal	6,161,223	2,174	34,370	2,285	6,200,052
Construction work in progress	101,908	0	1,058	0	102,966

Net Property, Plant and Equipment	6,263,131	2,174	35,428	2,285	6,303,018

Investments and other assets:
Assets held for sale	340,820	0	0	0	340,820
Goodwill	367,287	0	0	0	367,287
Securities of subsidiaries consolidated	2,160,712	0	0	0	2,160,712
Investments in unconsolidated affiliates	26,402	0	3,589	0	29,991
Intangible assets	33,215	0	0	0	33,215
Other assets	41,757	0	370	0	42,127

Total Investments and Other Assets	2,970,193	0	3,959	0	2,974,152

Deferred charges:
Regulatory assets	562,843	0	0	0	562,843
Deferred income taxes	168,844	1,064	20,430	416	190,754
Commodity contracts	3,667	0	0	0	3,667
Other deferred charges	71,596	0	58	0	71,654

Total Deferred Charges	806,950	1,064	20,488	416	828,918

Total Assets	11,639,862	3,474	81,127	2,885	11,727,348

A - 1c

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET DATA—December 31, 2004

(000’s)

	Prior Page Subtotal	Energy Insurance Bermuda	Combined Totals	Eliminations, etc.	Allegheny Energy, Inc Consolidated Totals
	(from pg A-1b)
ASSETS
Current assets:
Cash and cash equivalents	189,450	32	189,482	0	189,482
Accounts receivable:
Customer	164,666	0	164,666	0	164,666
Unbilled utility revenue	145,498	0	145,498	0	145,498
Wholesale and other	33,764	300	34,064	(1,098)	32,966
Affiliates, net	173,982	0	173,982	(173,982)	0
Allowance for uncollectible accounts	(19,854)	0	(19,854)	0	(19,854)
Notes receivable	115,264	0	115,264	(115,264)	0
Materials and supplies	100,054	0	100,054	0	100,054
Fuel, including stored gas	61,812	0	61,812	0	61,812
Deferred income taxes	48,900	0	48,900	(4,310)	44,590
Collateral deposits	98,427	0	98,427	(9,719)	88,708
Commodity contracts	13,523	0	13,523	0	13,523
Taxes receivable	12,605	2,413	15,018	(15,018)	0
Prepaid taxes	46,900	0	46,900	0	46,900
Assets held for sale	150,099	0	150,099	(68)	150,031
Regulatory assets	37,626	0	37,626	0	37,626
Restricted funds	228,857	0	228,857	0	228,857
Other current assets	19,687	589	20,276	(3)	20,273

Total Current Assets	1,621,260	3,334	1,624,594	(319,462)	1,305,132

Property, plant and equipment:
In service, at original cost	10,541,334	0	10,541,334	0	10,541,334
Accumulated depreciation	(4,341,282)	0	(4,341,282)	0	(4,341,282)

Subtotal	6,200,052	0	6,200,052	0	6,200,052
Construction work in progress	102,966	0	102,966	0	102,966

Net Property, Plant and Equipment	6,303,018	0	6,303,018	0	6,303,018

Investments and other assets:
Assets held for sale	340,820	0	340,820	(363)	340,457
Goodwill	367,287	0	367,287	0	367,287
Securities of subsidiaries consolidated	2,160,712	0	2,160,712	(2,160,712)	0
Investments in unconsolidated affiliates	29,991	0	29,991	0	29,991
Intangible assets	33,215	0	33,215	0	33,215
Other assets	42,127	4,502	46,629	(1)	46,628

Total Investments and Other Assets	2,974,152	4,502	2,978,654	(2,161,076)	817,578

Deferred charges:
Regulatory assets	562,843	0	562,843	0	562,843
Deferred income taxes	190,754	0	190,754	(190,754)	0
Commodity contracts	3,667	0	3,667	0	3,667
Other deferred charges	71,654	0	71,654	(18,752)	52,902

Total Deferred Charges	828,918	0	828,918	(209,506)	619,412

Total Assets	11,727,348	7,836	11,735,184	(2,690,044)	9,045,140

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET DATA—December 31, 2004

(000’s)

	Allegheny Energy, Inc.	Allegheny Energy Supply Hunlock Creek, LLC Consolidated	Allegheny Energy Service Corporation	Monongahela Power Co. Consolidated	Subtotal
		(from pg M-2)		(from pg B-2)	(Carried to Pg A-2a)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt due within 1 year	302,338	0	0	0	302,338
Accounts payable	486	482	25,325	38,292	64,585
Accounts payable to affiliates, net	0	514	0	11,534	12,048
Notes payable to affiliates	0	0	74,500	0	74,500
Deferred income taxes	0	12	0	5,344	5,356
Accrued taxes	24,860	0	1,196	40,833	66,889
Commodity contracts	0	0	0	0	0
Accrued interest	12,077	0	0	8,794	20,871
Liabilities associated with assets held for sale	0	0	0	95,501	95,501
Adverse power purchase commitments	0	0	0	0	0
Other current liabilities	0	1,507	28,262	28,078	57,847

Total Current Liabilities	339,761	2,515	129,283	228,376	699,935

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	100,000	0	0	684,001	784,001
Long-term notes and advances—affiliated	293,650	0	0	0	293,650
Deferred credits and other liabilities:
Investment tax credit	0	0	0	2,590	2,590
Non-current income taxes payable	0	0	0	45,671	45,671
Commodity contracts	0	0	0	0	0
Deferred income taxes	0	0	0	190,511	190,511
Obligations under capital leases	0	0	2,032	8,747	10,779
Adverse power purchase commitments	0	0	0	0	0
Regulatory liabilities	0	0	0	243,974	243,974
Liabilities associated with assets held for sale	0	0	0	100,988	100,988
Other	716	342	378,808	24,197	404,063

Total Deferred Credits and Other Liabilities	716	342	380,840	616,678	998,576

Minority interest	0	14,054	0	0	14,054
Preferred stock of subsidiary	0	0	0	74,000	74,000
Stockholders’ equity
Common stock of Allegheny Energy, Inc.	171,788	0	0	0	171,788
Other paid-in capital	1,600,215	0	13,888	111,182	1,725,285
Common stock of affiliated consolidated	0	0	50	294,550	294,600
Members equity	0	15,110	0	0	15,110
Retained earnings	(307,690)	0	0	72,557	(235,133)
Treasury stock	(1,756)	0	0	0	(1,756)
Accumulated other comprehensive income (loss)	0	0	(106,191)	83	(106,108)

Total Stockholders’ Equity	1,462,557	15,110	(92,253)	478,372	1,863,786

Total Liabilities and Stockholders’ Equity	2,196,684	32,021	417,870	2,081,427	4,728,002

A - 2a

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET DATA—December 31, 2004

(000’s)

	Prior Page Subtotal	The Potomac Edison Company Consolidated	West Penn Power Company Consolidated	Allegheny Energy Supply Company, LLC Consolidated	Subtotal
	(from pg A-2)	(from pg D-2)	(from pg E-2a)	(from pg H-2e)	(Carried to Pg A-2b)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt due within 1 year	302,338	0	73,019	9,785	385,142
Accounts payable	64,585	21,721	29,722	105,554	221,582
Accounts payable to affiliates, net	12,048	48,968	80,463	3,029	144,508
Notes payable to affiliates	74,500	0	7,450	0	81,950
Deferred income taxes	5,356	0	0	0	5,356
Accrued taxes	66,889	9,687	14,034	23,871	114,481
Commodity contracts	0	0	0	40,835	40,835
Accrued interest	20,871	3,652	1,434	37,422	63,379
Liabilities associated with assets held for sale	95,501	0	0	0	95,501
Adverse power purchase commitments	0	0	16,727	0	16,727
Other current liabilities	57,847	31,005	31,547	12,890	133,289

Total Current Liabilities	699,935	115,033	254,396	233,386	1,302,750

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	784,001	417,908	279,707	2,778,302	4,259,918
Long-term notes and advances—affiliated	293,650	0	0	0	293,650
Deferred credits and other liabilities:
Investment tax credit	2,590	6,614	17,106	56,997	83,307
Non-current income taxes payable	45,671	57,561	45,431	31,776	180,439
Commodity contracts	0	0	0	56,501	56,501
Deferred income taxes	190,511	183,895	296,666	0	671,072
Obligations under capital leases	10,779	6,210	6,799	0	23,788
Adverse power purchase commitments	0	0	201,377	0	201,377
Regulatory liabilities	243,974	168,862	16,506	24,571	453,913
Liabilities associated with assets held for sale	100,988	0	0	0	100,988
Other	404,063	8,397	14,014	64,645	491,119

Total Deferred Credits and Other Liabilities	998,576	431,539	597,899	234,490	2,262,504

Minority interest	14,054	0	0	46,055	60,109
Preferred stock of subsidiary	74,000	0	0	0	74,000
Stockholders’ equity
Common stock of Allegheny Energy, Inc.	171,788	0	0	0	171,788
Other paid-in capital	1,725,285	221,144	248,407	0	2,194,836
Common stock of affiliated consolidated	294,600	224	65,842	0	360,666
Members equity	15,110	0	0	541,060	556,170
Retained earnings	(235,133)	179,731	269,370	0	213,968
Treasury stock	(1,756)	0	0	0	(1,756)
Accumulated other comprehensive income (loss)	(106,108)	1	171	(2,805)	(108,741)

Total Stockholders’ Equity	1,863,786	401,100	583,790	538,255	3,386,931

Total Liabilities and Stockholders’ Equity	4,728,002	1,365,580	1,715,792	3,830,488	11,639,862

A- 2b

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET DATA—December 31, 2004

(000’s)

	Prior Page Subtotal	Allegheny Pittsburgh Coal Company	Allegheny Ventures, Inc. Consolidated	Green Valley Hydro, LLC	Subtotal
	(from pg A-2a)		(from pg K-2a)		(Carried to Pg A-2c)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt due within 1 year	385,142	0	0	0	385,142
Accounts payable	221,582	0	2,273	1	223,856
Accounts payable to affiliates, net	144,508	0	1,107	0	145,615
Notes payable to affiliates	81,950	4,111	0	0	86,061
Deferred income taxes	5,356	0	0	0	5,356
Accrued taxes	114,481	0	183	0	114,664
Commodity contracts	40,835	0	0	0	40,835
Accrued interest	63,379	0	0	0	63,379
Liabilities associated with assets held for sale	95,501	0	0	0	95,501
Adverse power purchase commitments	16,727	0	0	0	16,727
Other current liabilities	133,289	0	2,382	0	135,671

Total Current Liabilities	1,302,750	4,111	5,945	1	1,312,807

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	4,259,918	0	0	0	4,259,918
Long-term notes and advances—affiliated	293,650	0	0	0	293,650
Deferred credits and other liabilities:
Investment tax credit	83,307	0	0	0	83,307
Non-current income taxes payable	180,439	0	645	0	181,084
Commodity contracts	56,501	0	0	0	56,501
Deferred income taxes	671,072	0	0	0	671,072
Obligations under capital leases	23,788	0	0	0	23,788
Adverse power purchase commitments	201,377	0	0	0	201,377
Regulatory liabilities	453,913	0	0	0	453,913
Liabilities associated with assets held for sale	100,988	0	0	0	100,988
Other	491,119	0	648	0	491,767

Total Deferred Credits and Other Liabilities	2,262,504	0	1,293	0	2,263,797

Minority interest	60,109	0	0	0	60,109
Preferred stock of subsidiary	74,000	0	0	0	74,000
Stockholders’ equity
Common stock of Allegheny Energy, Inc.	171,788	0	0	0	171,788
Other paid-in capital	2,194,836	14,728	210,156	0	2,419,720
Common stock of affiliated consolidated	360,666	1	1	0	360,668
Members equity	556,170	0	0	2,884	559,054
Retained earnings	213,968	(15,366)	(136,268)	0	62,334
Treasury stock	(1,756)	0	0	0	(1,756)
Accumulated other comprehensive income (loss)	(108,741)	0	0	0	(108,741)

Total Stockholders’ Equity	3,386,931	(637)	73,889	2,884	3,463,067

Total Liabilities and Stockholders’ Equity	11,639,862	3,474	81,127	2,885	11,727,348

A - 2c

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET DATA—December 31, 2004

(000’s)

	Prior Page Subtotal	Energy Insurance Bermuda	Combined Totals	Eliminations, etc.	Allegheny Energy, Inc Consolidated Totals
	(From pg A-2b)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt due within 1 year	385,142	0	385,142	0	385,142
Accounts payable	223,856	0	223,856	(272)	223,584
Accounts payable to affiliates, net	145,615	0	145,615	(145,615)	0
Notes payable to affiliates	86,061	0	86,061	(86,061)	0
Deferred income taxes	5,356	0	5,356	(5,356)	0
Accrued taxes	114,664	0	114,664	(1,798)	112,866
Commodity contracts	40,835	0	40,835	0	40,835
Accrued interest	63,379	0	63,379	(1,653)	61,726
Liabilities associated with assets held for sale	95,501	0	95,501	(58,030)	37,471
Adverse power purchase commitments	16,727	0	16,727	0	16,727
Other current liabilities	135,671	9,233	144,904	(17,549)	127,355

Total Current Liabilities	1,312,807	9,233	1,322,040	(316,334)	1,005,706

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	4,259,918	0	4,259,918	280,846	4,540,764
Long-term notes and advances—affiliated	293,650	0	293,650	(293,650)	0
Deferred credits and other liabilities:
Investment tax credit	83,307	0	83,307	0	83,307
Non-current income taxes payable	181,084	0	181,084	(167,231)	13,853
Commodity contracts	56,501	0	56,501	0	56,501
Deferred income taxes	671,072	0	671,072	(35,698)	635,374
Obligations under capital leases	23,788	0	23,788	0	23,788
Adverse power purchase commitments	201,377	0	201,377	0	201,377
Regulatory liabilities	453,913	0	453,913	0	453,913
Liabilities associated with assets held for sale	100,988	0	100,988	(11,632)	89,356
Other	491,767	0	491,767	0	491,767

Total Deferred Credits and Other Liabilities	2,263,797	0	2,263,797	(214,561)	2,049,236

Minority interest	60,109	0	60,109	(38,491)	21,618
Preferred stock of subsidiary	74,000	0	74,000	0	74,000
Stockholders’ equity
Common stock of Allegheny Energy, Inc.	171,788	0	171,788	0	171,788
Other paid-in capital	2,419,720	0	2,419,720	(819,505)	1,600,215
Common stock of affiliated consolidated	360,668	0	360,668	(360,668)	0
Members equity	559,054	0	559,054	(559,054)	0
Retained earnings	62,334	(1,397)	60,937	(368,627)	(307,690)
Treasury stock	(1,756)	0	(1,756)	0	(1,756)
Accumulated other comprehensive income (loss)	(108,741)	0	(108,741)	0	(108,741)

Total Stockholders’ Equity	3,463,067	(1,397)	3,461,670	(2,107,854)	1,353,816

Total Liabilities and Stockholders’ Equity	11,727,348	7,836	11,735,184	(2,690,044)	9,045,140

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF OPERATIONS DATA

For Year Ended December 31, 2004

(000’s)

	Allegheny Energy, Inc.	Allegheny Energy Supply Hunlock Creek, LLC Consolidated	Allegheny Energy Service Corporation	Monongahela Power Co. Consolidated	Subtotal
		(from pg M-3)		(from pg B-3)	(Carried to Pg A-3a)
Operating revenues	0	20,220	589,285	683,760	1,293,265

Operating expenses:
Fuel consumed in electric generation	0	10,346	0	119,110	129,456
Purchased power and transmission	0	0	0	187,510	187,510
Gain on sale of OVEC power agreement and shares	(6,240)	0	0	0	(6,240)
Deferred energy costs, net	0	0	0	0	0
Operations and maintenance	4,850	5,481	565,757	214,451	790,539
Depreciation and amortization	197	4,128	894	65,759	70,978
Taxes other than income taxes	620	372	28,253	50,176	79,421

Total operating expenses	(573)	20,327	594,904	637,006	1,251,664

Operating income (loss)	573	(107)	(5,619)	46,754	41,601

Other income (expenses), net	(237,437)	10	(1,539)	9,085	(229,881)
Interest expense and preferred dividends
Interest expense	72,642	2	3	43,219	115,866
Preferred dividend of subsidiary	0	0	0	0	0

Total interest expense and preferred dividends	72,642	2	3	43,219	115,866
Income (loss) from continuing operations before income taxes and minority interest	(309,506)	(99)	(7,161)	12,620	(304,146)
Income tax expense (benefit) from continuing operations	1,092	(126)	(7,161)	(3,812)	(10,007)
Minority interest	0	0	0	0	0

Income (loss) from continuing operations	(310,598)	27	0	16,432	(294,139)
(Loss) income from discontinued operations	0	0	0	(13,945)	(13,945)

Net income (loss)	(310,598)	27	0	2,487	(308,084)

A - 3a

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF OPERATIONS DATA

For Year Ended December 31, 2004

(000’s)

	Prior Page Subtotal	The Potomac Edison Company Consolidated	West Penn Power Company Consolidated	Allegheny Energy Supply Company, LLC Consolidated	Subtotal
	(from pg A-3)	(from pg D-3)	(from pg E-3a)	(from pg H-3e)	(Carried to Pg A-3b)
Operating revenues	1,293,265	924,425	1,165,892	1,270,326	4,653,908

Operating expenses:
Fuel consumed in electric generation	129,456	0	0	484,966	614,422
Purchased power and transmission	187,510	645,835	720,190	101,613	1,655,148
Gain on sale of OVEC power agreement and shares	(6,240)	0	0	(88,586)	(94,826)
Deferred energy costs, net	0	204	0	0	204
Operations and maintenance	790,539	106,199	148,251	316,227	1,361,216
Depreciation and amortization	70,978	39,622	74,976	111,914	297,490
Taxes other than income taxes	79,421	34,207	66,179	48,441	228,248

Total operating expenses	1,251,664	826,067	1,009,596	974,575	4,061,902

Operating income (loss)	41,601	98,358	156,296	295,751	592,006

Other income (expenses), net	(229,881)	6,725	13,525	1,331	(208,300)

Interest expense and preferred dividends
Interest expense	115,866	32,267	31,367	221,828	401,328
Preferred dividend of subsidiary	0	0	0	0	0

Total interest expense and preferred dividends	115,866	32,267	31,367	221,828	401,328

Income (loss) from continuing operations before income taxes and minority interest	(304,146)	72,816	138,454	75,254	(17,622)

Income tax expense (benefit) from continuing operations	(10,007)	34,835	39,583	16,102	80,513

Minority interest	0	0	0	6,292	6,292

Income (loss) from continuing operations	(294,139)	37,981	98,871	52,860	(104,427)

(Loss) income from discontinued operations	(13,945)	0	0	(426,494)	(440,439)

Net income (loss)	(308,084)	37,981	98,871	(373,634)	(544,866)

A - 3b

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF OPERATIONS DATA

For Year Ended December 31, 2004

(000’s)

	Prior Page Subtotal	Allegheny Pittsburgh Coal Company	Allegheny Ventures, Inc. Consolidated	Subtotal
	(from pg A-3a)		(from pg K-3a)	(Carried to Pg A-3c)
Total operating revenues	4,653,908	0	40,016	4,693,924

Operating expenses:
Fuel consumed in electric generation	614,422	0	0	614,422
Purchased power and transmission	1,655,148	0	0	1,655,148
Gain on sale of OVEC power agreement and shares	(94,826)	0	0	(94,826)
Deferred energy costs, net	204	0	0	204
Operations and maintenance	1,361,216	(31)	46,377	1,407,562
Depreciation and amortization	297,490	0	2,710	300,200
Taxes other than income taxes	228,248	1	730	228,979

Total operating expenses	4,061,902	(30)	49,817	4,111,689

Operating income (loss)	592,006	30	(9,801)	582,235

Other income (expenses), net	(208,300)	(166)	353	(208,113)

Interest expense and preferred dividends
Interest expense	401,328	54	4	401,386
Preferred dividend of subsidiary	0	0	0	0

Total interest expense and preferred dividends	401,328	54	4	401,386

Income (loss) from continuing operations before income taxes and minority interest	(17,622)	(190)	(9,452)	(27,264)

Income tax expense (benefit) from continuing operations	80,513	4	(3,847)	76,670

Minority interest	6,292	0	0	6,292

Income (loss) from continuing operations	(104,427)	(194)	(5,605)	(110,226)

(Loss) income from discontinued operations	(440,439)	0	0	(440,439)

Net income (loss)	(544,866)	(194)	(5,605)	(550,665)

A - 3c

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF OPERATIONS DATA

For Year Ended December 31, 2004

(000’s)

	Prior Page Subtotal	Green Valley Hydro, LLC	Energy Insurance Bermuda	Combined Totals
	(from pg A-3b)			(Carried to Pg A-3d)
Total operating revenues	4,693,924	527	0	4,694,451

Operating expenses:
Fuel consumed in electric generation	614,422	0	0	614,422
Purchased power and transmission	1,655,148	0	0	1,655,148
Gain on sale of OVEC power agreement and shares	(94,826)	0	0	(94,826)
Deferred energy costs, net	204	0	0	204
Operations and maintenance	1,407,562	330	136	1,408,028
Depreciation and amortization	300,200	118	0	300,318
Taxes other than income taxes	228,979	84	0	229,063

Total operating expenses	4,111,689	532	136	4,112,357

Operating income (loss)	582,235	(5)	(136)	582,094

Other income (expenses), net	(208,113)	0	45	(208,068)

Interest expense and preferred dividends
Interest expense	401,386	0	0	401,386
Preferred dividend of subsidiary	0	0	0	0

Total interest expense and preferred dividends	401,386	0	0	401,386

Income (loss) from continuing operations before income taxes and minority interest	(27,264)	(5)	(91)	(27,360)

Income tax expense (benefit) from continuing operations	76,670	(1,021)	1,306	76,955

Minority interest	6,292	0	0	6,292

Income (loss) from continuing operations	(110,226)	1,016	(1,397)	(110,607)

(Loss) income from discontinued operations	(440,439)	0	0	(440,439)

Net income (loss)	(550,665)	1,016	(1,397)	(551,046)

A - 3d

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF OPERATIONS DATA

For Year Ended December 31, 2004

(000’s)

	Combined Totals	Eliminations, etc.	Allegheny Energy, Inc Consolidated Totals
	(from pg A-3c)
Total operating revenues	4,694,451	(1,938,330)	2,756,121

Operating expenses:
Fuel consumed in electric generation	614,422	0	614,422
Purchased power and transmission	1,655,148	(1,326,727)	328,421
Gain on sale of OVEC power agreement and shares	(94,826)	0	(94,826)
Deferred energy costs, net	204	0	204
Operations and maintenance	1,408,028	(589,594)	818,434
Depreciation and amortization	300,318	(893)	299,425
Taxes other than income taxes	229,063	(28,252)	200,811

Total operating expenses	4,112,357	(1,945,466)	2,166,891

Operating income (loss)	582,094	7,136	589,230

Other income (expenses), net	(208,068)	232,590	24,522

Interest expense and preferred dividends
Interest expense	401,386	(1,190)	400,196
Preferred dividend of subsidiary	0	5,037	5,037

Total interest expense and preferred dividends	401,386	3,847	405,233

Income (loss) from continuing operations before income taxes and minority interest	(27,360)	235,879	208,519

Income tax expense (benefit) from continuing operations	76,955	2,714	79,669

Minority interest	6,292	(7,174)	(882)

Income (loss) from continuing operations	(110,607)	240,339	129,732

(Loss) income from discontinued operations	(440,439)	109	(440,330)

Net income (loss)	(551,046)	240,448	(310,598)

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF RETAINED EARNINGS, OTHER PAID-IN

CAPITAL AND MEMBERS EQUITY DATA

For Year Ended December 31, 2004

(000’s)

	Allegheny Energy, Inc.	Allegheny Energy Supply Hunlock Creek, LLC Consolidated	Allegheny Energy Service Corporation	Monongahela Power Co. Consolidated	Subtotal
		(from pg M-4)		(from pg B-4)	(Carried to Pg A-4a)
RETAINED EARNINGS
Balance at January 1, 2004	2,810	0	0	108,333	111,143
Equity adjustment relating to indirect subsidiary losses	98	0	0	0	98

	2,908	0	0	108,333	111,241
Add:
Net income (loss)	(310,598)	0	0	2,487	(308,111)

Total	(307,690)	0	0	110,820	(196,870)

Deduct:
Dividends on common stock of Allegheny Energy, Inc.	0	0	0	0	0

Dividends on capital stock of subsidiary companies:
Preferred	0	0	0	5,037	5,037
Common	0	0	0	33,226	33,226
Other	0	0	0	0	0

Total deductions	0	0	0	38,263	38,263

Balance at December 31, 2004	(307,690)	0	0	72,557	(235,133)

OTHER PAID-IN CAPITAL
Balance at January 1, 2004	1,447,830	0	13,888	110,492	1,572,210
Add (Deduct):
Issuance of Common Stock for Dividend Reinvestment and Savings Plan	5,591	0	0	0	5,591
Issuance of common stock, net	138,860	0	0	0	138,860
Capital Contributions from Allegheny Energy, Inc.	0	0	0	0	0
Pollution Control Bond interest paid by Allegheny Energy Supply Company, LLC	0	0	0	690	690
Stock-based compensation expense	7,306	0	0	0	7,306
Other common stock transactions	628	0	0	0	628

Balance at December 31, 2004	1,600,215	0	13,888	111,182	1,725,285

MEMBERS EQUITY
Balance at January 1, 2004	0	15,733	0	0	15,733
Add:
Net income (loss)	0	27	0	0	27
Members capital contributions	0	550	0	0	550

Total	0	16,310	0	0	16,310

Deduct:

Dividends declared to members	0	1,200	0	0	1,200

Total deductions	0	1,200	0	0	1,200

Balance at December 31, 2004	0	15,110	0	0	15,110

A - 4a

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF RETAINED EARNINGS, OTHER PAID—IN CAPITAL

AND MEMBERS EQUITY DATA

For Year Ended December 31, 2004

(000’s)

	Prior Page Subtotal	The Potomac Edison Company Consolidated	West Penn Power Company Consolidated	Allegheny Energy Supply Company, LLC Consolidated	Subtotal
	(from pg A-4)	(from pg D-4)	(from pg E-4a)	(from pg H-4e)	(Carried to Pg A-4b)
RETAINED EARNINGS
Balance at January 1, 2004	111,143	184,730	214,349	0	510,222
Equity adjustment relating to indirect subsidiary losses	98	0	0	0	98

	111,241	184,730	214,349	0	510,320
Add:
Net income (loss)	(308,111)	37,981	98,871	0	(171,259)

Total	(196,870)	222,711	313,220	0	339,061

Deduct:
Dividends on common stock of Allegheny Energy, Inc.	0	0	0	0	0
Dividends on capital stock of subsidiary companies:
Preferred	5,037	0	0	0	5,037
Common	33,226	42,980	43,850	0	120,056
Other	0	0	0	0	0

Total deductions	38,263	42,980	43,850	0	125,093

Balance at December 31, 2004	(235,133)	179,731	269,370	0	213,968

OTHER PAID—IN CAPITAL
Balance at January 1, 2004	1,572,210	221,144	248,407	0	2,041,761
Add (Deduct):
Issuance of Common Stock for Dividend Reinvestment and Savings Plan	5,591	0	0	0	5,591
Issuance of common stock, net	138,860	0	0	0	138,860
Capital Contributions from Allegheny Energy, Inc.	0	0	0	0	0
Pollution Control Bond interest paid by Allegheny Energy Supply Company, LLC	690	0	0	0	690
Stock-based compensation expense	7,306	0	0	0	7,306
Other common stock transactions	628	0	0	0	628

Balance at December 31, 2004	1,725,285	221,144	248,407	0	2,194,836

MEMBERS EQUITY
Balance at January 1, 2004	15,733	0	0	769,630	785,363
Add:
Net income (loss)	27	0	0	(373,634)	(373,607)
Members capital contributions	550	0	0	467,351	467,901

Total	16,310	0	0	863,347	879,657

Deduct:
Dividends declared to members	1,200	0	0	322,287	323,487

Total deductions	1,200	0	0	322,287	323,487

Balance at December 31, 2004	15,110	0	0	541,060	556,170

A - 4b

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF RETAINED EARNINGS, OTHER PAID—IN CAPITAL

AND MEMBERS EQUITY DATA

For Year Ended December 31, 2004

(000’s)

	Prior Page Subtotal	Allegheny Pittsburgh Coal Company	Allegheny Ventures Consolidated	Green Valley Hydro, LLC.	Subtotal
	(from pg A-4a)		(from pg K-4a)		(Carried to Pg A-4c)
RETAINED EARNINGS
Balance at January 1, 2004	510,222	(15,172)	(93,663)	0	401,387
Equity adjustment relating to indirect subsidiary losses	98	0	0	0	98

	510,320	(15,172)	(93,663)	0	401,485
Add:
Net income (loss)	(171,259)	(194)	(5,605)	0	(177,058)

Total	339,061	(15,366)	(99,268)	0	224,427

Deduct:
Dividends on common stock of Allegheny Energy, Inc.	0	0	0	0	0
Dividends on capital stock of subsidiary companies:
Preferred	5,037	0	0	0	5,037
Common	120,056	0	37,000	0	157,056
Other	0	0	0	0	0

Total deductions	125,093	0	37,000	0	162,093

Balance at December 31, 2004	213,968	(15,366)	(136,268)	0	62,334

OTHER PAID—IN CAPITAL
Balance at January 1, 2004	2,041,761	14,728	210,135	0	2,266,624
Add (Deduct):
Issuance of Common Stock for Dividend Reinvestment and Savings Plan	5,591	0	0	0	5,591
Issuance of common stock, net	138,860	0	0	0	138,860
Capital Contributions from Allegheny Energy, Inc.	0	0	21	0	21
Pollution Control Bond interest paid by Allegheny Energy Supply Company, LLC	690	0	0	0	690
Stock-based compensation expense	7,306	0	0	0	7,306
Other common stock transactions	628	0	0	0	628

Balance at December 31, 2004	2,194,836	14,728	210,156	0	2,419,720

MEMBERS EQUITY
Balance at January 1, 2004	785,363	0	0	1,790	787,153
Add:
Net income (loss)	(373,607)	0	0	1,016	(372,591)
Members capital contributions	467,901	0	0	882	468,783

Total	879,657	0	0	3,688	883,345

Deduct:
Dividends declared to members	323,487	0	0	804	324,291

Total deductions	323,487	0	0	804	324,291

Balance at December 31, 2004	556,170	0	0	2,884	559,054

A - 4c

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF RETAINED EARNINGS, OTHER PAID—IN CAPITAL

AND MEMBERS EQUITY DATA

For Year Ended December 31, 2004

(000’s)

	Prior Page Subtotal	Energy Insurance Bermuda	Combined Totals	Eliminations, etc.	Allegheny Energy, Inc Consolidated Totals
	(from pg A-4b)
RETAINED EARNINGS
Balance at January 1, 2004	401,387	0	401,387	(398,477)	2,910
Equity adjustment relating to indirect subsidiary losses	98	0	98	(98)	0

	401,485	0	401,485	(398,575)	2,910
Add:
Net income (loss)	(177,058)	(1,397)	(178,455)	(132,143)	(310,598)

Total	224,427	(1,397)	223,030	(530,718)	(307,688)

Deduct:
Dividends on common stock of Allegheny Energy, Inc.	0	0	0	0	0
Dividends on capital stock of subsidiary companies:
Preferred	5,037	0	5,037	(5,037)	0
Common	157,056	0	157,056	(157,056)	0
Other	0	0	0	2	2

Total deductions	162,093	0	162,093	(162,091)	2

Balance at December 31, 2004	62,334	(1,397)	60,937	(368,627)	(307,690)

OTHER PAID—IN CAPITAL
Balance at January 1, 2004	2,266,624	0	2,266,624	(818,794)	1,447,830
Add (Deduct):
Issuance of Common Stock for Dividend Reinvestment and Savings Plan	5,591	0	5,591	0	5,591
Issuance of common stock, net	138,860	0	138,860	0	138,860
Capital Contributions from Allegheny Energy, Inc.	21	0	21	(21)	0
Pollution Control Bond interest paid by Allegheny Energy Supply Company, LLC	690	0	690	(690)	0
Stock-based compensation expense	7,306	0	7,306	0	7,306
Other common stock transactions	628	0	628	0	628

Balance at December 31, 2004	2,419,720	0	2,419,720	(819,505)	1,600,215

MEMBERS EQUITY
Balance at January 1, 2004	787,153	0	787,153	(787,153)	0
Add:
Net income (loss)	(372,591)	0	(372,591)	372,591	0
Members capital contributions	468,783	0	468,783	(468,783)	0

Total	883,345	0	883,345	(883,345)	0

Deduct:
Dividends declared to members	324,291	0	324,291	(324,291)	0

Total deductions	324,291	0	324,291	(324,291)	0

Balance at December 31, 2004	559,054	0	559,054	(559,054)	0

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF CASH FLOWS DATA

For Year Ended December 31, 2004

(000’s)

	Allegheny Energy, Inc.	Allegheny Energy Supply Hunlock Creek, LLC Consolidated	Allegheny Energy Service Corporation	Monongahela Power Co. Consolidated	Subtotal
		(from pg M-5)		(from pg B-5)	(Carried to Pg A-5a)
Cash Flows from Operations:
Net income (loss)	(310,598)	27	0	2,487	(308,084)
Loss from discontinued operations, net	0	0	0	13,945	13,945
Cumulative effect of accounting change, net	0	0	0	0	0

Income (loss) before cumulative effect of accounting change	(310,598)	27	0	16,432	(294,139)
Depreciation and amortization	0	4,128	894	65,759	70,781
Minority interest	0	0	0	0	0
Deferred investment credit and income taxes, net	1,092	(553)	934	(4,309)	(2,836)
Amortization of debt issuance costs	7,679	0	0	0	7,679
Amortization of adverse purchase power commitments	0	0	0	0	0
Unrealized losses (gains) on commodity contracts, net	0	0	0	0	0
Stock-based compensation expense	0	0	21,884	0	21,884
(Gain) loss on asset sales and disposals	(6,240)	0	0	0	(6,240)
Other, net	709,561	0	10,604	56	720,221
Changes in certain assets and liabilities:
Accounts receivable, net	0	(844)	2,073	(2,246)	(1,017)
Affiliated accounts receivable / payable, net	4,042	27	(14,925)	17,150	6,294
Materials and supplies	0	185	0	(4,412)	(4,227)
Taxes receivable / accrued, net	2,426	(91)	(1,996)	7,402	7,741
Accounts payable	(570)	(799)	2,658	(1,577)	(288)
Purchased options	0	0	0	0	0
Prepayments	0	0	0	0	0
Collateralization deposits unbilled	0	0	0	0	0
Interest accrued	905	0	0	0	905
Commodity contract termination costs	0	0	0	0	0
Other, net	361	2,070	(22,047)	6,132	(13,484)

Total Cash Flows from Operations	408,658	4,150	79	100,387	513,274

Cash Flows used in Investing:
Capital expenditures	0	0	0	(54,221)	(54,221)
Contribution to affiliate	(467,999)	0	0	0	(467,999)
Decrease (increase) in restricted funds	0	(2,492)	0	0	(2,492)
Other investments	0	0	650	8	658
Proceeds from sale of businesses and assets	7,140	0	0	162	7,302

Total Cash Flows used in Investing	(460,859)	(2,492)	650	(54,051)	(516,752)

Cash Flows from (used in) Financing:
Issuance of long-term debt	218,243	0	0	117,179	335,422
Retirement of long-term debt	(381,980)	0	0	(66,316)	(448,296)
Net repayments of short-term debt	0	0	0	(53,610)	(53,610)
Notes receivable due from affiliates	(18,217)	0	(74,500)	(4,205)	(96,922)
Notes payable to parent/affiliates	0	0	74,500	0	74,500
Parent company contribution	0	550	0	0	550
Cash dividends paid to minority shareholder	0	(1,100)	0	0	(1,100)
Dividends paid to parent	0	0	0	0	0
Proceeds from issuance of common stock	151,360	0	0	0	151,360
Exercise of stock options	227	0	0	0	227
Cash dividends paid on capital stock:
Preferred stock	0	0	0	(5,037)	(5,037)
Common stock	0	0	0	(33,226)	(33,226)

Total Cash Flows from (used in) Financing	(30,367)	(550)	0	(45,215)	(76,132)

Net Change in Cash and Cash Equivalents**	(82,568)	1,108	729	1,121	(79,610)
Cash and Cash Equivalents at January 1	101,516	0	0	43,971	145,487

Cash and Cash Equivalents at December 31	18,948	1,108	729	45,092	65,877

Supplemental cash flow information:
Cash paid (received) during the year for:
Interest (net of amount capitalized)	28,430	0	0	42,322	70,752
Income taxes, net	(2,078)	519	(8,306)	(1,685)	(11,550)

*	Pursuant to service contracts, Allegheny Power Service Corporation’s expenses ($589,285) have been apportioned to System companies.
**	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, repurchase agreements, and money market funds, are considered to be the equivalent of cash.

A - 5a

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF CASH FLOWS DATA

For Year Ended December 31, 2004

(000’s)

	Prior Page Subtotal	The Potomac Edison Company Consolidated	West Penn Power Company Consolidated	Allegheny Energy Supply Consolidated	Subtotal
	(from pg A-5)	(from pg D-5)	(from pg E-5a)	(from pg H-5e)	(Carried to Pg A-5b)
Cash Flows from Operations:
Net income (loss)	(308,084)	37,981	98,871	(373,634)	(544,866)
Loss from discontinued operations, net	13,945	0	0	426,494	440,439
Cumulative effect of accounting change, net	0	0	0	0	0

Income (loss) before cumulative effect of accounting change	(294,139)	37,981	98,871	52,860	(104,427)
Depreciation and amortization	70,781	39,622	74,976	111,914	297,293
Minority interest	0	0	0	6,292	6,292
Deferred investment credit and income taxes, net	(2,836)	29,557	11,027	(44,132)	(6,384)
Amortization of debt issuance costs	7,679	0	0	31,174	38,853
Amortization of adverse purchase power commitments	0	0	(18,042)	0	(18,042)
Unrealized losses (gains) on commodity contracts, net	0	0	0	12,842	12,842
Stock-based compensation expense	21,884	0	0	0	21,884
(Gain) loss on asset sales and disposals	(6,240)	(298)	(9,289)	(5,000)	(20,827)
Other, net	720,221	2,662	1,633	32,075	756,591
Changes in certain assets and liabilities:
Accounts receivable, net	(1,017)	3,120	3,243	3,761	9,107
Affiliated accounts receivable / payable, net	6,294	(828)	18,132	(6,977)	16,621
Materials and supplies	(4,227)	(1,105)	(1,317)	(7,446)	(14,095)
Taxes receivable / accrued, net	7,741	3,533	(3,383)	75,173	83,064
Accounts payable	(288)	(2,763)	175	(24,638)	(27,514)
Purchased options	0	0	0	(1,583)	(1,583)
Prepayments	0	0	0	3,889	3,889
Collateralization deposits unbilled	0	0	0	(47,252)	(47,252)
Interest accrued	905	0	0	5,313	6,218
Commodity contract termination costs	0	0	0	(259)	(259)
Other, net	(13,484)	14,193	(328)	(7,970)	(7,589)

Total Cash Flows from Operations	513,274	125,674	175,698	190,036	1,004,682

Cash Flows used in Investing:
Capital expenditures	(54,221)	(66,879)	(51,256)	(91,927)	(264,283)
Contribution to affiliate	(467,999)	0	0	0	(467,999)
Decrease (increase) in restricted funds	(2,492)	(9,719)	(1,041)	(170,577)	(183,829)
Other investments	658	0	0	0	658
Proceeds from sale of businesses and assets	7,302	635	11,102	180,014	199,053

Total Cash Flows used in Investing	(516,752)	(75,963)	(41,195)	(82,490)	(716,400)

Cash Flows from (used in) Financing:
Issuance of long-term debt	335,422	172,742	0	2,303,383	2,811,547
Retirement of long-term debt	(448,296)	(180,600)	(157,714)	(2,719,390)	(3,506,000)
Net repayments of short-term debt	(53,610)	0	0	0	(53,610)
Notes receivable due from affiliates	(96,922)	(14,432)	0	0	(111,354)
Notes payable to parent/affiliates	74,500	0	7,450	0	81,950
Parent company contribution	550	0	0	467,351	467,901
Cash dividends paid to minority shareholder	(1,100)	0	0	(2,871)	(3,971)
Dividends paid to parent	0	0	0	(317,350)	(317,350)
Proceeds from issuance of common stock	151,360	0	0	0	151,360
Exercise of stock options	227	0	0	0	227
Cash dividends paid on capital stock:
Preferred stock	(5,037)	0	0	0	(5,037)
Common stock	(33,226)	(42,980)	(43,850)	0	(120,056)

Total Cash Flows from (used in) Financing	(76,132)	(65,270)	(194,114)	(268,877)	(604,393)

Net Change in Cash and Cash Equivalents**	(79,610)	(15,559)	(59,611)	(161,331)	(316,111)
Cash and Cash Equivalents at January 1	145,487	31,790	69,453	251,216	497,946

Cash and Cash Equivalents at December 31	65,877	16,231	9,842	89,885	181,835

Supplemental cash flow information:
Cash paid (received) during the year for:
Interest (net of amount capitalized)	70,752	31,697	29,812	185,385	317,646
Income taxes, net	(11,550)	1,627	32,834	(11,872)	11,039

*	Pursuant to service contracts, Allegheny Power Service Corporation’s expenses ($589,285) have been apportioned to System companies.
**	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, repurchase agreements, and money market funds, are considered to be the equivalent of cash.

A - 5b

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF CASH FLOWS DATA

For Year Ended December 31, 2004

(000’s)

	Prior Page Subtotal	Allegheny Pittsburgh Coal	Green Valley Hydro LLC	Allegheny Ventures, Inc Consolidated	Subtotal
	(from pg A-5a)			(from pg. K-5b)	(Carried to Pg A-5c)
Cash Flows from Operations:
Net income (loss)	(544,866)	(194)	1,016	(5,605)	(549,649)
Loss from discontinued operations, net	440,439	0	0	0	440,439
Cumulative effect of accounting change, net	0	0	0	0	0

Income (loss) before cumulative effect of accounting change	(104,427)	(194)	1,016	(5,605)	(109,210)
Depreciation and amortization	297,293	0	118	2,710	300,121
Minority interest	6,292	0	0	0	6,292
Deferred investment credit and income taxes, net	(6,384)	(67)	(886)	(68)	(7,405)
Amortization of debt issuance costs	38,853	0	0	0	38,853
Amortization of adverse purchase power commitments	(18,042)	0	0	0	(18,042)
Unrealized losses (gains) on commodity contracts, net	12,842	0	0	0	12,842
Stock-based compensation expense	21,884	0	0	0	21,884
(Gain) loss on asset sales and disposals	(20,827)	0	0	0	(20,827)
Other, net	756,591	0	0	2,941	759,532
Changes in certain assets and liabilities:
Accounts receivable, net	9,107	0	(389)	16,963	25,681
Affiliated accounts receivable / payable, net	16,621	(94)	28	(10,840)	5,715
Materials and supplies	(14,095)	0	0	3,825	(10,270)
Taxes receivable / accrued, net	83,064	41	(49)	1,959	85,015
Accounts payable	(27,514)	0	156	(64)	(27,422)
Purchased options	(1,583)	0	0	0	(1,583)
Prepayments	3,889	0	0	0	3,889
Collateralization deposits unbilled	(47,252)	0	0	0	(47,252)
Interest accrued	6,218	0	0	0	6,218
Commodity contract termination costs	(259)	0	0	0	(259)
Other, net	(7,589)	1	(1)	2,079	(5,510)

Total Cash Flows from Operations	1,004,682	(313)	(7)	13,900	1,018,262

Cash Flows used in Investing:
Capital expenditures	(264,283)	0	0	(1,337)	(265,620)
Contribution to affiliate	(467,999)	0	0	0	(467,999)
Decrease (increase) in restricted funds	(183,829)	0	0	0	(183,829)
Other investments	658	0	0	1,472	2,130
Proceeds from sale of businesses and assets	199,053	0	0	0	199,053

Total Cash Flows used in Investing	(716,400)	0	0	135	(716,265)

Cash Flows from (used in) Financing:
Issuance of long-term debt	2,811,547	0	0	0	2,811,547
Retirement of long-term debt	(3,506,000)	0	0	0	(3,506,000)
Net repayments of short-term debt	(53,610)	0	0	0	(53,610)
Notes receivable due from affiliates	(111,354)	0	0	0	(111,354)
Notes payable to parent/affiliates	81,950	201	0	0	82,151
Parent company contribution	467,901	0	33	0	467,934
Cash dividends paid to minority shareholder	(3,971)	0	0	0	(3,971)
Dividends paid to parent	(317,350)	0	0	0	(317,350)
Proceeds from issuance of common stock	151,360	0	0	0	151,360
Exercise of stock options	227	0	0	0	227
Cash dividends paid on capital stock:
Preferred stock	(5,037)	0	0	0	(5,037)
Common stock	(120,056)	0	0	(37,000)	(157,056)

Total Cash Flows from (used in) Financing	(604,393)	201	33	(37,000)	(641,159)

Net Change in Cash and Cash Equivalents**	(316,111)	(112)	26	(22,965)	(339,162)
Cash and Cash Equivalents at January 1	497,946	139	0	30,527	528,612

Cash and Cash Equivalents at December 31	181,835	27	26	7,562	189,450

Supplemental cash flow information:
Cash paid (received) during the year for:
Interest (net of amount capitalized)	317,646	0	0	0	317,646
Income taxes, net	11,039	(14)	(53)	(5,799)	5,173

*	Pursuant to service contracts, Allegheny Power Service Corporation’s expenses ($589,285) have been apportioned to System companies.
**	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, repurchase agreements, and money market funds, are considered to be the equivalent of cash.

A - 5c

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF CASH FLOWS DATA

For Year Ended December 31, 2004

(000’s)

	Prior Page Subtotal	Energy Insurance Bermuda	Combined Totals	Eliminations, etc.	Allegheny Energy, Inc Consolidated Totals
	(from pg A-5b)
Cash Flows from Operations:
Net income (loss)	(549,649)	(1,397)	(551,046)	240,448	(310,598)
Loss from discontinued operations, net	440,439	0	440,439	(109)	440,330
Cumulative effect of accounting change, net	0	0	0	0	0

Income (loss) before cumulative effect of accounting change	(109,210)	(1,397)	(110,607)	240,339	129,732
Depreciation and amortization	300,121	0	300,121	(696)	299,425
Minority interest	6,292	0	6,292	(7,174)	(882)
Deferred investment credit and income taxes, net	(7,405)	1,337	(6,068)	(12,839)	(18,907)
Amortization of debt issuance costs	38,853	0	38,853	5,548	44,401
Amortization of adverse purchase power commitments	(18,042)	0	(18,042)	18,042	0
Unrealized losses (gains) on commodity contracts, net	12,842	0	12,842	(7,251)	5,591
Stock-based compensation expense	21,884	0	21,884	0	21,884
(Gain) loss on asset sales and disposals	(20,827)	0	(20,827)	(110)	(20,937)
Other, net	759,532	0	759,532	(732,894)	26,638
Changes in certain assets and liabilities:
Accounts receivable, net	25,681	(300)	25,381	1,490	26,871
Affiliated accounts receivable / payable, net	5,715	0	5,715	(5,715)	0
Materials and supplies	(10,270)	0	(10,270)	(1)	(10,271)
Taxes receivable / accrued, net	85,015	(3,750)	81,265	16,303	97,568
Accounts payable	(27,422)	0	(27,422)	(195)	(27,617)
Purchased options	(1,583)	0	(1,583)	1,583	0
Prepayments	3,889	0	3,889	(3,889)	0
Collateralization deposits unbilled	(47,252)	0	(47,252)	9,719	(37,533)
Interest accrued	6,218	0	6,218	(6,218)	0
Commodity contract termination costs	(259)	0	(259)	0	(259)
Other, net	(5,510)	4,142	(1,368)	(27,625)	(28,993)

Total Cash Flows from Operations	1,018,262	32	1,018,294	(511,583)	506,711

Cash Flows used in Investing:
Capital expenditures	(265,620)	0	(265,620)	2	(265,618)
Contribution to affiliate	(467,999)	0	(467,999)	467,999	0
Decrease (increase) in restricted funds	(183,829)	0	(183,829)	(1)	(183,830)
Other investments	2,130	0	2,130	0	2,130
Proceeds from sale of businesses and assets	199,053	0	199,053	0	199,053

Total Cash Flows used in Investing	(716,265)	0	(716,265)	468,000	(248,265)

Cash Flows from (used in) Financing:
Issuance of long-term debt	2,811,547	0	2,811,547	0	2,811,547
Retirement of long-term debt	(3,506,000)	0	(3,506,000)	0	(3,506,000)
Net repayments of short-term debt	(53,610)	0	(53,610)	0	(53,610)
Notes receivable from affiliates	(111,354)	0	(111,354)	111,354	0
Notes payable to parent/affiliates	82,151	0	82,151	(82,151)	0
Parent company contribution	467,934	0	467,934	(467,934)	0
Cash dividends paid to minority shareholder	(3,971)	0	(3,971)	2,871	(1,100)
Dividends paid to parent	(317,350)	0	(317,350)	317,350	0
Proceeds from issuance of common stock	151,360	0	151,360	0	151,360
Exercise of stock options	227	0	227	0	227
Cash dividends paid on capital stock:
Preferred stock	(5,037)	0	(5,037)	5,037	0
Common stock	(157,056)	0	(157,056)	157,056	0

Total Cash Flows from (used in) Financing	(641,159)	0	(641,159)	43,583	(597,576)

Net Change in Cash and Cash Equivalents**	(339,162)	32	(339,130)	0	(339,130)
Cash and Cash Equivalents at January 1	528,612	0	528,612	0	528,612

Cash and Cash Equivalents at December 31	189,450	32	189,482	0	189,482

Supplemental cash flow information:
Cash paid (received) during the year for:
Interest (net of amount capitalized)	317,646	0	317,646	34,936	352,582
Income taxes, net	5,173	0	5,173	0	5,173

*	Pursuant to service contracts, Allegheny Power Service Corporation’s expenses ($589,285) have been apportioned to System companies.
**	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, repurchase agreements, and money market funds, are considered to be the equivalent of cash.

ALLEGHENY ENERGY, INC AND SUBSIDIARY COMPANIES

Long-Term Debt at December 31, 2004

(000’s)

	Date of Issue	Due within One Year	Long-Term
First mortgage bonds:
Monongahela Power Company:
7 5/8% Series Due 2025	1995		70,000
5% Series Due 2006	2001		300,000
6.7% Series Due 2014	2004		120,000

Total			490,000

The Potomac Edison Company:
7 5/8% Series Due 2025	1995		80,000
7 3/4% Series Due 2025	1995		65,000
5.35% Series Due 2014	2004		175,000

Total			320,000

Total first mortgage bonds			810,000

ALLEGHENY ENERGY, INC AND SUBSIDIARY COMPANIES

Long-Term Debt at December 31, 2004 (Cont’d)

(000’s)

				Liability
	Date of Issue	Date of Maturity	Interest Rate	Due within One Year	Long-Term
Secured notes:
Pleasants pollution control facilities:
Monongahela Power Company	02-01-98	11-01-07	4.700%		14,500
	02-01-98	11-01-12	5.050%		3,000
	05-15-95	05-01-15	6.150%		25,000
	04-01-99	04-01-29	5.500%		7,700

					50,200

Allegheny Energy Supply Company, LLC	02-01-98	11-01-07	4.700%		77,163
	05-15-95	05-01-15	6.150%		56,230
	04-01-99	04-01-29	5.500%		24,279
	02-01-98	11-01-12	5.050%		447

					158,119

Mitchell pollution control facilities:
Allegheny Energy Supply Company, LLC	05-15-95	04-01-14	6.050%		15,400

					15,400

Fort Martin pollution control facilities:
Monongahela Power Company	04-01-93	04-01-13	5.950%		7,050

					7,050

Allegheny Energy Supply Company, LLC	04-01-93	04-01-13	5.950%		17,402

					17,402

Harrison pollution control facilities:
Monongahela Power Company	04-15-92	04-15-22	6.875%		5,000
	05-01-93	05-01-23	6.250%		10,675
	07-15-94	08-01-24	6.750%		8,825

					24,500

Allegheny Energy Supply Company, LLC	04-15-92	04-15-22	6.875%		15,746
	05-01-93	05-01-23	6.300%		18,040
	07-15-94	08-01-24	6.750%		27,787
	05-01-93	05-01-23	6.250%		15,583

					77,156

Mortgage Property:
Mountaineer Gas Company	06-24-99	04-01-09	7.000%	15	49

				15	49

Elimination					(12,197)

Total secured notes				15	337,679

ALLEGHENY ENERGY, INC AND SUBSIDIARY COMPANIES

Long-Term Debt at December 31, 2004 (Cont’d)

(000’s)

					Liability
	Date of Issue	Date of Maturity	Interest Rate		Due Within One Year	Long-Term
Debentures:
Allegheny Generating Company	09-01-93	09-01-23	6.875%			100,000

Total Debentures						100,000

Convertible Securities:
Allegheny Capital Trust I
Convertible Trust Preferred Securities	07-24-03	06-15-08	11.875%			300,000

Total Convertible Securities						300,000

Refinancing Credit Facility:
Allegheny Energy, Inc.
Refinancing Term Loan	03-08-04	03-08-07	5.280	%(1)		100,000

						100,000

Allegheny Energy Supply Company, LLC
Term Loan Refinanced Credit	11-02-04	03-08-11	5.073	%(1)	9,785	972,364

					9,785	972,364

Total Refinancing Credit Facilities					9,785	1,072,364

ALLEGHENY ENERGY, INC AND SUBSIDIARY COMPANIES

Long-Term Debt at December 31, 2004 (Cont’d)

(000’s)

					Liability
	Date of Issue	Date of Maturity	Interest Rate		Due Within One Year	Long-Term
Unsecured notes:
Hatfield’s Ferry pollution control facilities:
Monongahela Power Company	03-01-98	02-01-07	4.750%			1,000
	03-01-98	02-01-12	5.100%			3,000

						4,000

Allegheny Energy Supply Company, LLC	03-01-98	02-01-07	4.750%			14,435
	03-01-98	02-01-07	4.750%			149
	03-01-98	02-01-12	5.100%			448

						15,032

Insurance Companies:
Mountaineer Gas Company	10-12-95	10-01-10	7.590%		3,333	43,335
	11-01-99	10-31-09	7.830%			10,000
	11-01-99	10-31-19	8.090%			23,000
	11-01-99	10-31-19	8.090%			4,000
	11-01-99	10-31-19	8.090%			2,000
	11-01-99	10-31-19	8.090%			1,000

					3,333	83,335

Elimination						(597)

Total unsecured notes					3,333	101,770

Medium-term notes:

Allegheny Energy, Inc	08-18-00	08-01-05	8.700	%(2)	166,213
	08-18-00	08-01-05	8.700	%(2)	135,992

					302,205

Monongahela Power Company	12-10-99	01-15-10	7.360%			110,000

The Potomac Edison Company	11-06-01	11-01-06	5.000%			100,000

West Penn Power Company	04-22-02	04-15-12	6.625%			80,000

Allegheny Energy Supply Company, LLC	03-15-01	03-15-11	7.800%			400,000
	11-28-01	11-15-07	10.510	%(3)		380,000
	04-08-02	04-15-12	8.250	%(4)		650,000

						1,430,000

Total medium-term notes					302,205	1,720,000

ALLEGHENY ENERGY, INC AND SUBSIDIARY COMPANIES

Long-Term Debt at December 31, 2004 (Cont’d)

(000’s)

				Liability
	Date of Issue	Date of Maturity	Interest Rate	Due Within One Year	Long-Term
Other long-term debt:
		Expected Final Payment Date
Transition bonds:

West Penn Funding LLC
Transition Class A-3	11-16-99	09-25-06	6.810%	73,019	43,958
Transition Class A-4	11-16-99	06-25-08	6.980%		156,000

Total transition bonds				73,019	199,958

Unamortized debt discount and premium, net:

Allegheny Energy, Inc.				133
Monongahela Power Company					(1,750)
The Potomac Edison Company					(2,092)
West Penn Power Company					(227)
West Penn Funding LLC					(24)
Allegheny Energy Supply Company, LLC					(6,563)
Allegheny Generating Company					(607)
Allegheny Capital Trust					(6,360)

Total unamortized debt discount and premium, net				133	(17,623)

Supplemental Notes:

(1)	Calculated interest rate per December 2004 payments.
(2)	Interest rate of 8.700% is an effective interest rate based on the initial interest rate of 7.750% plus 0.950% for the cost basis related to the fair market value hedge.
(3)	$343 million of this note is at a fixed rate of 10.25%, $37 million is either at 13% or 10.25% depending on if there is any portion unsecured. Currently there is an unsecured portion so the rate for $37 million is at 13%. This rate is then calculated based on a weighted average.
(4)	Rate changed from 8.75% to 8.25% in April, 2004.

MONONGAHELA POWER COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET DATA—December 31, 2004

(000’s)

	Monongahela Power Company	Mountaineer Gas Co. Consolidated	Combined Totals	Eliminations, etc.	Monongahela Power Co. Consolidated
		(from pg C-1)			(Carried to Pg A-1)
ASSETS
Current assets:
Cash and cash equivalents	45,092	10,670	55,762	(10,670)	45,092
Accounts receivable:
Customer	41,985	13,843	55,828	(16,092)	39,736
Unbilled utility revenue	37,086	28,059	65,145	(28,813)	36,332
Wholesale and other	4,678	1,834	6,512	(2,113)	4,399
Allowance for uncollectible accounts	(3,081)	(3,132)	(6,213)	3,597	(2,616)
Note receivable due from affiliate	42,052	0	42,052	(37,847)	4,205
Materials and supplies	17,325	1,243	18,568	(1,445)	17,123
Fuel, including stored gas	15,310	53,752	69,062	(53,752)	15,310
Collateral deposits	0	231	231	(231)	0
Prepaid taxes	22,008	3,902	25,910	(4,331)	21,579
Assets held for sale	0	0	0	147,862	147,862
Regulatory assets	7,955	23,460	31,415	(26,713)	4,702
Other current assets	4,641	7,985	12,626	(7,988)	4,638

Total Current Assets	235,051	141,847	376,898	(38,536)	338,362

Property, plant and equipment:
In service, at original cost	2,304,376	344,663	2,649,039	(391,069)	2,257,970
Accumulated depreciation	(885,685)	(185,435)	(1,071,120)	202,043	(869,077)

Subtotal	1,418,691	159,228	1,577,919	(189,026)	1,388,893
Construction work in progress	15,561	459	16,020	(487)	15,533

Net Property, Plant and Equipment	1,434,252	159,687	1,593,939	(189,513)	1,404,426

Investments and other assets:
Assets held for sale	0	0	0	176,742	176,742
Securities of subsidiaries consolidated	188,235	0	188,235	(142,180)	46,055
Other assets	4,032	7,221	11,253	(7,220)	4,033

Total Investments and Other Assets	192,267	7,221	199,488	27,342	226,830

Deferred charges:
Regulatory assets	99,502	1,351	100,853	(1,351)	99,502
Deferred income taxes	0	52,764	52,764	(52,764)	0
Other deferred charges	16,056	1,153	17,209	(4,902)	12,307

Total Deferred Charges	115,558	55,268	170,826	(59,017)	111,809

Total Assets	1,977,128	364,023	2,341,151	(259,724)	2,081,427

MONONGAHELA POWER COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET DATA—December 31, 2004

(000’s)

	Monongahela Power Company	Mountaineer Gas Co. Consolidated	Combined Totals	Eliminations, etc.	Monongahela Power Co. Consolidated
		(from pg C-2)			(Carried to Pg A-2)
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Long-term debt due within 1 year	0	3,348	3,348	(3,348)	0
Accounts payable	42,282	16,810	59,092	(20,800)	38,292
Accounts payable to affiliates, net	17,197	16,516	33,713	(22,179)	11,534
Notes payable to affiliates	0	67,050	67,050	(67,050)	0
Deferred income taxes	2,328	3,271	5,599	(255)	5,344
Accrued taxes	33,853	6,279	40,132	701	40,833
Accrued interest	8,794	1,424	10,218	(1,424)	8,794
Liabilities associated with assets held for sale	0	0	0	95,501	95,501
Other current liabilities	28,418	5,526	33,944	(5,866)	28,078

Total Current Liabilities	132,872	120,224	253,096	(24,720)	228,376

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	684,001	83,383	767,384	(83,383)	684,001
Deferred credits and other liabilities:
Investment tax credit	2,590	0	2,590	0	2,590
Notes payable to affiliates	0	11,632	11,632	(11,632)	0
Non-current income taxes payable	45,583	88	45,671	0	45,671
Deferred income taxes	263,807	0	263,807	(73,296)	190,511
Obligations under capital leases	8,747	0	8,747	0	8,747
Regulatory liabilities	243,974	0	243,974	0	243,974
Liabilities associated with assets held for sale	0	0	0	100,988	100,988
Other	24,211	5,859	30,070	(5,873)	24,197

Total Deferred Credits and Other Liabilities	588,912	17,579	606,491	10,187	616,678

Preferred stock	74,000	0	74,000	0	74,000
Common stockholder’s equity
Common stock of Monongahela Power Company	294,550	0	294,550	0	294,550
Common stock of subsidiaries consolidated	0	45,793	45,793	(45,793)	0
Other paid-in capital	111,182	209,321	320,503	(209,321)	111,182
Retained earnings	91,466	(112,453)	(20,987)	93,544	72,557
Accumulated other comprehensive income (loss)	145	176	321	(238)	83

Total Common Stockholder’s Equity	497,343	142,837	640,180	(161,808)	478,372

Total Liabilities and Stockholder’s Equity	1,977,128	364,023	2,341,151	(259,724)	2,081,427

MONONGAHELA POWER COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF OPERATIONS DATA

For Year Ended December 31, 2004

(000’s)

	Monongahela Power Company	Mountaineer Gas Co. Consolidated	Combined Totals	Eliminations, etc.	Monongahela Power Co. Consolidated
		(from pg C-3)			(Carried to Pg A-3)
Operating revenues	713,250	276,916	990,166	(306,406)	683,760

Operating expenses:
Fuel consumed in electric generation	119,110	0	119,110	0	119,110
Purchased power and transmission	187,510	0	187,510	0	187,510
Cost of natural gas sold	19,508	185,230	204,738	(204,738)	0
Deferred energy costs, net	174	3,826	4,000	(4,000)	0
Operations and maintenance	203,419	58,809	262,228	(47,777)	214,451
Depreciation and amortization	67,137	9,175	76,312	(10,553)	65,759
Taxes other than income taxes	51,718	19,658	71,376	(21,200)	50,176

Total operating expenses	648,576	276,698	925,274	(288,268)	637,006

Operating income (loss)	64,674	218	64,892	(18,138)	46,754

Other income (expenses), net	4,677	203	4,880	4,205	9,085
Interest expense	44,235	7,667	51,902	(8,683)	43,219

Income (loss) from continuing operations before income taxes	25,116	(7,246)	17,870	(5,250)	12,620
Income tax expense (benefit) from continuing operations	3,720	(3,444)	276	(4,088)	(3,812)

Income (loss) from continuing operations	21,396	(3,802)	17,594	(1,162)	16,432
(Loss) income from discontinued operations	0	0	0	(13,945)	(13,945)

Net income (loss)	21,396	(3,802)	17,594	(15,107)	2,487

MONONGAHELA POWER COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF RETAINED EARNINGS AND OTHER PAID—IN CAPITAL DATA

For Year Ended December 31, 2004

(000’s)

	Monongahela Power Company	Mountaineer Gas Co. Consolidated	Combined Totals	Eliminations, etc.	Monongahela Power Co. Consolidated
			(from pg C-4)		(Carried to Pg A-4)
RETAINED EARNINGS

Balance at January 1, 2004	108,333	(108,651)	(318)	108,651	108,333
Add:
Net income (loss)	21,396	(3,802)	17,594	(15,107)	2,487

Total	129,729	(112,453)	17,276	93,544	110,820

Deduct:
Dividends on capital stock of Monongahela Power Company Preferred stock:
4.4%	396	0	396	0	396
4.8% Series B	192	0	192	0	192
4.5% Series C	270	0	270	0	270
6.28% Series D	314	0	314	0	314
7.73% Series L	3,865	0	3,865	0	3,865
Common Stock	33,226	0	33,226	0	33,226

Total deductions	38,263	0	38,263	0	38,263

Balance at December 31, 2004	91,466	(112,453)	(20,987)	93,544	72,557

OTHER PAID—IN CAPITAL

Balance at January 1, 2004	110,492	184,321	294,813	(184,321)	110,492

	110,492	184,321	294,813	(184,321)	110,492
Add (Deduct):
Parent company contributions	0	25,000	25,000	(25,000)	0
Pollution Control Bond interest paid by Allegheny Energy Supply Company, LLC	690	0	690	0	690

Balance at December 31, 2004	111,182	209,321	320,503	(209,321)	111,182

MONONGAHELA POWER COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF CASH FLOWS DATA

For Year Ended December 31, 2004

(000’s)

	Monongahela Power Company	Mountaineer Gas Co. Consolidated	Combined Totals	Eliminations, etc.	Monongahela Power Co. Consolidated
		(from pg C-5)			(Carried to Pg A-5)
Cash Flows from Operations:
Net income (loss)	21,396	(3,802)	17,594	(15,107)	2,487
Loss from discontinued operations, net	0	0	0	13,945	13,945
Cumulative effect of accounting change, net	0	0	0	0	0

Income (loss) before cumulative effect of accounting change	21,396	(3,802)	17,594	(1,162)	16,432
Depreciation and amortization	67,137	9,175	76,312	(10,553)	65,759
Deferred investment credit and income taxes, net	11,309	(2,289)	9,020	(13,329)	(4,309)
Deferred energy costs, net	175	3,826	4,001	(4,001)	0
Other, net	4,839	0	4,839	(4,783)	56
Changes in certain current assets and liabilities:
Accounts receivable, net	(1,932)	377	(1,555)	(691)	(2,246)
Affiliated accounts receivable / payable, net	20,275	(16,229)	4,046	13,104	17,150
Materials and supplies	(4,353)	(4,818)	(9,171)	4,759	(4,412)
Taxes receivable / accrued, net	(1,981)	(1,951)	(3,932)	11,334	7,402
Accounts payable	148	1,369	1,517	(3,094)	(1,577)
Interest accrued	0	(60)	(60)	60	0
Prepayments	0	(5,671)	(5,671)	5,671	0
Other, net	1,515	(259)	1,256	4,876	6,132

Total Cash Flows from Operations	118,528	(20,332)	98,196	2,191	100,387

Cash Flows used in Investing:
Capital expenditures	(55,435)	(11,779)	(67,214)	12,993	(54,221)
Proceeds from sale of businesses and assets	162	0	162	0	162
Contribution to affiliate	(25,000)	0	(25,000)	25,000	0
Other investments	8	0	8	0	8

Total Cash Flows used in Investing	(80,265)	(11,779)	(92,044)	37,993	(54,051)

Cash Flows from (used in) Financing:
Retirement of long-term debt	(66,316)	(3,348)	(69,664)	3,348	(66,316)
Issuance of long-term debt	117,179	0	117,179	0	117,179
Net repayments of short-term debt	(53,610)	0	(53,610)	0	(53,610)
Notes payable to affiliates	0	19,750	19,750	(19,750)	0
Notes receivable due from affiliates	5,247	0	5,247	(9,452)	(4,205)
Parent Company contribution	0	25,000	25,000	(25,000)	0
Cash dividends paid on capital stock:
Preferred stock	(5,037)	0	(5,037)	0	(5,037)
Common stock	(33,226)	0	(33,226)	0	(33,226)

Total Cash Flows from (used in) Financing	(35,763)	41,402	5,639	(50,854)	(45,215)

Net Change in Cash and Cash Equivalents*	2,500	9,291	11,791	(10,670)	1,121
Cash and Cash Equivalents at January 1	42,592	1,379	43,971	0	43,971

Cash and Cash Equivalents at December 31	45,092	10,670	55,762	(10,670)	45,092

Supplemental cash flow information:
Cash paid (received) during the year for:
Interest (net of amount capitalized)	43,269	7,014	50,283	(7,961)	42,322
Income taxes, net	(1,685)	(1,079)	(2,764)	1,079	(1,685)

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, repurchase agreements, and money market funds, are considered to be the equivalent of cash.

MOUNTAINEER GAS COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET DATA—December 31, 2004

(000’s)

	Mountaineer Gas Co.	Mountaineer Gas Services, Inc	Combined Totals	Eliminations, etc.	Mountaineer Gas Co. Consolidated
					(Carried to Pg B-1)
ASSETS
Current assets:
Cash and cash equivalents	626	10,044	10,670	0	10,670
Accounts receivable:
Customer	13,817	26	13,843	0	13,843
Unbilled utility revenue	28,036	23	28,059	0	28,059
Wholesale and other	1,834	0	1,834	0	1,834
Affiliates, net	0	2,409	2,409	(2,409)	0
Allowance for uncollectible accounts	(3,132)	0	(3,132)	0	(3,132)
Materials and supplies	1,243	0	1,243	0	1,243
Fuel, including stored gas	53,752	0	53,752	0	53,752
Deferred income taxes	0	400	400	(400)	0
Collateral deposits	231	0	231	0	231
Prepaid taxes	3,902	0	3,902	0	3,902
Regulatory assets	23,460	0	23,460	0	23,460
Other current assets	17,990	288	18,278	(10,293)	7,985

Total Current Assets	141,759	13,190	154,949	(13,102)	141,847

Property, plant and equipment:
In service, at original cost	328,916	15,747	344,663	0	344,663
Accumulated depreciation	(177,419)	(8,016)	(185,435)	0	(185,435)

Subtotal	151,497	7,731	159,228	0	159,228
Construction work in progress	459	0	459	0	459

Net Property, Plant and Equipment	151,956	7,731	159,687	0	159,687

Investments and other assets:
Securities of subsidiaries consolidated	17,632	0	17,632	(17,632)	0
Other assets	7,221	0	7,221	0	7,221

Total Investments and Other Assets	24,853	0	24,853	(17,632)	7,221

Deferred charges:
Regulatory assets	1,351	0	1,351	0	1,351
Deferred income taxes	42,723	0	42,723	10,041	52,764
Other deferred charges	1,153	0	1,153	0	1,153

Total Deferred Charges	45,227	0	45,227	10,041	55,268

Total Assets	363,795	20,921	384,716	(20,693)	364,023

MOUNTAINEER GAS COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET DATA—December 31, 2004

(000’s)

	Mountaineer Gas Co.	Mountaineer Gas Services, Inc	Combined Totals	Eliminations, etc.	Mountaineer Gas Co. Consolidated
					(Carried to Pg B-2)
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Long-term debt due within 1 year	3,348	0	3,348	0	3,348
Accounts payable	15,820	990	16,810	0	16,810
Accounts payable to affiliates, net	18,925	0	18,925	(2,409)	16,516
Notes payable to affiliates	67,050	0	67,050	0	67,050
Deferred income taxes	3,671	0	3,671	(400)	3,271
Accrued taxes	6,189	90	6,279	0	6,279
Accrued interest	1,424	0	1,424	0	1,424
Other current liabilities	5,526	0	5,526	0	5,526

Total Current Liabilities	121,953	1,080	123,033	(2,809)	120,224

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	83,383	0	83,383	0	83,383
Deferred credits and other liabilities:
Notes payable to affiliate	11,632	0	11,632	0	11,632
Non-current income taxes payable	0	88	88	0	88
Deferred income taxes	0	252	252	(252)	0
Other	3,990	1,869	5,859	0	5,859

Total Deferred Credits and Other Liabilities	15,622	2,209	17,831	(252)	17,579

Common stockholder’s equity
Common stock of Mountaineer Gas Company	45,793	0	45,793	0	45,793
Other paid-in capital	209,321	15,514	224,835	(15,514)	209,321
Retained earnings	(112,453)	2,118	(110,335)	(2,118)	(112,453)
Accumulated other comprehensive income (loss)	176	0	176	0	176

Total Common Stockholder’s Equity	142,837	17,632	160,469	(17,632)	142,837

Total Liabilities and Stockholder’s Equity	363,795	20,921	384,716	(20,693)	364,023

MOUNTAINEER GAS COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF OPERATIONS DATA

For Year Ended December 31, 2004

(000’s)

	Mountaineer Gas Co.	Mountaineer Gas Services, Inc	Combined Totals	Eliminations, etc.	Mountaineer Gas Co. Consolidated
					(Carried to Pg B-3)
Operating revenues	276,295	10,316	286,611	(9,695)	276,916

Operating expenses:
Cost of natural gas sold	191,978	2,947	194,925	(9,695)	185,230
Deferred energy costs, net	3,826	0	3,826	0	3,826
Operations and maintenance	56,233	2,576	58,809	0	58,809
Depreciation and amortization	8,602	573	9,175	0	9,175
Taxes other than income taxes	18,717	941	19,658	0	19,658

Total operating expenses	279,356	7,037	286,393	(9,695)	276,698

Operating income (loss)	(3,061)	3,279	218	0	218

Other income (expenses), net	2,735	98	2,833	(2,630)	203
Interest expense	7,667	0	7,667	0	7,667

Income (loss) from continuing operations before income taxes	(7,993)	3,377	(4,616)	(2,630)	(7,246)

Income tax expense (benefit) from continuing operations	(4,191)	747	(3,444)	0	(3,444)

Income (loss) from continuing operations	(3,802)	2,630	(1,172)	(2,630)	(3,802)
(Loss) income from discontinued operations	0	0	0	0	0

Net income (loss)	(3,802)	2,630	(1,172)	(2,630)	(3,802)

MOUNTAINEER GAS COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF RETAINED EARNINGS AND OTHER PAID—IN CAPITAL DATA

For Year Ended December 31, 2004

(000’s)

RETAINED EARNINGS	Mountaineer Gas Co.	Mountaineer Gas Services, Inc	Combined Totals	Eliminations, etc.	Mountaineer Gas Co. Consolidated
					(Carried to Pg B-4)
Balance at January 1, 2004	(108,651)	1,988	(106,663)	(1,988)	(108,651)
Add:
Net income (loss)	(3,802)	2,630	(1,172)	(2,630)	(3,802)

Total	(112,453)	4,618	(107,835)	(4,618)	(112,453)

Deduct:
Dividends declared on common stock	0	2,500	2,500	(2,500)	0

Total deductions	0	2,500	2,500	(2,500)	0

Balance at December 31, 2004	(112,453)	2,118	(110,335)	(2,118)	(112,453)

OTHER PAID—IN CAPITAL
Balance at January 1, 2004	184,321	14,954	199,275	(14,954)	184,321
Add (Deduct):
Parent company contributions	25,000	560	25,560	(560)	25,000

Balance at December 31, 2004	209,321	15,514	224,835	(15,514)	209,321

MOUNTAINEER GAS COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF CASH FLOWS DATA

For Year Ended December 31, 2004

(000’s)

	Mountaineer Gas Co.	Mountaineer Gas Services, Inc	Combined Totals	Eliminations, etc.	Mountaineer Gas Co. Consolidated
					(Carried to Pg B-5)
Cash Flows from Operations:
Net income (loss)	(3,802)	2,630	(1,172)	(2,630)	(3,802)
Cumulative effect of accounting change, net	0	0	0	0	0

Income (loss) before cumulative effect of accounting change	(3,802)	2,630	(1,172)	(2,630)	(3,802)
Depreciation, depletion, and amortization	8,602	573	9,175	0	9,175
Deferred investment credit and income taxes, net	8,279	(276)	8,003	(10,292)	(2,289)
Deferred energy costs, net	3,826	0	3,826	0	3,826
Changes in certain current assets and liabilities:
Accounts receivable, net	403	(26)	377	0	377
Affiliated accounts receivable / payable, net	(25,154)	8,925	(16,229)	0	(16,229)
Materials and supplies	(4,818)	0	(4,818)	0	(4,818)
Taxes receivable / accrued, net	(12,308)	63	(12,245)	10,294	(1,951)
Accounts payable	1,324	46	1,370	(1)	1,369
Interest accrued	(60)	0	(60)	0	(60)
Prepayments	(5,671)	0	(5,671)	0	(5,671)
Other, net	(443)	55	(388)	129	(259)

Total Cash Flows from (used in) Operations	(29,822)	11,990	(17,832)	(2,500)	(20,332)

Cash Flows used in Investing:
Capital expenditures	(11,752)	(27)	(11,779)	0	(11,779)
Contribution to affiliate	(560)	0	(560)	560	0
Other investments	0	0	0	0	0

Total Cash Flows used in Investing	(12,312)	(27)	(12,339)	560	(11,779)

Cash Flows from (used in) Financing:
Retirement of long-term debt	(3,348)	0	(3,348)	0	(3,348)
Notes payable to affiliates	19,750	0	19,750	0	19,750
Parent Company contribution	25,000	560	25,560	(560)	25,000
Cash dividends paid on capital stock:
Common stock	0	(2,500)	(2,500)	2,500	0

Total Cash Flows from (used in) Financing	41,402	(1,940)	39,462	1,940	41,402

Net Change in Cash and Cash Equivalents*	(732)	10,023	9,291	0	9,291
Cash and Cash Equivalents at January 1	1,358	21	1,379	0	1,379

Cash and Cash Equivalents at December 31	626	10,044	10,670	0	10,670

Supplemental cash flow information:
Cash paid (received) during the year for:
Interest (net of amount capitalized)	7,014	0	7,014	0	7,014
Income taxes, net	(2,231)	1,152	(1,079)	0	(1,079)

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, repurchase agreements, and money market funds, are considered to be the equivalent of cash.

THE POTOMAC EDISON COMPANY AND SUBSIDIARY COMPANY

CONSOLIDATING BALANCE SHEET DATA—December 31, 2004

(000’s)

	The Potomac Edison Company	P E Transferring Agent, LLC	Combined Totals	Eliminations, etc.	The Potomac Edison Company Consolidated
					(Carried to Pg A-1a)
ASSETS
Current assets:
Cash and cash equivalents	16,231	0	16,231	0	16,231
Accounts receivable:
Customer	52,898	0	52,898	0	52,898
Unbilled utility revenue	40,057	0	40,057	0	40,057
Wholesale and other	4,634	0	4,634	0	4,634
Allowance for uncollectible accounts	(2,689)	0	(2,689)	0	(2,689)
Notes receivable due from affiliate	14,432	0	14,432	0	14,432
Materials and supplies	14,248	0	14,248	0	14,248
Deferred income taxes	2,948	0	2,948	0	2,948
Taxes receivable	4,580	3,038	7,618	0	7,618
Prepaid taxes	8,759	0	8,759	0	8,759
Restricted funds	9,719	0	9,719	0	9,719
Regulatory assets	352	0	352	0	352
Other current assets	4,169	0	4,169	0	4,169

Total Current Assets	170,338	3,038	173,376	0	173,376

Property, plant and equipment:
In service, at original cost	1,559,221	0	1,559,221	0	1,559,221
Accumulated depreciation	(470,008)	0	(470,008)	0	(470,008)

Subtotal	1,089,213	0	1,089,213	0	1,089,213
Construction work in progress	14,475	0	14,475	0	14,475

Net Property, Plant and Equipment	1,103,688	0	1,103,688	0	1,103,688

Investments and other assets:
Assets held for sale	10,779	0	10,779	0	10,779
Securities of subsidiaries consolidated	3,038	0	3,038	(3,038)	0
Other assets	9,529	0	9,529	0	9,529

Total Investments and Other Assets	23,346	0	23,346	(3,038)	20,308

Deferred charges:
Regulatory assets	64,022	0	64,022	0	64,022
Other deferred charges	4,186	0	4,186	0	4,186

Total Deferred Charges	68,208	0	68,208	0	68,208

Total Assets	1,365,580	3,038	1,368,618	(3,038)	1,365,580

THE POTOMAC EDISON COMPANY AND SUBSIDIARY COMPANY

CONSOLIDATING BALANCE SHEET DATA—December 31, 2004

(000’s)

	The Potomac Edison Company	P E Transferring Agent, LLC	Combined Totals	Eliminations, etc.	The Potomac Edison Company Consolidated
					(Carried to Pg A-2a)
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	21,721	0	21,721	0	21,721
Accounts payable to affiliates, net	48,968	0	48,968	0	48,968
Accrued taxes	9,687	0	9,687	0	9,687
Accrued interest	3,652	0	3,652	0	3,652
Other current liabilities	31,005	0	31,005	0	31,005

Total Current Liabilities	115,033	0	115,033	0	115,033

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	417,908	0	417,908	0	417,908
Deferred credits and other liabilities:
Investment tax credit	6,614	0	6,614	0	6,614
Non-current income taxes payable	57,561	0	57,561	0	57,561
Deferred income taxes	183,895	0	183,895	0	183,895
Obligations under capital leases	6,210	0	6,210	0	6,210
Regulatory liabilities	168,862	0	168,862	0	168,862
Other	8,397	0	8,397	0	8,397

Total Deferred Credits and Other Liabilities	431,539	0	431,539	0	431,539

Stockholder’s equity
Common stock of The Potomac Edison Company	224	0	224	0	224
Other paid-in capital	221,144	0	221,144	0	221,144
Members equity	0	3,038	3,038	(3,038)	0
Retained earnings	179,731	0	179,731	0	179,731
Accumulated other comprehensive income (loss)	1	0	1	0	1

Total Stockholder’s Equity	401,100	3,038	404,138	(3,038)	401,100

Total Liabilities and Stockholder’s Equity	1,365,580	3,038	1,368,618	(3,038)	1,365,580

THE POTOMAC EDISON COMPANY AND SUBSIDIARY COMPANY

CONSOLIDATING STATEMENT OF OPERATIONS DATA

For Year Ended December 31, 2004

(000’s)

	The Potomac Edison Company	P E Transferring Agent, LLC	Combined Totals	Eliminations, etc.	The Potomac Edison Company Consolidated
					(Carried to Pg A-3a)
Operating revenues	924,425	0	924,425	0	924,425

Operating expenses:
Purchased power and transmission	645,835	0	645,835	0	645,835
Deferred energy costs, net	204	0	204	0	204
Operations and maintenance	106,199	0	106,199	0	106,199
Depreciation and amortization	39,622	0	39,622	0	39,622
Taxes other than income taxes	34,207	0	34,207	0	34,207

Total operating expenses	826,067	0	826,067	0	826,067

Operating income (loss)	98,358	0	98,358	0	98,358

Other income (expenses), net	6,725	0	6,725	0	6,725
Interest expense	32,267	0	32,267	0	32,267

Income (loss) before income taxes	72,816	0	72,816	0	72,816
Income tax expense (benefit)	34,835	0	34,835	0	34,835

Net income (loss)	37,981	0	37,981	0	37,981

THE POTOMAC EDISON COMPANY AND SUBSIDIARY COMPANY

CONSOLIDATING STATEMENT OF RETAINED EARNINGS,

OTHER PAID—IN CAPITAL AND MEMBERS EQUITY DATA

For Year Ended December 31, 2004

(000’s)

	The Potomac Edison Company	P E Transferring Agent, LLC	Combined Totals	Eliminations, etc.	The Potomac Edison Company Consolidated
					(Carried to Pg A-4a)
RETAINED EARNINGS
Balance at January 1, 2004	184,730	0	184,730	0	184,730
Add:
Net income (loss)	37,981	0	37,981	0	37,981

Total	222,711	0	222,711	0	222,711

Deduct:
Dividends declared on common stock	42,980	0	42,980	0	42,980

Total deductions	42,980	0	42,980	0	42,980

Balance at December 31, 2004	179,731	0	179,731	0	179,731

OTHER PAID—IN CAPITAL
Balance at January 1, 2004	221,144	0	221,144	0	221,144
Add (Deduct):	0	0	0	0	0

Balance at December 31, 2004	221,144	0	221,144	0	221,144

MEMBERS EQUITY
Balance at January 1, 2004	0	3,038	3,038	(3,038)	0
Add:
Net income (loss)	0	0	0	0	0

Total	0	3,038	3,038	(3,038)	0

Deduct:
Dividends paid to parent	0	0	0	0	0

Total deductions	0	0	0	0	0

Balance at December 31, 2004	0	3,038	3,038	(3,038)	0

THE POTOMAC EDISON COMPANY AND SUBSIDIARY COMPANY

CONSOLIDATING STATEMENT OF CASH FLOWS DATA

For Year Ended December 31, 2004

(000’s)

	The Potomac Edison Company	P E Transferring Agent, LLC	Combined Totals	Eliminations, etc.	The Potomac Edison Company Consolidated
					(Carried to Pg A-5a)
Cash Flows from Operations:
Net income (loss)	37,981	0	37,981	0	37,981
Cumulative effect of accounting change, net	0	0	0	0	0

Income (loss) before cumulative effect of accounting change	37,981	0	37,981	0	37,981
Depreciation and amortization	39,622	0	39,622	0	39,622
Deferred investment credit and income taxes, net	29,557	0	29,557	0	29,557
(Gain) loss on asset sales and disposals	(298)	0	(298)	0	(298)
Other, net	2,662	0	2,662	0	2,662
Changes in certain current assets and liabilities:
Accounts receivable, net	3,120	0	3,120	0	3,120
Affiliated accounts receivable / payable, net	(828)	0	(828)	0	(828)
Materials and supplies	(1,105)	0	(1,105)	0	(1,105)
Taxes receivable / accrued, net	3,533	0	3,533	0	3,533
Accounts payable	(2,763)	0	(2,763)	0	(2,763)
Other, net	14,193	0	14,193	0	14,193

Total Cash Flows from Operations	125,674	0	125,674	0	125,674

Cash Flows used in Investing:
Capital expenditures	(66,879)	0	(66,879)	0	(66,879)
Proceeds from sale of businesses and assets	635	0	635	0	635
Decrease (increase) in restricted funds	(9,719)	0	(9,719)	0	(9,719)

Total Cash Flows used in Investing	(75,963)	0	(75,963)	0	(75,963)

Cash Flows from (used in) Financing:
Retirement of long-term debt	(180,600)	0	(180,600)	0	(180,600)
Issuance of long-term debt	172,742	0	172,742	0	172,742
Notes receivable due from affiliates	(14,432)	0	(14,432)	0	(14,432)
Cash dividends paid on capital stock:
Common stock	(42,980)	0	(42,980)	0	(42,980)

Total Cash Flows from (used in) Financing	(65,270)	0	(65,270)	0	(65,270)

Net Change in Cash and Cash Equivalents*	(15,559)	0	(15,559)	0	(15,559)
Cash and Cash Equivalents at January 1	31,790	0	31,790	0	31,790

Cash and Cash Equivalents at December 31	16,231	0	16,231	0	16,231

Supplemental cash flow information:
Cash paid (received) during the year for:
Interest (net of amount capitalized)	31,697	0	31,697	0	31,697
Income taxes, net	1,627	0	1,627	0	1,627

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, repurchase agreements, and money market funds, are considered to be the equivalent of cash.

WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET DATA—December 31, 2004

(000’s)

	West Penn Power Company	West Virginia Power and Transmission Company Consolidated	West Penn Funding Corporation Consolidated	Subtotal
		(from pg G-1)	(from pg F-1)	(Carried to Pg E-1a)
ASSETS
Current assets:
Cash and cash equivalents	6,338	1,701	1,803	9,842
Accounts receivable:
Customer	69,905	0	0	69,905
Unbilled utility revenue	69,109	0	0	69,109
Wholesale and other	2,809	0	0	2,809
Affiliates, net	0	1,116	4,782	5,898
Allowance for uncollectible accounts	(11,624)	0	0	(11,624)
Materials and supplies	17,501	0	0	17,501
Deferred income taxes	24,722	0	0	24,722
Taxes receivable	10,555	3	0	10,558
Regulatory assets	2,115	0	0	2,115
Intangible transition property	0	0	71,823	71,823
Restricted funds	0	0	14,410	14,410
Other current assets	4,076	3	1,884	5,963

Total Current Assets	195,506	2,823	94,702	293,031

Property, plant and equipment:
In service, at original cost	1,800,363	395	0	1,800,758
Accumulated depreciation	(734,450)	(231)	0	(734,681)

Subtotal	1,065,913	164	0	1,066,077
Construction work in progress	22,883	0	0	22,883

Net Property, Plant and Equipment	1,088,796	164	0	1,088,960

Investments and other assets:
Securities of subsidiaries consolidated	407,732	0	0	407,732
Long-term notes receivable	0	0	600,444	600,444
Other assets	7,001	0	0	7,001

Total Investments and Other Assets	414,733	0	600,444	1,015,177

Deferred charges:
Regulatory assets	312,507	0	0	312,507
Deferred income taxes	0	8,623	0	8,623
Intangible transition property	0	0	184,079	184,079
Other deferred charges	5,361	0	1,142	6,503

Total Deferred Charges	317,868	8,623	185,221	511,712

Total Assets	2,016,903	11,610	880,367	2,908,880

E - 1a

WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET DATA—December 31, 2004

(000’s)

	Prior Page Subtotal	West Penn Transferring Agent LLC	Combined Totals	Eliminations, etc.	West Penn Power Company Consolidated
	(from pg E-1)				(Carried to Pg A-1a)
ASSETS
Current assets:
Cash and cash equivalents	9,842	0	9,842	0	9,842
Accounts receivable:
Customer	69,905	0	69,905	0	69,905
Unbilled utility revenue	69,109	0	69,109	0	69,109
Wholesale and other	2,809	0	2,809	0	2,809
Affiliates, net	5,898	0	5,898	(5,898)	0
Allowance for uncollectible accounts	(11,624)	0	(11,624)	0	(11,624)
Materials and supplies	17,501	0	17,501	0	17,501
Deferred income taxes	24,722	0	24,722	(10,789)	13,933
Taxes receivable	10,558	0	10,558	(10,333)	225
Regulatory assets	2,115	0	2,115	30,457	32,572
Intangible transition property	71,823	0	71,823	(71,823)	0
Restricted funds	14,410	0	14,410	0	14,410
Other current assets	5,963	0	5,963	(1,884)	4,079

Total Current Assets	293,031	0	293,031	(70,270)	222,761

Property, plant and equipment:
In service, at original cost	1,800,758	0	1,800,758	0	1,800,758
Accumulated depreciation	(734,681)	0	(734,681)	0	(734,681)

Subtotal	1,066,077	0	1,066,077	0	1,066,077
Construction work in progress	22,883	0	22,883	0	22,883

Net Property, Plant and Equipment	1,088,960	0	1,088,960	0	1,088,960

Investments and other assets:
Securities of subsidiaries consolidated	407,732	0	407,732	(407,732)	0
Long-term notes receivable	600,444	0	600,444	(600,444)	0
Other assets	7,001	0	7,001	0	7,001

Total Investments and Other Assets	1,015,177	0	1,015,177	(1,008,176)	7,001

Deferred charges:
Regulatory assets	312,507	0	312,507	78,060	390,567
Deferred income taxes	8,623	1	8,624	(8,624)	0
Intangible transition property	184,079	0	184,079	(184,079)	0
Other deferred charges	6,503	0	6,503	0	6,503

Total Deferred Charges	511,712	1	511,713	(114,643)	397,070

Total Assets	2,908,880	1	2,908,881	(1,193,089)	1,715,792

WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET DATA—December 31, 2004

(000’s)

	West Penn Power Company	West Virginia Power and Transmission Company Consolidated	West Penn Funding Corporation Consolidated	Subtotal
		(from pg G-2)	(from pg F-2)	(Carried to Pg E-2a)
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Long-term debt due within 1 year	0	0	73,019	73,019
Accounts payable	29,722	0	0	29,722
Accounts payable to affiliates, net	86,362	0	0	86,362
Note payable to affiliate	7,450	0	0	7,450
Deferred income taxes	0	129	10,659	10,788
Accrued taxes	14,026	4,400	5,939	24,365
Accrued interest	3,004	0	314	3,318
Adverse power purchase commitments	16,727	0	0	16,727
Intangible transition property	0	0	41,366	41,366
Other current liabilities	31,547	0	0	31,547

Total Current Liabilities	188,838	4,529	131,297	324,664

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	79,773	0	199,934	279,707
Long-term notes and advances—affiliated	600,443	0	0	600,443

Deferred credits and other liabilities:
Investment tax credit	17,106	0	0	17,106
Non-current income taxes payable	43,893	1,537	1	45,431
Deferred income taxes	264,364	0	40,925	305,289
Obligations under capital leases	6,799	0	0	6,799
Adverse power purchase commitments	201,377	0	0	201,377
Deferred gain on sale of intangible transition property	0	0	106,020	106,020
Regulatory liabilities	16,506	0	0	16,506
Other	14,014	0	0	14,014

Total Deferred Credits and Other Liabilities	564,059	1,537	146,946	712,542

Stockholder’s equity
Common stock of West Penn Power Company	65,842	0	0	65,842
Common stock of subsidiaries consolidated	0	3,000	2,419	5,419
Other paid-in capital	248,407	(555)	148,686	396,538
Members equity	0	0	0	0
Retained earnings	269,370	3,099	251,085	523,554
Accumulated other comprehensive income (loss)	171	0	0	171

Total Stockholder’s Equity	583,790	5,544	402,190	991,524

Total Liabilities and Stockholder’s Equity	2,016,903	11,610	880,367	2,908,880

E - 2a

WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET DATA—December 31, 2004

(000’s)

	Prior Page Subtotal	West Penn Transferring Agent LLC	Combined Totals	Eliminations, etc.	West Penn Power Company Consolidated
	(from pg E-2)				(Carried to Pg A-2a)
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Long-term debt due within 1 year	73,019	0	73,019	0	73,019
Accounts payable	29,722	0	29,722	0	29,722
Accounts payable to affiliates, net	86,362	0	86,362	(5,899)	80,463
Note payable to affiliate	7,450	0	7,450	0	7,450
Deferred income taxes	10,788	0	10,788	(10,788)	0
Accrued taxes	24,365	3	24,368	(10,334)	14,034
Accrued interest	3,318	0	3,318	(1,884)	1,434
Adverse power purchase commitments	16,727	0	16,727	0	16,727
Intangible transition property	41,366	0	41,366	(41,366)	0
Other current liabilities	31,547	0	31,547	0	31,547

Total Current Liabilities	324,664	3	324,667	(70,271)	254,396

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	279,707	0	279,707	0	279,707
Long-term notes and advances—affiliated	600,443	0	600,443	(600,443)	0

Deferred credits and other liabilities:
Investment tax credit	17,106	0	17,106	0	17,106
Non-current income taxes payable	45,431	0	45,431	0	45,431
Deferred income taxes	305,289	0	305,289	(8,623)	296,666
Obligations under capital leases	6,799	0	6,799	0	6,799
Adverse power purchase commitments	201,377	0	201,377	0	201,377
Deferred gain on sale of intangible transition property	106,020	0	106,020	(106,020)	0
Regulatory liabilities	16,506	0	16,506	0	16,506
Other	14,014	0	14,014	0	14,014

Total Deferred Credits and Other Liabilities	712,542	0	712,542	(114,643)	597,899

Stockholder’s equity
Common stock of The West Penn Power Company	65,842	0	65,842	0	65,842
Common stock of subsidiaries consolidated	5,419	0	5,419	(5,419)	0
Other paid-in capital	396,538	0	396,538	(148,131)	248,407
Members equity	0	(2)	(2)	2	0
Retained earnings	523,554	0	523,554	(254,184)	269,370
Accumulated other comprehensive income (loss)	171	0	171	0	171

Total Stockholder’s Equity	991,524	(2)	991,522	(407,732)	583,790

Total Liabilities and Stockholder’s Equity	2,908,880	1	2,908,881	(1,193,089)	1,715,792

WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF OPERATIONS DATA

For Year Ended December 31, 2004

(000’s)

	West Penn Power Company	West Virginia Power and Transmission Company Consolidated	West Penn Funding Corporation Consolidated	Subtotal
		(from pg G-3)	(from pg F-3)	(Carried to Pg E-3a)
Operating revenues	1,071,635	0	95,507	1,167,142

Operating expenses:
Purchased power and transmission	704,438	0	0	704,438
Operations and maintenance	148,029	4	1,468	149,501
Depreciation and amortization	60,578	0	71,822	132,400
Taxes other than income taxes	66,182	(4)	1	66,179

Total operating expenses	979,227	0	73,291	1,052,518

Operating income (loss)	92,408	0	22,216	114,624

Other income (expenses), net	80,964	9,152	86,874	176,990
Interest expense	53,746	0	22,535	76,281

Income (loss) before income taxes	119,626	9,152	86,555	215,333
Income tax expense (benefit)	20,755	2,135	16,693	39,583

Net income (loss)	98,871	7,017	69,862	175,750

E - 3a

WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF OPERATIONS DATA

For Year Ended December 31, 2004

(000’s)

	Prior Page Subtotal	West Penn Transferring Agent LLC	Combined Totals	Eliminations, etc.	West Penn Power Company Consolidated
	(from pg E-3)				(Carried to Pg A-3a)
Operating revenues	1,167,142	0	1,167,142	(1,250)	1,165,892

Operating expenses:
Purchased power and transmission	704,438	0	704,438	15,752	720,190
Operations and maintenance	149,501	0	149,501	(1,250)	148,251
Depreciation and amortization	132,400	0	132,400	(57,424)	74,976
Taxes other than income taxes	66,179	0	66,179	0	66,179

Total operating expenses	1,052,518	0	1,052,518	(42,922)	1,009,596

Operating income (loss)	114,624	0	114,624	41,672	156,296

Other income (expenses), net	176,990	0	176,990	(163,465)	13,525
Interest expense	76,281	0	76,281	(44,914)	31,367

Income (loss) before income taxes	215,333	0	215,333	(76,879)	138,454
Income tax expense (benefit)	39,583	0	39,583	0	39,583

Net income (loss)	175,750	0	175,750	(76,879)	98,871

WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF RETAINED EARNINGS,

OTHER PAID—IN CAPITAL AND MEMBERS EQUITY DATA

For Year Ended December 31, 2004
(000’s)

	West Penn Power Company	West Virginia Power and Transmission Company Consolidated	West Penn Funding Corporation Consolidated	Subtotal
		(from pg G-4)	(from pg F-4)	(Carried to Pg E-4a)
RETAINED EARNINGS
Balance at January 1, 2004	214,349	11,082	198,943	424,374
Add:
Net Income (loss)	98,871	7,017	69,862	175,750

Total	313,220	18,099	268,805	600,124

Deduct:
Dividends declared on common stock	43,850	15,000	17,720	76,570

Total deductions	43,850	15,000	17,720	76,570

Balance at December 31, 2004	269,370	3,099	251,085	523,554

OTHER PAID—IN CAPITAL
Balance at January 1, 2004	248,407	(555)	148,686	396,538
Add (Deduct):
Parent company contributions	0	0	0	0
Return of capital contributions to Parent	0	0	0	0

Balance at December 31, 2004	248,407	(555)	148,686	396,538

MEMBERS EQUITY
Balance at January 1, 2004	0	0	0	0
Add(Deduct):
Net income (loss)	0	0	0	0

Balance at December 31, 2004	0	0	0	0

E - 4a

WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF RETAINED EARNINGS AND PAID—IN CAPITAL DATA

For Year Ended December 31, 2004

(000’s)

	Prior Page Subtotal	West Penn Transferring Agent LLC	Combined Totals	Eliminations, etc.	West Penn Power Company Consolidated
	(from pg E-4)				(Carried to Pg A-4a)
RETAINED EARNINGS
Balance at January 1, 2004	424,374	0	424,374	(210,025)	214,349
Add:
Net Income (loss)	175,750	0	175,750	(76,879)	98,871

Total	600,124	0	600,124	(286,904)	313,220

Deduct:
Dividends declared on common stock	76,570	0	76,570	(32,720)	43,850

Total deductions	76,570	0	76,570	(32,720)	43,850

Balance at December 31, 2004	523,554	0	523,554	(254,184)	269,370

OTHER PAID—IN CAPITAL
Balance at January 1, 2004	396,538	0	396,538	(148,131)	248,407
Add (Deduct):
Parent company contributions	0	0	0	0	0
Return of capital contributions to Parent	0	0	0	0	0

Balance at December 31, 2004	396,538	0	396,538	(148,131)	248,407

MEMBERS EQUITY
Balance at January 1, 2004	0	(2)	(2)	2	0
Add(Deduct):
Net income (loss)	0	0	0	0	0

Balance at December 31, 2004	0	(2)	(2)	2	0

WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF CASH FLOWS DATA

For Year Ended December 31, 2004

(000’s)

	West Penn Power Company	West Virginia Power and Transmission Company Consolidated	West Penn Funding Corporation Consolidated	Subtotal
		(from pg G-5)	(from pg F-5)	(Carried to Pg E-5a)
Cash Flows from Operations:
Net Income (loss)	98,871	7,017	69,862	175,750
Cumulative effect of accounting change, net	0	0	0	0

Income (loss) before cumulative effect of accounting change	98,871	7,017	69,862	175,750
Depreciation and amortization	60,578	0	71,822	132,400
Deferred investment credit and income taxes, net	24,221	(2,535)	(10,660)	11,026
Amortization of adverse power purchase commitment	(18,042)	0	0	(18,042)
(Gain) loss on asset sales and disposals	(172)	(9,118)	(41,365)	(50,655)
Other, net	(43,530)	0	705	(42,825)
Changes in certain current assets and liabilities:
Accounts receivable, net	3,237	6	0	3,243
Affiliated accounts receivable / payable, net	17,078	(1,235)	2,289	18,132
Materials and supplies	(1,317)	0	0	(1,317)
Taxes receivable / accrued, net	1,589	(4,802)	(168)	(3,381)
Accounts payable	175	0	0	175
Interest accrued	0	0	(84)	(84)
Other, net	(4,674)	(480)	(3)	(5,157)

Total Cash Flows from Operations	138,014	(11,147)	92,398	219,265

Cash Flows used in Investing:
Capital expenditures	(62,093)	(2)	0	(62,095)
Proceeds from land sales	304	10,798	0	11,102
Contribution to affiliate	(9)	0	0	(9)
Increase in restricted funds	0	0	(1,041)	(1,041)

Total Cash Flows used in Investing	(61,798)	10,796	(1,041)	(52,043)

Cash Flows from (used in) Financing:
Retirement of long-term debt	(84,000)	0	(73,714)	(157,714)
Notes payable to affiliates	7,450	0	0	7,450
Cash dividends paid on capital stock:
Common stock	(43,850)	(15,000)	(17,719)	(76,569)

Total Cash Flows from (used in) Financing	(120,400)	(15,000)	(91,433)	(226,833)

Net Change in Cash and Cash Equivalents*	(44,184)	(15,351)	(76)	(59,611)
Cash and Cash Equivalents at January 1	50,522	17,052	1,879	69,453

Cash and Cash Equivalents at December 31	6,338	1,701	1,803	9,842

Supplemental cash flow information:
Cash paid (received) during the year for:
Interest (net of amount capitalized)	7,889	0	21,923	29,812
Income taxes, net	(6,534)	9,909	29,408	32,783

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, repurchase agreements, and money market funds, are considered to be the equivalent of cash.

E - 5a

WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF CASH FLOWS DATA

For Year Ended December 31, 2004

(000’s)

	Prior Page Subtotal	West Penn Transferring Agent LLC	Combined Totals	Eliminations, etc.	West Penn Power Company Consolidated
	(from pg E-5)				(Carried to Pg A-5a)
Cash Flows from Operations:
Net Income (loss)	175,750	0	175,750	(76,879)	98,871
Cumulative effect of accounting change, net	0	0	0	0	0

Income (loss) before cumulative effect of accounting change	175,750	0	175,750	(76,879)	98,871
Depreciation and amortization	132,400	0	132,400	(57,424)	74,976
Deferred investment credit and income taxes, net	11,026	0	11,026	1	11,027
Amortization of adverse power purchase commitment	(18,042)	0	(18,042)	0	(18,042)
(Gain) loss on asset sales and disposals	(50,655)	0	(50,655)	41,366	(9,289)
Other, net	(42,825)	0	(42,825)	44,458	1,633
Changes in certain current assets and liabilities:
Accounts receivable, net	3,243	0	3,243	0	3,243
Affiliated accounts receivable / payable, net	18,132	0	18,132	0	18,132
Materials and supplies	(1,317)	0	(1,317)	0	(1,317)
Taxes receivable / accrued, net	(3,381)	0	(3,381)	(2)	(3,383)
Accounts payable	175	0	175	0	175
Interest accrued	(84)	0	(84)	84	0
Other, net	(5,157)	0	(5,157)	4,829	(328)

Total Cash Flows from Operations	219,265	0	219,265	(43,567)	175,698

Cash Flows used in Investing:
Capital expenditures	(62,095)	0	(62,095)	10,839	(51,256)
Proceeds from land sales	11,102	0	11,102	0	11,102
Contribution to affiliate	(9)	0	(9)	9	0
Increase in restricted funds	(1,041)	0	(1,041)	0	(1,041)

Total Cash Flows used in Investing	(52,043)	0	(52,043)	10,848	(41,195)

Cash Flows from (used in) Financing:
Retirement of long-term debt	(157,714)	0	(157,714)	0	(157,714)
Notes payable to affiliates	7,450	0	7,450	0	7,450
Cash dividends paid on capital stock:
Common stock	(76,569)	0	(76,569)	32,719	(43,850)

Total Cash Flows from (used in) Financing	(226,833)	0	(226,833)	32,719	(194,114)

Net Change in Cash and Cash Equivalents*	(59,611)	0	(59,611)	0	(59,611)
Cash and Cash Equivalents at January 1	69,453	0	69,453	0	69,453

Cash and Cash Equivalents at December 31	9,842	0	9,842	0	9,842

Supplemental cash flow information:
Cash paid (received) during the year for:
Interest (net of amount capitalized)	29,812	0	29,812	0	29,812
Income taxes, net	32,783	51	32,834	0	32,834

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, repurchase agreements, and money market funds, are considered to be the equivalent of cash.

WEST PENN FUNDING CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET DATA—December 31, 2004

(000’s)

	West Penn Funding Corporation	West Penn Funding, LLC—West	West Penn Funding, LLC	Combined Totals	Eliminations, etc.	West Penn Funding Corporation Consolidated
						(Carried to Pg E-1)
ASSETS
Current assets:
Cash and cash equivalents	30	10	1,763	1,803	0	1,803
Accounts receivable:
Affiliates, net	0	0	4,782	4,782	0	4,782
Intangible transition property	0	0	71,823	71,823	0	71,823
Restricted funds	0	0	14,410	14,410	0	14,410
Other current assets	1,856	28	0	1,884	0	1,884

Total Current Assets	1,886	38	92,778	94,702	0	94,702

Investments and other assets:
Securities of subsidiaries consolidated	10,205	0	0	10,205	(10,205)	0
Long-term notes receivable—affiliated	594,941	5,503	0	600,444	0	600,444

Total Investments and Other Assets	605,146	5,503	0	610,649	(10,205)	600,444

Deferred charges:
Intangible transition property	0	0	184,079	184,079	0	184,079
Other deferred charges	0	0	1,142	1,142	0	1,142

Total Deferred Charges	0	0	185,221	185,221	0	185,221

Total Assets	607,032	5,541	277,999	890,572	(10,205)	880,367

WEST PENN FUNDING CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET DATA—December 31, 2004

(000’s)

	West Penn Funding Corporation	West Penn Funding, LLC—West	West Penn Funding, LLC	Combined Totals	Eliminations, etc.	West Penn Funding Corporation Consolidated
						(Carried to Pg E-2)
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Long-term debt due within 1 year	0	0	73,019	73,019	0	73,019
Deferred income taxes	10,659	0	0	10,659	0	10,659
Accrued taxes	5,872	67	0	5,939	0	5,939
Accrued interest	0	0	314	314	0	314
Deferred gain on sale of intangible transition property	41,366	0	0	41,366	0	41,366

Total Current Liabilities	57,897	67	73,333	131,297	0	131,297

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	0	0	199,934	199,934	0	199,934
Deferred credits and other liabilities:
Non-current income taxes payable	0	1	0	1	0	1
Deferred income taxes	40,925	0	0	40,925	0	40,925
Deferred gain on sale of intangible transition property	106,020	0	0	106,020	0	106,020

Total Deferred Credits and Other Liabilities	146,945	1	0	146,946	0	146,946

Stockholder’s equity
Common stock	2,419	0	0	2,419	0	2,419
Other paid-in capital	148,686	0	0	148,686	0	148,686
Members equity	0	5,473	4,732	10,205	(10,205)	0
Retained earnings	251,085	0	0	251,085	0	251,085

Total stockholder’s equity	402,190	5,473	4,732	412,395	(10,205)	402,190

Total liabilities and stockholder’s equity	607,032	5,541	277,999	890,572	(10,205)	880,367

WEST PENN FUNDING CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF OPERATIONS DATA

For Year Ended December 31, 2004

(000’s)

	West Penn Funding Corporation	West Penn Funding, LLC—West	West Penn Funding, LLC	Combined Totals	Eliminations, etc.	West Penn Funding Corporation Consolidated
						(Carried to Pg E-3)
Operating revenues	0	0	95,507	95,507	0	95,507

Operating expenses:
Operations and maintenance	20	11	1,437	1,468	0	1,468
Amortization of intangible transition property	0	0	71,822	71,822	0	71,822
Taxes other than income taxes	0	1	0	1	0	1

Total operating expenses	20	12	73,259	73,291	0	73,291

Operating income (loss)	(20)	(12)	22,248	22,216	0	22,216

Other income (expenses), net	86,416	660	287	87,363	(489)	86,874
Interest expense	0	0	22,535	22,535	0	22,535

Income (loss) before income taxes	86,396	648	0	87,044	(489)	86,555
Income tax expense (benefit)	16,534	159	0	16,693	0	16,693

Net income (loss)	69,862	489	0	70,351	(489)	69,862

WEST PENN FUNDING CORPORATION AND SUBSIDIARY COMPANY

CONSOLIDATING STATEMENT OF RETAINED EARNINGS, OTHER PAID—IN CAPITAL

AND MEMBERS EQUITY DATA

For Year Ended December 31, 2004

(000’s)

	West Penn Funding Corporation	West Penn Funding, LLC—West	West Penn Funding, LLC	Combined Totals	Eliminations, etc.	West Penn Funding Corporation Consolidated
						(Carried to Pg E-4)
RETAINED EARNINGS
Balance at January 1, 2004	198,943	0	0	198,943	0	198,943
Add:
Net Income (loss)	69,862	0	0	69,862	0	69,862

Total	268,805	0	0	268,805	0	268,805

Deduct:
Dividends declared on common stock	17,720	0	0	17,720	0	17,720

Total deductions	17,720	0	0	17,720	0	17,720

Balance at December 31, 2004	251,085	0	0	251,085	0	251,085

OTHER PAID—IN CAPITAL
Balance at January 1, 2004	148,686	0	0	148,686	0	148,686
Add(Deduct)
Parent company contributions	0	0	0	0	0	0
Return of capital contributions to Parent	0	0	0	0	0	0

Balance at December 31, 2004	148,686	0	0	148,686	0	148,686

MEMBERS EQUITY
Balance at January 1, 2004	0	5,566	4,688	10,254	(10,254)	0
Add(Deduct)
Net income (loss)	0	489	0	489	(489)	0
Dividends declared to members	0	(587)	0	(587)	587	0
Members’ capital contributions	0	5	44	49	(49)	0

Balance at December 31, 2004	0	5,473	4,732	10,205	(10,205)	0

WEST PENN FUNDING CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF CASH FLOWS DATA

For Year Ended December 31, 2004

(000’s)

	West Penn Funding Corporation	West Penn Funding, LLC—West	West Penn Funding, LLC	Combined Totals	Eliminations, etc.	West Penn Funding Corporation Consolidated
						(Carried to Pg E-5)
Cash Flows from Operations:
Net Income (loss)	69,862	489	0	70,351	(489)	69,862
Cumulative effect of accounting change, net	0	0	0	0	0	0

Income (loss) before cumulative effect of accounting change	69,862	489	0	70,351	(489)	69,862
Depreciation and amortization	0	0	71,822	71,822	0	71,822
Deferred investment credit and income taxes, net	(10,660)	0	0	(10,660)	0	(10,660)
(Gain) loss on asset sales and disposals	(41,365)	0	0	(41,365)	0	(41,365)
Other, net	98	0	705	803	(98)	705
Changes in certain current assets and liabilities:
Affiliated accounts receivable / payable, net	0	0	2,289	2,289	0	2,289
Taxes receivable / accrued, net	(168)	0	0	(168)	0	(168)
Interest accrued	0	0	(84)	(84)	0	(84)
Other, net	(2)	0	(1)	(3)	0	(3)

Total Cash Flows from Operations	17,765	489	74,731	92,985	(587)	92,398

Cash Flows used in Investing:
Capital expenditures	0	0	0	0	0	0
Contribution to affiliate	(40)	0	0	(40)	40	0
Increase in restricted funds	0	0	(1,041)	(1,041)	0	(1,041)

Total Cash Flows used in Investing	(40)	0	(1,041)	(1,081)	40	(1,041)

Cash Flows from (used in) Financing:
Retirement of long-term debt	0	0	(73,714)	(73,714)	0	(73,714)
Parent Company contribution	0	5	35	40	(40)	0
Cash dividends paid on capital stock:
Common stock	(17,719)	(587)	0	(18,306)	587	(17,719)

Total Cash Flows from (used in) Financing	(17,719)	(582)	(73,679)	(91,980)	547	(91,433)

Net Change in Cash and Cash Equivalents*	6	(93)	11	(76)	0	(76)
Cash and Cash Equivalents at January 1	24	103	1,752	1,879	0	1,879

Cash and Cash Equivalents at December 31	30	10	1,763	1,803	0	1,803

Supplemental cash flow information:
Cash paid (received) during the year for:
Interest (net of amount capitalized)	0	0	21,923	21,923	0	21,923
Income taxes, net	29,186	222	0	29,408	0	29,408

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, repurchase agreements, and money market funds, are considered to be the equivalent of cash.

WEST VIRGINIA POWER AND TRANSMISSION COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET DATA—December 31, 2004

(000’s)

	West Virginia Power and Transmission Company	West Penn West Virginia Water Power Company	Combined Totals	Eliminations, etc.	West Virginia Power and Transmission Company Consolidated
					(Carried to Pg E-1)
ASSETS
Current assets:
Cash and cash equivalents	1,665	36	1,701	0	1,701
Accounts receivable:
Affiliates, net	1,115	1	1,116	0	1,116
Note receivable due from affiliate	23	0	23	(23)	0
Taxes receivable	0	3	3	0	3
Other current assets	3	0	3	0	3

Total Current Assets	2,806	40	2,846	(23)	2,823

Property, plant and equipment:
In service, at original cost	387	8	395	0	395
Accumulated depreciation	(230)	(1)	(231)	0	(231)

Subtotal	157	7	164	0	164
Construction work in progress	0	0	0	0	0

Net Property, Plant and Equipment	157	7	164	0	164

Investments and other assets:
Securities of subsidiaries consolidated	20	0	20	(20)	0

Total Investments and Other Assets	20	0	20	(20)	0

Deferred charges:
Deferred income taxes	8,623	0	8,623	0	8,623
Other deferred charges	0	0	0	0	0

Total Deferred Charges	8,623	0	8,623	0	8,623

Total Assets	11,606	47	11,653	(43)	11,610

WEST VIRGINIA POWER AND TRANSMISSION COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET DATA—December 31, 2004

(000’s)

	West Virginia Power and Transmission Company	West Penn West Virginia Water Power Company	Combined Totals	Eliminations, etc.	West Virginia Power and Transmission Company Consolidated
					(Carried to Pg E-2)
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Deferred income taxes	127	2	129	0	129
Accrued taxes	4,400	0	4,400	0	4,400

Total Current Liabilities	4,527	2	4,529	0	4,529

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	0	0	0	0	0
Long-term notes and advances—affiliated	0	22	22	(22)	0
Deferred credits and other liabilities:
Non-current income taxes payable	1,535	2	1,537	0	1,537
Deferred income taxes	0	0	0	0	0

Total Deferred Credits and Other Liabilities	1,535	2	1,537	0	1,537

Stockholder’s equity
Common stock	3,000	1	3,001	(1)	3,000
Other paid-in capital	(555)	(17)	(572)	17	(555)
Members equity	0	0	0	0	0
Retained earnings	3,099	37	3,136	(37)	3,099

Total stockholder’s equity	5,544	21	5,565	(21)	5,544

Total liabilities and stockholder’s equity	11,606	47	11,653	(43)	11,610

WEST VIRGINIA POWER AND TRANSMISSION COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF OPERATIONS DATA

For Year Ended December 31, 2004

(000’s)

	West Virginia Power and Transmission Company	West Penn West Virginia Water Power Company	Combined Totals	Eliminations, etc.	West Virginia Power and Transmission Company Consolidated
					(Carried to Pg E-3)
Operating revenues	0	0	0	0	0

Operating expenses:
Operations and maintenance	4	0	4	0	4
Depreciation and amortization	0	0	0	0	0
Taxes other than income taxes	(4)	0	(4)	0	(4)

Total operating expenses	0	0	0	0	0

Operating income (loss)	0	0	0	0	0

Other income (expenses), net	9,152	0	9,152	0	9,152
Interest expense	0	0	0	0	0

Income (loss) before income taxes	9,152	0	9,152	0	9,152
Income tax expense (benefit)	2,135	0	2,135	0	2,135

Net income (loss)	7,017	0	7,017	0	7,017

WEST VIRGINIA POWER AND TRANSMISSION COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF RETAINED EARNINGS, OTHER PAID—IN CAPITAL

AND MEMBERS EQUITY DATA

For Year Ended December 31, 2004

(000’s)

	West Virginia Power and Transmission Company	West Penn West Virginia Water Power Company	Combined Totals	Eliminations, etc.	West Virginia Power and Transmission Company Consolidated
					(Carried to Pg E-4)
RETAINED EARNINGS
Balance at January 1, 2004	11,082	37	11,119	(37)	11,082
Add:
Net Income (loss)	7,017	0	7,017	0	7,017

Total	18,099	37	18,136	(37)	18,099

Deduct:
Dividends declared on common stock	15,000	0	15,000	0	15,000

Total deductions	15,000	0	15,000	0	15,000

Balance at December 31, 2004	3,099	37	3,136	(37)	3,099

OTHER PAID—IN CAPITAL
Balance at January 1, 2004	(555)	0	(555)	0	(555)
Add(Deduct)
Return of capital contributions to Parent	0	(17)	(17)	17	0

Balance at December 31, 2004	(555)	(17)	(572)	17	(555)

MEMBERS EQUITY
Balance at January 1, 2004	0	0	0	0	0

Add(Deduct)
Net income (loss)	0	0	0	0	0
Investment from member	0	0	0	0	0
Members’ capital contributions	0	0	0	0	0

Balance at December 31, 2004	0	0	0	0	0

WEST VIRGINIA POWER AND TRANSMISSION COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF CASH FLOWS DATA

For Year Ended December 31, 2004

(000’s)

	West Virginia Power and Transmission Company	West Penn West Virginia Water Power Company	Combined Totals	Eliminations, etc.	West Virginia Power and Transmission Company Consolidated
					(Carried to Pg E-5)
Cash Flows from Operations:
Net Income (loss)	7,017	0	7,017	0	7,017
Cumulative effect of accounting change, net	0	0	0	0	0

Income (loss) before cumulative effect of accounting change	7,017	0	7,017	0	7,017
Deferred investment credit and income taxes, net	(2,535)	0	(2,535)	0	(2,535)
(Gain) loss on asset sales and disposals	(9,118)	0	(9,118)	0	(9,118)
Changes in certain current assets and liabilities:
Accounts receivable, net	5	1	6	0	6
Affiliated accounts receivable / payable, net	(1,270)	35	(1,235)	0	(1,235)
Taxes receivable / accrued, net	(4,799)	(3)	(4,802)	0	(4,802)
Other, net	(481)	1	(480)	0	(480)

Total Cash Flows from Operations	(11,181)	34	(11,147)	0	(11,147)

Cash Flows used in Investing:
Capital expenditures	0	(2)	(2)	0	(2)
Proceeds from sale of businesses and assets	10,798	0	10,798	0	10,798
Contribution to affiliate	(4)	0	(4)	4	0

Total Cash Flows used in Investing	10,794	(2)	10,792	4	10,796

Cash Flows from (used in) Financing:
Retirement of long-term debt	0	0	0	0	0
Parent Company contribution	0	4	4	(4)	0
Cash dividends paid on capital stock:
Common stock	(15,000)	0	(15,000)	0	(15,000)

Total Cash Flows from (used in) Financing	(15,000)	4	(14,996)	(4)	(15,000)

Net Change in Cash and Cash Equivalents*	(15,387)	36	(15,351)	0	(15,351)
Cash and Cash Equivalents at January 1	17,052	0	17,052	0	17,052

Cash and Cash Equivalents at December 31	1,665	36	1,701	0	1,701

Supplemental cash flow information:
Cash paid (received) during the year for:
Interest (net of amount capitalized)	0	0	0	0	0
Income taxes, net	9,906	3	9,909	0	9,909

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, repurchase agreements, and money market funds, are considered to be the equivalent of cash.

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET DATA

For Year Ended December 31, 2004

(000’s)

	Allegheny Energy Supply Company, LLC	Allegheny Generating Company	Subtotal
			(Carried to Pg H-1a)
ASSETS
Current assets:
Cash and cash equivalents	77,035	7,500	84,535
Accounts receivable:
Wholesale and other	16,791	0	16,791
Affiliates, net	0	0	0
Allowance for uncollectible accounts	(2,511)	0	(2,511)
Materials and supplies	46,172	1,431	47,603
Fuel, including stored gas	45,873	0	45,873
Deferred income taxes	27,017	0	27,017
Collateral deposits	98,427	0	98,427
Commodity contracts	13,523	0	13,523
Taxes receivable	0	0	0
Prepaid taxes	16,406	0	16,406
Assets held for sale	0	0	0
Restricted funds	202,235	0	202,235
Other current assets	5,875	260	6,135

Total Current Assets	546,843	9,191	556,034

Property, plant and equipment:
In service, at original cost	4,090,343	829,527	4,919,870
Accumulated depreciation	(1,926,479)	(303,745)	(2,230,224)

Subtotal	2,163,864	525,782	2,689,646
Construction work in progress	35,571	13,370	48,941

Net Property, Plant and Equipment	2,199,435	539,152	2,738,587

Investments and other assets:
Assets held for sale	780	0	780
Goodwill	367,287	0	367,287
Securities of subsidiaries consolidated	2,610,675	0	2,610,675
Investments in unconsolidated affiliates	0	0	0
Long-term notes receivable	17,719	0	17,719
Other assets	18,855	0	18,855

Total Investments and Other Assets	3,015,316	0	3,015,316

Deferred charges:
Regulatory assets	0	8,752	8,752
Deferred income taxes	161,913	0	161,913
Commodity contracts	3,667	0	3,667
Other deferred charges	19,820	102	19,922

Total Deferred Charges	185,400	8,854	194,254

Total Assets	5,946,994	557,197	6,504,191

H - 1a

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET DATA

For Year Ended December 31, 2004

(000’s)

	Prior Page Subtotal	Lake Acquisition Company, LLC	Subtotal
	(from pg H-1)		(Carried to Pg H-1b)
ASSETS
Current assets:
Cash and cash equivalents	84,535	9	84,544
Accounts receivable:
Wholesale and other	16,791	0	16,791
Affiliates, net	0	0	0
Allowance for uncollectible accounts	(2,511)	0	(2,511)
Materials and supplies	47,603	0	47,603
Fuel, including stored gas	45,873	0	45,873
Deferred income taxes	27,017	0	27,017
Collateral deposits	98,427	0	98,427
Commodity contracts	13,523	0	13,523
Taxes receivable	0	11	11
Prepaid taxes	16,406	0	16,406
Assets held for sale	0	0	0
Restricted funds	202,235	0	202,235
Other current assets	6,135	0	6,135

Total Current Assets	556,034	20	556,054

Property, plant and equipment:
In service, at original cost	4,919,870	669	4,920,539
Accumulated depreciation	(2,230,224)	(19)	(2,230,243)

Subtotal	2,689,646	650	2,690,296
Construction work in progress	48,941	0	48,941

Net Property, Plant and Equipment	2,738,587	650	2,739,237

Investments and other assets:
Assets held for sale	780	0	780
Goodwill	367,287	0	367,287
Securities of subsidiaries consolidated	2,610,675	0	2,610,675
Investments in unconsolidated affiliates	0	0	0
Long-term notes receivable	17,719	0	17,719
Other assets	18,855	0	18,855

Total Investments and Other Assets	3,015,316	0	3,015,316

Deferred charges:
Regulatory assets	8,752	0	8,752
Deferred income taxes	161,913	0	161,913
Commodity contracts	3,667	0	3,667
Other deferred charges	19,922	0	19,922

Total Deferred Charges	194,254	0	194,254

Total Assets	6,504,191	670	6,504,861

H - 1b

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET DATA

For Year Ended December 31, 2004

(000’s)

	Prior Page Subtotal	Allegheny Energy Supply Gleason Generating Facility, LLC	Allegheny Energy Supply Wheatland Generating Facility, LLC	Subtotal
	(from pg H-1a)			(Carried to Pg H-1c)
ASSETS
Current assets:
Cash and cash equivalents	84,544	1,942	2,255	88,741
Accounts receivable:
Wholesale and other	16,791	0	0	16,791
Affiliates, net	0	1,022	739	1,761
Allowance for uncollectible accounts	(2,511)	0	0	(2,511)
Materials and supplies	47,603	922	715	49,240
Fuel, including stored gas	45,873	0	0	45,873
Deferred income taxes	27,017	0	0	27,017
Collateral deposits	98,427	0	0	98,427
Commodity contracts	13,523	0	0	13,523
Taxes receivable	11	33,656	27,003	60,670
Prepaid taxes	16,406	0	0	16,406
Assets held for sale	0	0	0	0
Restricted funds	202,235	0	0	202,235
Other current assets	6,135	600	0	6,735

Total Current Assets	556,054	38,142	30,712	624,908

Property, plant and equipment:
In service, at original cost	4,920,539	321,789	300,678	5,543,006
Accumulated depreciation	(2,230,243)	(34,413)	(32,294)	(2,296,950)

Subtotal	2,690,296	287,376	268,384	3,246,056
Construction work in progress	48,941	1,598	0	50,539

Net Property, Plant and Equipment	2,739,237	288,974	268,384	3,296,595

Investments and other assets:
Assets held for sale	780	0	0	780
Goodwill	367,287	0	0	367,287
Securities of subsidiaries consolidated	2,610,675	0	0	2,610,675
Investments in unconsolidated affiliates	0	0	0	0
Long-term notes receivable	17,719	0	0	17,719
Other assets	18,855	0	0	18,855

Total Investments and Other Assets	3,015,316	0	0	3,015,316

Deferred charges:
Regulatory assets	8,752	0	0	8,752
Deferred income taxes	161,913	0	0	161,913
Commodity contracts	3,667	0	0	3,667
Other deferred charges	19,922	34,228	0	54,150

Total Deferred Charges	194,254	34,228	0	228,482

Total Assets	6,504,861	361,344	299,096	7,165,301

H - 1c

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET DATA

For Year Ended December 31, 2004

(000’s)

	Prior Page Subtotal	Allegheny Energy Supply Capital, LLC	Allegheny Energy Supply Conemaugh, LLC Consolidated	Subtotal
	(from pg H-1b)		(from pg I-1)	(Carried to Pg H-1d)
ASSETS
Current assets:
Cash and cash equivalents	88,741	43	753	89,537
Accounts receivable:
Wholesale and other	16,791	0	0	16,791
Affiliates, net	1,761	3,621	0	5,382
Allowance for uncollectible accounts	(2,511)	0	0	(2,511)
Materials and supplies	49,240	0	0	49,240
Fuel, including stored gas	45,873	0	0	45,873
Deferred income taxes	27,017	0	0	27,017
Collateral deposits	98,427	0	0	98,427
Commodity contracts	13,523	0	0	13,523
Taxes receivable	60,670	0	2,793	63,463
Prepaid taxes	16,406	0	0	16,406
Assets held for sale	0	0	0	0
Restricted funds	202,235	0	0	202,235
Other current assets	6,735	5,998	1	12,734

Total Current Assets	624,908	9,662	3,547	638,117

Property, plant and equipment:
In service, at original cost	5,543,006	0	0	5,543,006
Accumulated depreciation	(2,296,950)	0	0	(2,296,950)

Subtotal	3,246,056	0	0	3,246,056
Construction work in progress	50,539	0	0	50,539

Net Property, Plant and Equipment	3,296,595	0	0	3,296,595

Investments and other assets:
Assets held for sale	780	0	0	780
Goodwill	367,287	0	0	367,287
Securities of subsidiaries consolidated	2,610,675	0	0	2,610,675
Investments in unconsolidated affiliates	0	0	0	0
Long-term notes receivable	17,719	1,781,754	0	1,799,473
Other assets	18,855	0	0	18,855

Total Investments and Other Assets	3,015,316	1,781,754	0	4,797,070

Deferred charges:
Regulatory assets	8,752	0	0	8,752
Deferred income taxes	161,913	299	4,505	166,717
Commodity contracts	3,667	0	0	3,667
Other deferred charges	54,150	0	0	54,150

Total Deferred Charges	228,482	299	4,505	233,286

Total Assets	7,165,301	1,791,715	8,052	8,965,068

H - 1d

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET DATA

For Year Ended December 31, 2004

(000’s)

	Prior Page Subtotal	Acadia Bay Energy Company, LLC	Buchanan Energy Company of Virginia, LLC	Subtotal
	(from pg H-1c)			(Carried to Pg H-1e)
ASSETS
Current assets:
Cash and cash equivalents	89,537	0	284	89,821
Accounts receivable:
Wholesale and other	16,791	0	0	16,791
Affiliates, net	5,382	37,738	0	43,120
Allowance for uncollectible accounts	(2,511)	0	0	(2,511)
Materials and supplies	49,240	0	0	49,240
Fuel, including stored gas	45,873	0	0	45,873
Deferred income taxes	27,017	0	0	27,017
Collateral deposits	98,427	0	0	98,427
Commodity contracts	13,523	0	0	13,523
Taxes receivable	63,463	24,782	864	89,109
Prepaid taxes	16,406	0	0	16,406
Assets held for sale	0	0	0	0
Restricted funds	202,235	0	0	202,235
Other current assets	12,734	0	0	12,734

Total Current Assets	638,117	62,520	1,148	701,785

Property, plant and equipment:
In service, at original cost	5,543,006	0	0	5,543,006
Accumulated depreciation	(2,296,950)	0	0	(2,296,950)

Subtotal	3,246,056	0	0	3,246,056
Construction work in progress	50,539	0	0	50,539

Net Property, Plant and Equipment	3,296,595	0	0	3,296,595

Investments and other assets:
Assets held for sale	780	0	0	780
Goodwill	367,287	0	0	367,287
Securities of subsidiaries consolidated	2,610,675	0	0	2,610,675
Investments in unconsolidated affiliates	0	0	26,052	26,052
Long-term notes receivable	1,799,473	0	0	1,799,473
Other assets	18,855	0	0	18,855

Total Investments and Other Assets	4,797,070	0	26,052	4,823,122

Deferred charges:
Regulatory assets	8,752	0	0	8,752
Deferred income taxes	166,717	4,455	0	171,172
Commodity contracts	3,667	0	0	3,667
Other deferred charges	54,150	0	0	54,150

Total Deferred Charges	233,286	4,455	0	237,741

Total Assets	8,965,068	66,975	27,200	9,059,243

H - 1e

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET DATA

For Year Ended December 31, 2004

(000’s)

	Prior Page Subtotal	Allegheny Energy Supply Development Services, LLC Consolidated	Combined Totals	Eliminations, etc.	Allegheny Energy Supply Company, LLC Consolidated
	(from pg H-1d)	(from pg J-1)			(Carried to Pg A-1a)
ASSETS
Current assets:
Cash and cash equivalents	89,821	64	89,885	0	89,885
Accounts receivable:
Wholesale and other	16,791	0	16,791	0	16,791
Affiliates, net	43,120	0	43,120	(43,120)	0
Allowance for uncollectible accounts	(2,511)	0	(2,511)	0	(2,511)
Materials and supplies	49,240	0	49,240	(1,637)	47,603
Fuel, including stored gas	45,873	0	45,873	0	45,873
Deferred income taxes	27,017	0	27,017	0	27,017
Collateral deposits	98,427	0	98,427	0	98,427
Commodity contracts	13,523	0	13,523	0	13,523
Taxes receivable	89,109	663	89,772	(89,772)	0
Prepaid taxes	16,406	0	16,406	0	16,406
Assets held for sale	0	0	0	2,237	2,237
Restricted funds	202,235	0	202,235	0	202,235
Other current assets	12,734	0	12,734	(6,710)	6,024

Total Current Assets	701,785	727	702,512	(139,002)	563,510

Property, plant and equipment:
In service, at original cost	5,543,006	0	5,543,006	(730,723)	4,812,283
Accumulated depreciation	(2,296,950)	0	(2,296,950)	66,726	(2,230,224)

Subtotal	3,246,056	0	3,246,056	(663,997)	2,582,059
Construction work in progress	50,539	0	50,539	(1,598)	48,941

Net Property, Plant and Equipment	3,296,595	0	3,296,595	(665,595)	2,631,000

Investments and other assets:
Assets held for sale	780	0	780	152,519	153,299
Goodwill	367,287	0	367,287	0	367,287
Securities of subsidiaries consolidated	2,610,675	0	2,610,675	(2,610,675)	0
Investments in unconsolidated affiliates	26,052	0	26,052	0	26,052
Long-term notes receivable	1,799,473	0	1,799,473	(1,799,473)	0
Other assets	18,855	0	18,855	0	18,855

Total Investments and Other Assets	4,823,122	0	4,823,122	(4,257,629)	565,493

Deferred charges:
Regulatory assets	8,752	0	8,752	0	8,752
Deferred income taxes	171,172	4,914	176,086	(138,460)	37,626
Commodity contracts	3,667	0	3,667	0	3,667
Other deferred charges	54,150	0	54,150	(33,710)	20,440

Total Deferred Charges	237,741	4,914	242,655	(172,170)	70,485

Total Assets	9,059,243	5,641	9,064,884	(5,234,396)	3,830,488

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET DATA

For Year Ended December 31, 2004

(000’s)

	Allegheny Energy Supply Company, LLC	Allegheny Generating Company	Subtotal
			(Carried to Pg H-2a)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt due within 1 year	9,785	0	9,785
Accounts payable	102,686	26	102,712
Accounts payable to affiliates, net	42,397	501	42,898
Accrued taxes	174,574	3,077	177,651
Commodity contracts	40,835	0	40,835
Accrued interest	41,128	2,292	43,420
Adverse power purchase commitments	13,698	0	13,698
Other current liabilities	12,890	0	12,890

Total Current Liabilities	437,993	5,896	443,889

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	2,678,909	99,393	2,778,302
Long-term notes and advances—affiliated	1,781,755	15,000	1,796,755

Deferred credits and other liabilities:
Investment tax credit	18,404	38,593	56,997
Non-current income taxes payable	13,851	17,544	31,395
Commodity contracts	56,501	0	56,501
Deferred income taxes	0	155,712	155,712
Adverse power purchase commitments	93,889	0	93,889
Regulatory liabilities	0	24,571	24,571
Other	56,539	0	56,539

Total Deferred Credits and Other Liabilities	239,184	236,420	475,604

Stockholders’ equity
Other paid-in capital	0	172,669	172,669
Common stock of subsidiaries consolidated	0	1	1
Members equity	811,958	0	811,958
Retained earnings	0	27,818	27,818
Accumulated other comprehensive income (loss)	(2,805)	0	(2,805)

Total Stockholders’ Equity	809,153	200,488	1,009,641

Total Liabilities and Stockholders’ Equity	5,946,994	557,197	6,504,191

H - 2a

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET DATA

For Year Ended December 31, 2004

(000’s)

	Prior Page Subtotal	Lake Acquisition Company, LLC	Subtotal
	(from pg H-2)		(Carried to Pg H-2b)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt due within 1 year	9,785	0	9,785
Accounts payable	102,712	0	102,712
Accounts payable to affiliates, net	42,898	0	42,898
Accrued taxes	177,651	0	177,651
Commodity contracts	40,835	0	40,835
Accrued interest	43,420	0	43,420
Adverse power purchase commitments	13,698	0	13,698
Other current liabilities	12,890	0	12,890

Total Current Liabilities	443,889	0	443,889

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	2,778,302	0	2,778,302
Long-term notes and advances—affiliated	1,796,755	0	1,796,755

Deferred credits and other liabilities:
Investment tax credit	56,997	0	56,997
Non-current income taxes payable	31,395	0	31,395
Commodity contracts	56,501	0	56,501
Deferred income taxes	155,712	9	155,721
Adverse power purchase commitments	93,889	0	93,889
Regulatory liabilities	24,571	0	24,571
Other	56,539	0	56,539

Total Deferred Credits and Other Liabilities	475,604	9	475,613

Stockholders’ equity
Other paid-in capital	172,669	0	172,669
Common stock of subsidiaries consolidated	1	0	1
Members equity	811,958	661	812,619
Retained earnings	27,818	0	27,818
Accumulated other comprehensive income (loss)	(2,805)	0	(2,805)

Total Stockholders’ Equity	1,009,641	661	1,010,302

Total Liabilities and Stockholders’ Equity	6,504,191	670	6,504,861

H - 2b

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET DATA

For Year Ended December 31, 2004

(000’s)

	Prior Page Subtotal	Allegheny Energy Supply Gleason Generating Facility, LLC	Allegheny Energy Supply Wheatland Generating Facility, LLC	Subtotal
	(from pg H-2a)			(Carried to Pg H-2c)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt due within 1 year	9,785	0	0	9,785
Accounts payable	102,712	2,806	17	105,535
Accounts payable to affiliates, net	42,898	0	0	42,898
Accrued taxes	177,651	(2,947)	(2,941)	171,763
Commodity contracts	40,835	0	0	40,835
Accrued interest	43,420	0	0	43,420
Adverse power purchase commitments	13,698	0	0	13,698
Other current liabilities	12,890	0	0	12,890

Total Current Liabilities	443,889	(141)	(2,924)	440,824

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	2,778,302	0	0	2,778,302
Long-term notes and advances—affiliated	1,796,755	0	0	1,796,755

Deferred credits and other liabilities:
Investment tax credit	56,997	0	0	56,997
Non-current income taxes payable	31,395	0	0	31,395
Commodity contracts	56,501	0	0	56,501
Deferred income taxes	155,721	47,254	40,721	243,696
Adverse power purchase commitments	93,889	0	0	93,889
Regulatory liabilities	24,571	0	0	24,571
Other	56,539	0	0	56,539

Total Deferred Credits and Other Liabilities	475,613	47,254	40,721	563,588

Stockholders’ equity
Other paid-in capital	172,669	0	0	172,669
Common stock of subsidiaries consolidated	1	0	0	1
Members equity	812,619	314,231	261,299	1,388,149
Retained earnings	27,818	0	0	27,818
Accumulated other comprehensive income (loss)	(2,805)	0	0	(2,805)

Total Stockholders’ Equity	1,010,302	314,231	261,299	1,585,832

Total Liabilities and Stockholders’ Equity	6,504,861	361,344	299,096	7,165,301

H - 2c

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET DATA

For Year Ended December 31, 2004

(000’s)

	Prior Page Subtotal	Allegheny Energy Supply Capital, LLC	Allegheny Energy Supply Conemaugh, LLC Consolidated	Subtotal
	(from pg H-2b)		(from pg I-2)	(Carried to Pg H-2d)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt due within 1 year	9,785	0	0	9,785
Accounts payable	105,535	0	0	105,535
Accounts payable to affiliates, net	42,898	0	2,509	45,407
Accrued taxes	171,763	3,252	0	175,015
Commodity contracts	40,835	0	0	40,835
Accrued interest	43,420	0	0	43,420
Adverse power purchase commitments	13,698	0	0	13,698
Other current liabilities	12,890	0	0	12,890

Total Current Liabilities	440,824	3,252	2,509	446,585

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	2,778,302	0	0	2,778,302
Long-term notes and advances—affiliated	1,796,755	0	0	1,796,755

Deferred credits and other liabilities:
Investment tax credit	56,997	0	0	56,997
Non-current income taxes payable	31,395	0	0	31,395
Commodity contracts	56,501	0	0	56,501
Deferred income taxes	243,696	0	0	243,696
Adverse power purchase commitments	93,889	0	0	93,889
Regulatory liabilities	24,571	0	0	24,571
Other	56,539	0	0	56,539

Total Deferred Credits and Other Liabilities	563,588	0	0	563,588

Stockholders’ equity
Other paid-in capital	172,669	0	0	172,669
Common stock of subsidiaries consolidated	1	0	0	1
Members equity	1,388,149	1,788,463	5,543	3,182,155
Retained earnings	27,818	0	0	27,818
Accumulated other comprehensive income (loss)	(2,805)	0	0	(2,805)

Total Stockholders’ Equity	1,585,832	1,788,463	5,543	3,379,838

Total Liabilities and Stockholders’ Equity	7,165,301	1,791,715	8,052	8,965,068

H - 2d

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET DATA

For Year Ended December 31, 2004

(000’s)

	Prior Page Subtotal	Acadia Bay Energy Company, LLC	Buchanan Energy Company of Virginia, LLC	Subtotal
	(from pg H-2c)			(Carried to Pg H-2e)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt due within 1 year	9,785	0	0	9,785
Accounts payable	105,535	19	0	105,554
Accounts payable to affiliates, net	45,407	0	1	45,408
Accrued taxes	175,015	0	0	175,015
Commodity contracts	40,835	0	0	40,835
Accrued interest	43,420	113	0	43,533
Adverse power purchase commitments	13,698	0	0	13,698
Other current liabilities	12,890	0	0	12,890

Total Current Liabilities	446,585	132	1	446,718

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	2,778,302	0	0	2,778,302
Long-term notes and advances—affiliated	1,796,755	2,720	0	1,799,475

Deferred credits and other liabilities:
Investment tax credit	56,997	0	0	56,997
Non-current income taxes payable	31,395	381	0	31,776
Commodity contracts	56,501	0	0	56,501
Deferred income taxes	243,696	0	1,691	245,387
Adverse power purchase commitments	93,889	0	0	93,889
Regulatory liabilities	24,571	0	0	24,571
Other	56,539	8,106	0	64,645

Total Deferred Credits and Other Liabilities	563,588	8,487	1,691	573,766

Stockholders’ equity
Other paid-in capital	172,669	0	0	172,669
Common stock of subsidiaries consolidated	1	0	0	1
Members equity	3,182,155	55,636	25,508	3,263,299
Retained earnings	27,818	0	0	27,818
Accumulated other comprehensive income (loss)	(2,805)	0	0	(2,805)

Total Stockholders’ Equity	3,379,838	55,636	25,508	3,460,982

Total Liabilities and Stockholders’ Equity	8,965,068	66,975	27,200	9,059,243

H - 2e

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET DATA

For Year Ended December 31, 2004

(000’s)

	Prior Page Subtotal	Allegheny Energy Supply Development Services, LLC Consolidated	Combined Totals	Eliminations, etc.	Allegheny Energy Supply Company, LLC Consolidated
	(from pg H-2d)	(from pg J-2)			(Carried to Pg A-2a)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt due within 1 year	9,785	0	9,785	0	9,785
Accounts payable	105,554	0	105,554	0	105,554
Accounts payable to affiliates, net	45,408	741	46,149	(43,120)	3,029
Accrued taxes	175,015	0	175,015	(151,144)	23,871
Commodity contracts	40,835	0	40,835	0	40,835
Accrued interest	43,533	0	43,533	(6,111)	37,422
Adverse power purchase commitments	13,698	0	13,698	(13,698)	0
Other current liabilities	12,890	0	12,890	0	12,890

Total Current Liabilities	446,718	741	447,459	(214,073)	233,386

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	2,778,302	0	2,778,302	0	2,778,302
Long-term notes and advances—affiliated	1,799,475	0	1,799,475	(1,799,475)	0

Deferred credits and other liabilities:
Investment tax credit	56,997	0	56,997	0	56,997
Non-current income taxes payable	31,776	0	31,776	0	31,776
Commodity contracts	56,501	0	56,501	0	56,501
Deferred income taxes	245,387	0	245,387	(245,387)	0
Adverse power purchase commitments	93,889	0	93,889	(93,889)	0
Regulatory liabilities	24,571	0	24,571	0	24,571
Other	64,645	0	64,645	0	64,645

Total Deferred Credits and Other Liabilities	573,766	0	573,766	(339,276)	234,490

Minority Interest	0	0	0	46,055	46,055

Stockholders’ equity
Other paid-in capital	172,669	0	172,669	(172,669)	0
Common stock of subsidiaries consolidated	1	0	1	(1)	0
Members equity	3,263,299	4,900	3,268,199	(2,727,139)	541,060
Retained earnings	27,818	0	27,818	(27,818)	0
Accumulated other comprehensive income (loss)	(2,805)	0	(2,805)	0	(2,805)

Total Stockholders’ Equity	3,460,982	4,900	3,465,882	(2,927,627)	538,255

Total Liabilities and Stockholders’ Equity	9,059,243	5,641	9,064,884	(5,234,396)	3,830,488

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF OPERATIONS DATA

For Year Ended December 31, 2004

(000’s)

	Allegheny Energy Supply Company, LLC	Allegheny Generating Company	Subtotal
			(Carried to Pg H-3a)
Operating revenues	1,283,693	69,200	1,352,893

Operating expenses:
Fuel consumed in electric generation	484,967	0	484,967
Purchased power and transmission	178,706	0	178,706
Gain on sale of OVEC power agreement and shares	(88,586)	0	(88,586)
Operations and maintenance	318,029	6,181	324,210
Depreciation and amortization	111,109	17,056	128,165
Taxes other than income taxes	45,278	2,886	48,164

Total operating expenses	1,049,503	26,123	1,075,626

Operating income (loss)	234,190	43,077	277,267

Other income (expenses), net	(10,902)	94	(10,808)
Interest expense	385,958	8,455	394,413

Income (loss) from continuing operations before income taxes and minority interest	(162,670)	34,716	(127,954)
Income tax expense (benefit) from continuing operations	(66,411)	7,324	(59,087)
Minority interest	0	0	0

Income (loss) from continuing operations	(96,259)	27,392	(68,867)
(Loss) income from discontinued operations	(6,477)	0	(6,477)

Net income (loss)	(102,736)	27,392	(75,344)

H - 3a

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF OPERATIONS DATA

For Year Ended December 31, 2004

(000’s)

	Prior Page Subtotal	Lake Acquisition Company, LLC	Subtotal
	(from pg H-3)		(Carried to Pg H-3b)
Operating revenues	1,352,893	0	1,352,893

Operating expenses:
Fuel consumed in electric generation	484,967	0	484,967
Purchased power and transmission	178,706	0	178,706
Gain on sale of OVEC power agreement and shares	(88,586)	0	(88,586)
Operations and maintenance	324,210	0	324,210
Depreciation and amortization	128,165	5	128,170
Taxes other than income taxes	48,164	0	48,164

Total operating expenses	1,075,626	5	1,075,631

Operating income (loss)	277,267	(5)	277,262

Other income (expenses), net	(10,808)	0	(10,808)
Interest expense	394,413	0	394,413

Income (loss) from continuing operations before income taxes and minority interest	(127,954)	(5)	(127,959)
Income tax expense (benefit) from continuing operations	(59,087)	(2)	(59,089)
Minority interest	0	0	0

Income (loss) from continuing operations	(68,867)	(3)	(68,870)
(Loss) income from discontinued operations	(6,477)	0	(6,477)

Net income (loss)	(75,344)	(3)	(75,347)

H - 3b

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF OPERATIONS DATA

For Year Ended December 31, 2004

(000’s)

	Prior Page Subtotal	Allegheny Energy Supply Gleason Generating Facility, LLC	Allegheny Energy Supply Wheatland Generating Facility, LLC	Allegheny Energy Supply Lincoln Generating Facility, LLC	Subtotal
	(from pg H-3a)				(Carried to Pg H-3c)
Operating revenues	1,352,893	12,847	11,214	15,990	1,392,944

Operating expenses:
Fuel consumed in electric generation	484,967	12	257	1,514	486,750
Purchased power and transmission	178,706	0	0	0	178,706
Gain on sale of OVEC power agreement and shares	(88,586)	0	0	0	(88,586)
Operations and maintenance	324,210	1,041	1,020	380,079	706,350
Depreciation and amortization	128,170	9,818	8,826	11,482	158,296
Taxes other than income taxes	48,164	1,231	280	719	50,394

Total operating expenses	1,075,631	12,102	10,383	393,794	1,491,910

Operating income (loss)	277,262	745	831	(377,804)	(98,966)

Other income (expenses), net	(10,808)	34	30	43	(10,701)
Interest expense	394,413	0	0	0	394,413

Income (loss) from continuing operations before income taxes and minority interest	(127,959)	779	861	(377,761)	(504,080)
Income tax expense (benefit) from continuing operations	(59,089)	1,263	1,404	(139,614)	(196,036)
Minority interest	0	0	0	0	0

Income (loss) from continuing operations	(68,870)	(484)	(543)	(238,147)	(308,044)
(Loss) income from discontinued operations	(6,477)	0	0	0	(6,477)

Net income (loss)	(75,347)	(484)	(543)	(238,147)	(314,521)

H - 3c

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF OPERATIONS DATA

For Year Ended December 31, 2004

(000’s)

	Prior Page Subtotal	Allegheny Energy Supply Capital, LLC	Allegheny Energy Supply Conemaugh, LLC Consolidated	Acadia Bay Energy Company, LLC	Subtotal
	(from pg H-3b)		(from pg I-3)		(Carried to Pg H-3d)
Operating revenues	1,392,944	0	0	0	1,392,944

Operating expenses:
Fuel consumed in electric generation	486,750	0	0	0	486,750
Purchased power and transmission	178,706	0	0	0	178,706
Gain on sale of OVEC power agreement and shares	(88,586)	0	0	0	(88,586)
Operations and maintenance	706,350	19	(5,011)	(2,882)	698,476
Depreciation and amortization	158,296	0	0	0	158,296
Taxes other than income taxes	50,394	1	209	66	50,670

Total operating expenses	1,491,910	20	(4,802)	(2,816)	1,484,312

Operating income (loss)	(98,966)	(20)	4,802	2,816	(91,368)

Other income (expenses), net	(10,701)	143,810	12	0	133,121
Interest expense	394,413	0	1	113	394,527

Income (loss) from continuing operations before income taxes and minority interest	(504,080)	143,790	4,813	2,703	(352,774)
Income tax expense (benefit) from continuing operations	(196,036)	34,185	651	1,760	(159,440)
Minority interest	0	0	0	0	0

Income (loss) from continuing operations	(308,044)	109,605	4,162	943	(193,334)
(Loss) income from discontinued operations	(6,477)	0	0	0	(6,477)

Net income (loss)	(314,521)	109,605	4,162	943	(199,811)

H - 3d

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF OPERATIONS DATA

For Year Ended December 31, 2004

(000’s)

	Prior Page Subtotal	Buchanan Energy Company of Virginia, LLC	Allegheny Trading Finance Company, LLC	Subtotal
	(from pg H-3c)			(Carried to Pg H-3e)
Operating revenues	1,392,944	0	0	1,392,944

Operating expenses:
Fuel consumed in electric generation	486,750	0	0	486,750
Purchased power and transmission	178,706	0	0	178,706
Gain on sale of OVEC power agreement and shares	(88,586)	0	0	(88,586)
Operations and maintenance	698,476	0	(4)	698,472
Depreciation and amortization	158,296	0	0	158,296
Taxes other than income taxes	50,670	0	0	50,670

Total operating expenses	1,484,312	0	(4)	1,484,308

Operating income (loss)	(91,368)	0	4	(91,364)

Other income (expenses), net	133,121	(986)	126	132,261
Interest expense	394,527	0	0	394,527

Income (loss) from continuing operations before income taxes and minority interest	(352,774)	(986)	130	(353,630)
Income tax expense (benefit) from continuing operations	(159,440)	(279)	16,794	(142,925)
Minority interest	0	0	0	0

Income (loss) from continuing operations	(193,334)	(707)	(16,664)	(210,705)
(Loss) income from discontinued operations	(6,477)	0	0	(6,477)

Net income (loss)	(199,811)	(707)	(16,664)	(217,182)

H - 3e

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF OPERATIONS DATA

For Year Ended December 31, 2004

(000’s)

	Prior Page Subtotal	Allegheny Energy Supply Development Services, LLC Consolidated	Combined Totals	Eliminations, etc.	Allegheny Energy Supply Company, LLC Consolidated
	(from pg H-3d)	(from pg J-3)			(Carried to Pg A-3a)
Operating revenues	1,392,944	0	1,392,944	(122,618)	1,270,326

Operating expenses:
Fuel consumed in electric generation	486,750	0	486,750	(1,784)	484,966
Purchased power and transmission	178,706	0	178,706	(77,093)	101,613
Gain on sale of OVEC power agreement and shares	(88,586)	0	(88,586)	0	(88,586)
Operations and maintenance	698,472	(106)	698,366	(382,139)	316,227
Depreciation and amortization	158,296	0	158,296	(46,382)	111,914
Taxes other than income taxes	50,670	0	50,670	(2,229)	48,441

Total operating expenses	1,484,308	(106)	1,484,202	(509,627)	974,575

Operating income (loss)	(91,364)	106	(91,258)	387,009	295,751

Other income (expenses), net	132,261	113	132,374	(131,043)	1,331
Interest expense	394,527	0	394,527	(172,699)	221,828

Income (loss) from continuing operations before income taxes and minority interest	(353,630)	219	(353,411)	428,665	75,254
Income tax expense (benefit) from continuing operations	(142,925)	279	(142,646)	158,748	16,102
Minority interest	0	0	0	6,292	6,292

Income (loss) from continuing operations	(210,705)	(60)	(210,765)	263,625	52,860
(Loss) income from discontinued operations	(6,477)	0	(6,477)	(420,017)	(426,494)

Net Income (loss)	(217,182)	(60)	(217,242)	(156,392)	(373,634)

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF RETAINED EARNINGS, OTHER PAID—IN CAPITAL

AND MEMBERS EQUITY DATA

For Year Ended December 31, 2004

(000’s)

	Allegheny Energy Supply Company, LLC	Allegheny Generating Company	Subtotal
			(Carried to Pg H-4a)
RETAINED EARNINGS
Balance at January 1, 2004	0	12,926	12,926
Add:
Net income (loss)	0	27,392	27,392

Total	0	40,318	40,318

Deduct:
Dividends declared on common stock	0	12,500	12,500

Total deductions	0	12,500	12,500

Balance at December 31, 2004	0	27,818	27,818

OTHER PAID—IN CAPITAL
Balance at January 1, 2004	0	172,669	172,669
Add (Deduct):
Parent company contributions	0	0	0

Balance at December 31, 2004	0	172,669	172,669

MEMBERS EQUITY
Balance at January 1, 2004	769,630	0	769,630
Add:
Net income (loss)	(102,736)	0	(102,736)
Members’ capital contributions	467,351	0	467,351
To reflect a tax accrual adjustment relating to the 2004 Property Tax	0	0	0

Total	1,134,245	0	1,134,245

Deduct:
To reflect transfer of tax balances from AE Supply to disregarded entities	0	0	0
To reflect sale of AES Lincoln Generating Facility, LLC to ArcLight Capital Partners, LLC and Tyr Capital, LLC.	0	0	0
To reflect merger of Allegheny Trading Finance Company, LLC into AE Supply Company, LLC	0	0	0
Dividends declared to members	322,287	0	322,287
Tax payment/refund allocation adjustment	0	0	0

Total deductions	322,287	0	322,287

Balance at December 31, 2004	811,958	0	811,958

H - 4a

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF RETAINED EARNINGS, OTHER PAID—IN CAPITAL

AND MEMBERS EQUITY DATA

For Year Ended December 31, 2004

(000’s)

	Prior Page Subtotal	Lake Acquisition Company, LLC	Subtotal
	(from pg H-4)		(Carried to Pg H-4b)
RETAINED EARNINGS
Balance at January 1, 2004	12,926	0	12,926
Add:
Net income (loss)	27,392	0	27,392

Total	40,318	0	40,318

Deduct:
Dividends declared on common stock	12,500	0	12,500

Total deductions	12,500	0	12,500

Balance at December 31, 2004	27,818	0	27,818

OTHER PAID—IN CAPITAL
Balance at January 1, 2004	172,669	0	172,669
Add (Deduct):
Parent company contributions	0	0	0

Balance at December 31, 2004	172,669	0	172,669

MEMBERS EQUITY
Balance at January 1, 2004	769,630	659	770,289
Add:
Net income (loss)	(102,736)	(3)	(102,739)
Members’ capital contributions	467,351	5	467,356
To reflect a tax accrual adjustment relating to the 2004 Property Tax	0	0	0

Total	1,134,245	661	1,134,906

Deduct:
To reflect transfer of tax balances from AE Supply to disregarded entities	0	0	0
To reflect sale of AES Lincoln Generating Facility, LLC to ArcLight Capital Partners, LLC and Tyr Capital, LLC.	0	0	0
To reflect merger of Allegheny Trading Finance Company, LLC into AE Supply Company, LLC	0	0	0
Dividends declared to members	322,287	0	322,287
Tax payment/refund allocation adjustment	0	0	0

Total deductions	322,287	0	322,287

Balance at December 31, 2004	811,958	661	812,619

H - 4b

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF RETAINED EARNINGS, OTHER PAID—IN CAPITAL

AND MEMBERS EQUITY DATA

For Year Ended December 31, 2004

(000’s)

	Prior Page Subtotal	Allegheny Energy Supply Gleason Generating Facility, LLC	Allegheny Energy Supply Wheatland Generating Facility, LLC	Allegheny Energy Supply Lincoln Generating Facility, LLC	Subtotal
	(from pg H-4a)				(Carried to Pg H-4c)
RETAINED EARNINGS
Balance at January 1, 2004	12,926	0	0	0	12,926
Add:
Net income (loss)	27,392	0	0	0	27,392

Total	40,318	0	0	0	40,318

Deduct:
Dividends declared on common stock	12,500	0	0	0	12,500

Total deductions	12,500	0	0	0	12,500

Balance at December 31, 2004	27,818	0	0	0	27,818

OTHER PAID—IN CAPITAL
Balance at January 1, 2004	172,669	0	0	0	172,669
Add (Deduct):
Parent company contributions	0	0	0	0	0

Balance at December 31, 2004	172,669	0	0	0	172,669

MEMBERS EQUITY
Balance at January 1, 2004	770,289	355,224	291,305	405,616	1,822,434
Add:
Net income (loss)	(102,739)	(484)	(543)	(238,147)	(341,913)
Members’ capital contributions	467,356	0	0	12	467,368
To reflect a tax accrual adjustment relating to the 2004 Property Tax	0	0	0	85	85

Total	1,134,906	354,740	290,762	167,566	1,947,974

Deduct:
To reflect transfer of tax balances from AE Supply to disregarded entities	0	8,197	7,842	10,303	26,342
To reflect sale of AES Lincoln Generating Facility, LLC to ArcLight Capital Partners, LLC and Tyr Capital, LLC.	0	0	0	120,333	120,333
To reflect merger of Allegheny Trading Finance Company, LLC into AE Supply Company, LLC	0	0	0	0	0
Dividends declared to members	322,287	32,312	21,621	36,930	413,150
Tax payment/refund allocation adjustment	0	0	0	0	0

Total deductions	322,287	40,509	29,463	167,566	559,825

Balance at December 31, 2004	812,619	314,231	261,299	0	1,388,149

H - 4c

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF RETAINED EARNINGS, OTHER PAID—IN CAPITAL

AND MEMBERS EQUITY DATA

For Year Ended December 31, 2004

(000’s)

	Prior Page Subtotal	Allegheny Energy Supply Capital, LLC	Allegheny Energy Supply Conemaugh, LLC Consolidated	Acadia Bay Energy Company, LLC	Subtotal
	(from pg H-4b)		(from pg I-4)		(Carried to Pg H-4d)
RETAINED EARNINGS
Balance at January 1, 2004	12,926	0	0	0	12,926
Add:
Net income (loss)	27,392	0	0	0	27,392

Total	40,318	0	0	0	40,318

Deduct:
Dividends declared on common stock	12,500	0	0	0	12,500

Total deductions	12,500	0	0	0	12,500

Balance at December 31, 2004	27,818	0	0	0	27,818

OTHER PAID—IN CAPITAL
Balance at January 1, 2004	172,669	0	0	0	172,669
Add (Deduct):
Parent company contributions	0	0	0	0	0

Balance at December 31, 2004	172,669	0	0	0	172,669

MEMBERS EQUITY
Balance at January 1, 2004	1,822,434	1,784,873	13,456	60,968	3,681,731
Add:
Net income (loss)	(341,913)	109,605	4,162	943	(227,203)
Members’ capital contributions	467,368	0	0	3	467,371
To reflect a tax accrual adjustment relating to the 2004 Property Tax	85	0	0	0	85

Total	1,947,974	1,894,478	17,618	61,914	3,921,984

Deduct:
To reflect transfer of tax balances from AE Supply to disregarded entities	26,342	0	0	0	26,342
To reflect sale of AES Lincoln Generating Facility, LLC to ArcLight Capital Partners, LLC and Tyr Capital, LLC.	120,333	0	0	0	120,333
To reflect merger of Allegheny Trading Finance Company, LLC into AE Supply Company, LLC	0	0	0	0	0
Dividends declared to members	413,150	110,029	13,360	65	536,604
Tax payment/refund allocation adjustment	0	(4,014)	(1,285)	6,213	914

Total deductions	559,825	106,015	12,075	6,278	684,193

Balance at December 31, 2004	1,388,149	1,788,463	5,543	55,636	3,237,791

H - 4d

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF RETAINED EARNINGS, OTHER PAID—IN CAPITAL

AND MEMBERS EQUITY DATA

For Year Ended December 31, 2004

(000’s)

	Prior Page Subtotal	Buchanan Energy Company of Virginia, LLC	Allegheny Trading Finance Company, LLC	Subtotal
	(from pg H-4c)			(Carried to Pg H-4e)
RETAINED EARNINGS
Balance at January 1, 2004	12,926	0	0	12,926
Add:
Net income (loss)	27,392	0	0	27,392

Total	40,318	0	0	40,318

Deduct:
Dividends declared on common stock	12,500	0	0	12,500

Total deductions	12,500	0	0	12,500

Balance at December 31, 2004	27,818	0	0	27,818

OTHER PAID—IN CAPITAL
Balance at January 1, 2004	172,669	0	0	172,669
Add (Deduct):
Parent company contributions	0	0	0	0

Balance at December 31, 2004	172,669	0	0	172,669

MEMBERS EQUITY
Balance at January 1, 2004	3,681,731	26,210	(131,125)	3,576,816
Add:
Net income (loss)	(227,203)	(707)	(16,664)	(244,574)
Members’ capital contributions	467,371	5	14,000	481,376
To reflect a tax accrual adjustment relating to the 2004 Property Tax	85	0	0	85

Total	3,921,984	25,508	(133,789)	3,813,703

Deduct:
To reflect transfer of tax balances from AE Supply to disregarded entities	26,342	0	0	26,342
To reflect sale of AES Lincoln Generating Facility, LLC to ArcLight Capital Partners, LLC and Tyr Capital, LLC.	120,333	0	0	120,333
To reflect merger of Allegheny Trading Finance Company, LLC into AE Supply Company, LLC	0	0	(147,079)	(147,079)
Dividends declared to members	536,604	0	0	536,604
Tax payment/refund allocation adjustment	914	0	13,290	14,204

Total deductions	684,193	0	(133,789)	550,404

Balance at December 31, 2004	3,237,791	25,508	0	3,263,299

H - 4e

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF RETAINED EARNINGS, OTHER PAID—IN CAPITAL

AND MEMBERS EQUITY DATA

For Year Ended December 31, 2004

(000’s)

	Prior Page Subtotal	Allegheny Energy Supply Development Services LLC	Combined Totals	Eliminations, etc.	Allegheny Energy Supply Company, LLC Consolidated
	(from pg H-4d)	(from pg J-4)			(Carried to Pg A-4a)
RETAINED EARNINGS
Balance at January 1, 2004	12,926	0	12,926	(12,926)	0
Add:
Net income (loss)	27,392	0	27,392	(27,392)	0

Total	40,318	0	40,318	(40,318)	0

Deduct:
Dividends declared on common stock	12,500	0	12,500	(12,500)	0

Total deductions	12,500	0	12,500	(12,500)	0

Balance at December 31, 2004	27,818	0	27,818	(27,818)	0

OTHER PAID—IN CAPITAL
Balance at January 1, 2004	172,669	0	172,669	(172,669)	0
Add (Deduct):
Parent company contributions	0	0	0	0	0

Balance at December 31, 2004	172,669	0	172,669	(172,669)	0

MEMBERS EQUITY
Balance at January 1, 2004	3,576,816	13,260	3,590,076	(2,820,446)	769,630
Add:
Net income (loss)	(244,574)	(60)	(244,634)	(129,000)	(373,634)
Members’ capital contributions	481,376	0	481,376	(14,025)	467,351
To reflect a tax accrual adjustment relating to the 2004 Property Tax	85	0	85	(85)	0

Total	3,813,703	13,200	3,826,903	(2,963,556)	863,347

Deduct:
To reflect transfer of tax balances from AE Supply to disregarded entities	26,342	0	26,342	(26,342)	0
To reflect sale of AES Lincoln Generating Facility, LLC to ArcLight Capital Partners, LLC and Tyr Capital, LLC.	120,333	0	120,333	(120,333)	0
To reflect merger of Allegheny Trading Finance Company, LLC into AE Supply Company, LLC	(147,079)	0	(147,079)	147,079	0
Dividends declared to members	536,604	8,300	544,904	(222,617)	322,287
Tax payment/refund allocation adjustment	14,204	0	14,204	(14,204)	0

Total deductions	550,404	8,300	558,704	(236,417)	322,287

Balance at December 31, 2004	3,263,299	4,900	3,268,199	(2,727,139)	541,060

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF CASH FLOWS DATA

For Year Ended December 31, 2004

(000’s)

	Allegheny Energy Supply Company, LLC	Allegheny Generating Company	Subtotal
			(Carried to Pg H-5a)
Cash Flows from Operations:
Net income (loss)	(102,736)	27,392	(75,344)
Loss from discontinued operations, net	6,477	0	6,477
Cumulative effect of accounting change, net	0	0	0

Income (loss) before cumulative effect of accounting change	(96,259)	27,392	(68,867)
Depreciation and amortization	111,109	17,056	128,165
Amortization of debt issuance costs	30,888	0	30,888
Amortization of adverse purchase power commitments	(16,251)	0	(16,251)
Deferred investment credit and income taxes, net	(166,005)	(5,937)	(171,942)
Minority interest in Allegheny Generating Company	0	0	0
Unrealized losses (gains) on commodity contracts, net	12,842	0	12,842
(Gain) loss on asset sales and disposals	0	0	0
Other, net	351,598	1,202	352,800
Changes in certain current assets and liabilities:
Accounts receivable, net	3,761	0	3,761
Affiliated accounts receivable / payable, net	(57,920)	1,472	(56,448)
Materials and supplies	(7,393)	(53)	(7,446)
Taxes receivable / accrued, net	147,539	668	148,207
Accounts payable	3,241	26	3,267
Prepayments	3,870	0	3,870
Collateralization deposits unbilled	(47,252)	0	(47,252)
Purchased options	(1,583)	0	(1,583)
Interest accrued	5,177	0	5,177
Commodity contract termination costs	0	0	0
Other, net	(2,899)	11	(2,888)

Total Cash Flows from Operations	274,463	41,837	316,300

Cash Flows used in Investing:
Capital expenditures	(82,819)	(9,109)	(91,928)
Proceeds from sale of businesses and assets	175,014	0	175,014
Contribution to affiliate	(14,025)	0	(14,025)
Decrease (increase) in restricted funds	(196,399)	0	(196,399)
Other investments	0	0	0

Total Cash Flows used in Investing	(118,229)	(9,109)	(127,338)

Cash Flows from (used in) Financing:
Retirement of long-term debt	(2,719,390)	0	(2,719,390)
Issuance of long-term debt	2,303,383	0	2,303,383
Notes receivable from affiliates	14,892	0	14,892
Notes payable to parent and affiliates	0	(15,000)	(15,000)
Dividends paid to minority shareholder	0	0	0
Dividends paid to parent	(317,350)	0	(317,350)
Parent company contribution	467,351	0	467,351
Cash dividends paid on capital stock:
Common stock	0	(12,500)	(12,500)

Total Cash Flows from (used in) Financing	(251,114)	(27,500)	(278,614)

Effect of Merger of Subsidiaries on Cash Investments	(88)	0	(88)
Net Change in Cash and Cash Equivalents*	(94,968)	5,228	(89,740)
Cash and Cash Equivalents at January 1	172,003	2,272	174,275

Cash and Cash Equivalents at December 31	77,035	7,500	84,535

Supplemental cash flow information:
Cash paid (received) during the year for:
Interest (net of amount capitalized)	205,868	8,293	214,161
Income taxes, net	(47,869)	12,592	(35,277)

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, repurchase agreements, and money market funds, are considered to be the equivalent of cash.

H - 5a

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF CASH FLOWS DATA

For Year Ended December 31, 2004

(000’s)

	Prior Page Subtotal	Lake Acquisition Company, LLC	Subtotal
	(from pg H-5)		(Carried to Pg H-5b)
Cash Flows from Operations:
Net income (loss)	(75,344)	(3)	(75,347)
Loss from discontinued operations, net	6,477	0	6,477
Cumulative effect of accounting change, net	0	0	0

Income (loss) before cumulative effect of accounting change	(68,867)	(3)	(68,870)
Depreciation and amortization	128,165	5	128,170
Amortization of debt issuance costs	30,888	0	30,888
Amortization of adverse purchase power commitments	(16,251)	0	(16,251)
Deferred investment credit and income taxes, net	(171,942)	6	(171,936)
Minority interest in Allegheny Generating Company	0	0	0
Unrealized losses (gains) on commodity contracts, net	12,842	0	12,842
(Gain) loss on asset sales and disposals	0	0	0
Other, net	352,800	0	352,800
Changes in certain current assets and liabilities:
Accounts receivable, net	3,761	0	3,761
Affiliated accounts receivable / payable, net	(56,448)	0	(56,448)
Materials and supplies	(7,446)	0	(7,446)
Taxes receivable / accrued, net	148,207	(5)	148,202
Accounts payable	3,267	0	3,267
Prepayments	3,870	0	3,870
Collateralization deposits unbilled	(47,252)	0	(47,252)
Purchased options	(1,583)	0	(1,583)
Interest accrued	5,177	0	5,177
Commodity contract termination costs	0	0	0
Other, net	(2,888)	1	(2,887)

Total Cash Flows from Operations	316,300	4	316,304

Cash Flows used in Investing:
Capital expenditures	(91,928)	0	(91,928)
Proceeds from sale of businesses and assets	175,014	0	175,014
Contribution to affiliate	(14,025)	0	(14,025)
Decrease (increase) in restricted funds	(196,399)	0	(196,399)
Other investments	0	0	0

Total Cash Flows used in Investing	(127,338)	0	(127,338)

Cash Flows from (used in) Financing:
Retirement of long-term debt	(2,719,390)	0	(2,719,390)
Issuance of long-term debt	2,303,383	0	2,303,383
Notes receivable from affiliates	14,892	0	14,892
Notes payable to parent and affiliates	(15,000)	0	(15,000)
Dividends paid to minority shareholder	0	0	0
Dividends paid to parent	(317,350)	0	(317,350)
Parent company contribution	467,351	5	467,356
Cash dividends paid on capital stock:
Common stock	(12,500)	0	(12,500)

Total Cash Flows from (used in) Financing	(278,614)	5	(278,609)

Effect of Merger of Subsidiaries on Cash Investments	(88)	0	(88)
Net Change in Cash and Cash Equivalents*	(89,740)	9	(89,731)
Cash and Cash Equivalents at January 1	174,275	0	174,275

Cash and Cash Equivalents at December 31	84,535	9	84,544

Supplemental cash flow information:
Cash paid (received) during the year for:
Interest (net of amount capitalized)	214,161	0	214,161
Income taxes, net	(35,277)	(6)	(35,283)

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, repurchase agreements, and money market funds, are considered to be the equivalent of cash.

H - 5b

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF CASH FLOWS DATA

For Year Ended December 31, 2004

(000’s)

	Prior Page Subtotal	Allegheny Energy Supply Gleason Generating Facility, LLC	Allegheny Energy Supply Wheatland Generating Facility, LLC	Allegheny Energy Supply Lincoln Generating Facility, LLC	Subtotal
	(from pg H-5a)				(Carried to Pg H-5c)
Cash Flows from Operations:
Net income (loss)	(75,347)	(484)	(543)	(238,147)	(314,521)
Loss from discontinued operations, net	6,477	0	0	0	6,477
Cumulative effect of accounting change, net	0	0	0	0	0

Income (loss) before cumulative effect of accounting change	(68,870)	(484)	(543)	(238,147)	(308,044)
Depreciation and amortization	128,170	9,818	8,826	11,482	158,296
Amortization of debt issuance costs	30,888	0	0	0	30,888
Amortization of adverse purchase power commitments	(16,251)	0	0	0	(16,251)
Deferred investment credit and income taxes, net	(171,936)	22,483	24,534	(24,102)	(149,021)
Minority interest in Allegheny Generating Company	0	0	0	0	0
Unrealized losses (gains) on commodity contracts, net	12,842	0	0	0	12,842
(Gain) loss on asset sales and disposals	0	0	0	378,789	378,789
Other, net	352,800	0	0	0	352,800
Changes in certain current assets and liabilities:
Accounts receivable, net	3,761	0	0	0	3,761
Affiliated accounts receivable / payable, net	(56,448)	19,867	11,666	17,503	(7,412)
Materials and supplies	(7,446)	(54)	(11)	(19)	(7,530)
Taxes receivable / accrued, net	148,202	(20,043)	(22,075)	(114,776)	(8,692)
Accounts payable	3,267	299	(94)	(92)	3,380
Prepayments	3,870	0	0	0	3,870
Collateralization deposits unbilled	(47,252)	0	0	0	(47,252)
Purchased options	(1,583)	0	0	0	(1,583)
Interest accrued	5,177	0	0	0	5,177
Commodity contract termination costs	0	0	0	0	0
Other, net	(2,887)	3	3	(42)	(2,923)

Total Cash Flows from Operations	316,304	31,889	22,306	30,596	401,095

Cash Flows used in Investing:
Capital expenditures	(91,928)	(292)	(164)	(231)	(92,615)
Proceeds from sale of businesses and assets	175,014	0	0	0	175,014
Contribution to affiliate	(14,025)	0	0	0	(14,025)
Decrease (increase) in restricted funds	(196,399)	0	0	0	(196,399)
Other investments	0	0	0	0	0

Total Cash Flows used in Investing	(127,338)	(292)	(164)	(231)	(128,025)

Cash Flows from (used in) Financing:
Retirement of long-term debt	(2,719,390)	0	0	0	(2,719,390)
Issuance of long-term debt	2,303,383	0	0	0	2,303,383
Notes receivable from affiliates	14,892	0	0	0	14,892
Notes payable to parent and affiliates	(15,000)	0	0	0	(15,000)
Dividends paid to minority shareholder	0	0	0	0	0
Dividends paid to parent	(317,350)	(32,312)	(21,621)	(36,930)	(408,213)
Parent company contribution	467,356	0	0	12	467,368
Cash dividends paid on capital stock:
Common stock	(12,500)	0	0	0	(12,500)

Total Cash Flows from (used in) Financing	(278,609)	(32,312)	(21,621)	(36,918)	(369,460)

Effect of Merger of Subsidiaries on Cash Investments	(88)	0	0	152	64
Net Change in Cash and Cash Equivalents*	(89,731)	(715)	521	(6,401)	(96,326)
Cash and Cash Equivalents at January 1	174,275	2,657	1,734	6,401	185,067

Cash and Cash Equivalents at December 31	84,544	1,942	2,255	0	88,741

Supplemental cash flow information:
Cash paid (received) during the year for:
Interest (net of amount capitalized)	214,161	0	0	0	214,161
Income taxes, net	(35,283)	(2,504)	(1,651)	(2,681)	(42,119)

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, repurchase agreements, and money market funds, are considered to be the equivalent of cash.

H - 5c

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF CASH FLOWS DATA

For Year Ended December 31, 2004

(000’s)

	Prior Page Subtotal	Allegheny Energy Supply Capital, LLC	Allegheny Energy Supply Conemaugh, LLC Consolidated	Acadia Bay Energy Company, LLC	Subtotal
	(from pg H-5b)	(from pg I-5)			(Carried to Pg H-5d)
Cash Flows from Operations:
Net income (loss)	(314,521)	109,605	4,162	943	(199,811)
Loss from discontinued operations, net	6,477	0	0	0	6,477
Cumulative effect of accounting change, net	0	0	0	0	0

Income (loss) before cumulative effect of accounting change	(308,044)	109,605	4,162	943	(193,334)
Depreciation and amortization	158,296	0	0	0	158,296
Amortization of debt issuance costs	30,888	0	0	0	30,888
Amortization of adverse purchase power commitments	(16,251)	0	0	0	(16,251)
Deferred investment credit and income taxes, net	(149,021)	0	(3,786)	23,594	(129,213)
Minority interest in Allegheny Generating Company	0	0	0	0	0
Unrealized losses (gains) on commodity contracts, net	12,842	0	0	0	12,842
(Gain) loss on asset sales and disposals	378,789	0	(5,000)	0	373,789
Other, net	352,800	0	0	0	352,800
Changes in certain current assets and liabilities:
Accounts receivable, net	3,761	0	0	0	3,761
Affiliated accounts receivable / payable, net	(7,412)	9	8,010	(2,579)	(1,972)
Materials and supplies	(7,530)	0	0	0	(7,530)
Taxes receivable / accrued, net	(8,692)	268	3,695	(21,836)	(26,565)
Accounts payable	3,380	0	(11)	19	3,388
Prepayments	3,870	0	0	0	3,870
Collateralization deposits unbilled	(47,252)	0	0	0	(47,252)
Purchased options	(1,583)	0	0	0	(1,583)
Interest accrued	5,177	0	0	5	5,182
Commodity contract termination costs	0	0	0	(259)	(259)
Other, net	(2,923)	135	(1)	2	(2,787)

Total Cash Flows from Operations	401,095	110,017	7,069	(111)	518,070

Cash Flows used in Investing:
Capital expenditures	(92,615)	0	0	0	(92,615)
Proceeds from sale of businesses and assets	175,014	0	5,000	0	180,014
Contribution to affiliate	(14,025)	0	0	0	(14,025)
Increase in restricted funds	(196,399)	0	10	0	(196,389)
Other investments	0	0	0	0	0

Total Cash Flows used in Investing	(128,025)	0	5,010	0	(123,015)

Cash Flows from (used in) Financing:
Retirement of long-term debt	(2,719,390)	0	0	0	(2,719,390)
Issuance of long-term debt	2,303,383	0	0	0	2,303,383
Notes receivable from affiliates	14,892	0	0	0	14,892
Notes payable to parent and affiliates	(15,000)	0	0	108	(14,892)
Dividends paid to minority shareholder	0	0	0	0	0
Dividends paid to parent	(408,213)	(110,029)	(13,360)	0	(531,602)
Parent company contribution	467,368	0	0	3	467,371
Cash dividends paid on capital stock:
Common stock	(12,500)	0	0	0	(12,500)

Total Cash Flows from (used in) Financing	(369,460)	(110,029)	(13,360)	111	(492,738)

Effect of Merger of Subsidiaries on Cash Investments	64	0	0	0	64
Net Change in Cash and Cash Equivalents*	(96,326)	(12)	(1,281)	0	(97,619)
Cash and Cash Equivalents at January 1	185,067	55	2,034	0	187,156

Cash and Cash Equivalents at December 31	88,741	43	753	0	89,537

Supplemental cash flow information:
Cash paid (received) during the year for:
Interest (net of amount capitalized)	214,161	0	0	0	214,161
Income taxes, net	(42,119)	36,353	2,027	(1,830)	(5,569)

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, repurchase agreements, and money market funds, are considered to be the equivalent of cash.

H - 5d

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF CASH FLOWS DATA

For Year Ended December 31, 2004

(000’s)

	Prior Page Subtotal	Buchanan Energy Company of Virginia, LLC	Allegheny Trading Finance Company	Subtotal
	(from pg H-5c)			(Carried to Pg H-5e)
Cash Flows from Operations:
Net income (loss)	(199,811)	(707)	(16,664)	(217,182)
Loss from discontinued operations, net	6,477	0	0	6,477
Cumulative effect of accounting change, net	0	0	0	0

Income (loss) before cumulative effect of accounting change	(193,334)	(707)	(16,664)	(210,705)
Depreciation and amortization	158,296	0	0	158,296
Amortization of debt issuance costs	30,888	0	0	30,888
Amortization of adverse purchase power commitments	(16,251)	0	0	(16,251)
Deferred investment credit and income taxes, net	(129,213)	(279)	5	(129,487)
Minority interest in Allegheny Generating Company	0	0	0	0
Unrealized losses (gains) on commodity contracts, net	12,842	0	0	12,842
(Gain) loss on asset sales and disposals	373,789	0	0	373,789
Other, net	352,800	986	0	353,786
Changes in certain current assets and liabilities:
Accounts receivable, net	3,761	0	0	3,761
Affiliated accounts receivable / payable, net	(1,972)	1	7,081	5,110
Materials and supplies	(7,530)	0	0	(7,530)
Taxes receivable / accrued, net	(26,565)	279	16,793	(9,493)
Accounts payable	3,388	0	(28,028)	(24,640)
Prepayments	3,870	0	0	3,870
Collateralization deposits unbilled	(47,252)	0	0	(47,252)
Purchased options	(1,583)	0	0	(1,583)
Interest accrued	5,182	0	0	5,182
Commodity contract termination costs	(259)	0	0	(259)
Other, net	(2,787)	(1)	37	(2,751)

Total Cash Flows from Operations	518,070	279	(20,776)	497,573

Cash Flows used in Investing:
Capital expenditures	(92,615)	0	0	(92,615)
Proceeds from sale of businesses and assets	180,014	0	0	180,014
Contribution to affiliate	(14,025)	0	0	(14,025)
Increase in restricted funds	(196,389)	0	25,812	(170,577)
Other investments	0	0	0	0

Total Cash Flows used in Investing	(123,015)	0	25,812	(97,203)

Cash Flows from (used in) Financing:
Retirement of long-term debt	(2,719,390)	0	0	(2,719,390)
Issuance of long-term debt	2,303,383	0	0	2,303,383
Notes receivable from affiliates	14,892	0	0	14,892
Notes payable to parent and affiliates	(14,892)	0	0	(14,892)
Dividends paid to minority shareholder	0	0	0	0
Dividends paid to parent	(531,602)	0	(74,841)	(606,443)
Parent company contribution	467,371	5	14,000	481,376
Cash dividends paid on capital stock:
Common stock	(12,500)	0	0	(12,500)

Total Cash Flows from (used in) Financing	(492,738)	5	(60,841)	(553,574)

Effect of Merger of Subsidiaries on Cash Investments	64	0	(64)	0
Net Change in Cash and Cash Equivalents*	(97,619)	284	(55,869)	(153,204)
Cash and Cash Equivalents at January 1	187,156	0	55,869	243,025

Cash and Cash Equivalents at December 31	89,537	284	0	89,821

Supplemental cash flow information:
Cash paid (received) during the year for:
Interest (net of amount capitalized)	214,161	0	0	214,161
Income taxes, net	(5,569)	55	(13,228)	(18,742)

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, repurchase agreements, and money market funds, are considered to be the equivalent of cash.

H - 5e

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF CASH FLOWS DATA

For Year Ended December 31, 2004

(000’s)

	Prior Page Subtotal	Allegheny Energy Supply Development Services LLC Consolidated	Combined Totals	Eliminations, etc.	Allegheny Energy Supply Company, LLC Consolidated
	(from pg H-5d)	(from pg J-5)			(Carried to Pg A-5a)
Cash Flows from Operations:
Net income (loss)	(217,182)	(60)	(217,242)	(156,392)	(373,634)
Loss from discontinued operations, net	6,477	0	6,477	420,017	426,494
Cumulative effect of accounting change, net of taxes	0	0	0	0	0

Income (loss) before cumulative effect of accounting change	(210,705)	(60)	(210,765)	263,625	52,860
Depreciation and amortization	158,296	0	158,296	(46,382)	111,914
Amortization of debt issuance costs	30,888	0	30,888	286	31,174
Amortization of adverse purchase power commitments	(16,251)	0	(16,251)	16,251	0
Deferred investment credit and income taxes, net	(129,487)	85	(129,402)	85,270	(44,132)
Minority interest in Allegheny Generating Company	0	0	0	6,292	6,292
Unrealized losses (gains) on commodity contracts, net	12,842	0	12,842	0	12,842
(Gain) loss on asset sales and disposals	373,789	0	373,789	(378,789)	(5,000)
Other, net	353,786	0	353,786	(321,711)	32,075
Changes in certain current assets and liabilities:
Accounts receivable, net	3,761	0	3,761	0	3,761
Affiliated accounts receivable / payable, net	5,110	214	5,324	(12,301)	(6,977)
Materials and supplies	(7,530)	0	(7,530)	84	(7,446)
Taxes receivable / accrued, net	(9,493)	31	(9,462)	84,635	75,173
Accounts payable	(24,640)	0	(24,640)	2	(24,638)
Prepayments	3,870	0	3,870	19	3,889
Collateralization deposits unbilled	(47,252)	0	(47,252)	0	(47,252)
Purchased options	(1,583)	0	(1,583)	0	(1,583)
Interest accrued	5,182	0	5,182	131	5,313
Commodity contract termination costs	(259)	0	(259)	0	(259)
Other, net	(2,751)	(97)	(2,848)	(5,122)	(7,970)

Total Cash Flows from Operations	497,573	173	497,746	(307,710)	190,036

Cash Flows used in Investing:
Capital expenditures	(92,615)	0	(92,615)	688	(91,927)
Proceeds from sale of businesses and assets	180,014	0	180,014	0	180,014
Contribution to affiliate	(14,025)	0	(14,025)	14,025	0
Increase in restricted funds	(170,577)	0	(170,577)	0	(170,577)
Other investments	0	0	0	0	0

Total Cash Flows used in Investing	(97,203)	0	(97,203)	14,713	(82,490)

Cash Flows from (used in) Financing:
Retirement of long-term debt	(2,719,390)	0	(2,719,390)	0	(2,719,390)
Issuance of long-term debt	2,303,383	0	2,303,383	0	2,303,383
Notes receivable from affiliates	14,892	0	14,892	(14,892)	0
Notes payable to parent and affiliates	(14,892)	0	(14,892)	14,892	0
Dividends paid to minority shareholder	0	0	0	(2,871)	(2,871)
Dividends paid to parent	(606,443)	(8,300)	(614,743)	297,393	(317,350)
Parent company contribution	481,376	0	481,376	(14,025)	467,351
Cash dividends paid on capital stock:
Common stock	(12,500)	0	(12,500)	12,500	0

Total Cash Flows from (used in) Financing	(553,574)	(8,300)	(561,874)	292,997	(268,877)

Effect of Merger of Subsidiaries on Cash Investments	0	0	0	0	0
Net Change in Cash and Cash Equivalents*	(153,204)	(8,127)	(161,331)	0	(161,331)
Cash and Cash Equivalents at January 1	243,025	8,191	251,216	0	251,216

Cash and Cash Equivalents at December 31	89,821	64	89,885	0	89,885

Supplemental cash flow information:
Cash paid (received) during the year for:
Interest (net of amount capitalized)	214,161	0	214,161	(28,776)	185,385
Income taxes, net	(18,742)	28	(18,714)	6,842	(11,872)

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, repurchase agreements, and money market funds, are considered to be the equivalent of cash.

ALLEGHENY ENERGY SUPPLY CONEMAUGH, LLC AND SUBSIDIARY COMPANY

CONSOLIDATING BALANCE SHEET DATA

For Year Ended December 31, 2004

(000’s)

	Allegheny Energy Supply Conemaugh, LLC	Allegheny Energy Supply Conemaugh Fuels, LLC	Combined Totals	Eliminations, etc.	Allegheny Energy Supply Conemaugh, LLC Consolidated
					(Carried to Pg H-1c)
ASSETS
Current assets:
Cash and cash equivalents	753	0	753	0	753
Accounts receivable:
Affiliates, net	0	0	0	0	0
Taxes receivable	2,793	0	2,793	0	2,793
Other current assets	1	0	1	0	1

Total Current Assets	3,547	0	3,547	0	3,547

Property, plant and equipment:
In service, at original cost	0	0	0	0	0
Accumulated depreciation	0	0	0	0	0

Subtotal	0	0	0	0	0
Construction work in progress	0	0	0	0	0

Net Property, Plant and Equipment	0	0	0	0	0

Investments and other assets:
Securities of subsidiaries consolidated	0	0	0	0	0
Other assets	0	0	0	0	0

Total Investments and Other Assets	0	0	0	0	0

Deferred charges:
Deferred income taxes	4,505	0	4,505	0	4,505
Other deferred charges	0	0	0	0	0

Total Deferred Charges	4,505	0	4,505	0	4,505

Total Assets	8,052	0	8,052	0	8,052

ALLEGHENY ENERGY SUPPLY CONEMAUGH, LLC AND SUBSIDIARY COMPANY

CONSOLIDATING BALANCE SHEET DATA

For Year Ended December 31, 2004

(000’s)

	Allegheny Energy Supply Conemaugh, LLC	Allegheny Energy Supply Conemaugh Fuels, LLC	Combined Totals	Eliminations, etc.	Allegheny Energy Supply Conemaugh, LLC Consolidated
					(Carried to Pg H-2c)
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	0	0	0	0	0
Accounts payable to affiliates, net	2,509	0	2,509	0	2,509

Total Current Liabilities	2,509	0	2,509	0	2,509

Deferred credits and other liabilities:
Deferred income taxes	0	0	0	0	0
Other	0	0	0	0	0

Total Deferred Credits and Other Liabilities	0	0	0	0	0

Stockholder’s equity
Members equity	5,543	0	5,543	0	5,543

Total stockholder’s equity	5,543	0	5,543	0	5,543

Total liabilities and stockholder’s equity	8,052	0	8,052	0	8,052

ALLEGHENY ENERGY SUPPLY CONEMAUGH, LLC AND SUBSIDIARY COMPANY

CONSOLIDATING STATEMENT OF OPERATIONS DATA

For Year Ended December 31, 2004

(000’s)

	Allegheny Energy Supply Conemaugh, LLC	Allegheny Energy Supply Conemaugh Fuels, LLC	Combined Totals	Eliminations, etc.	Allegheny Energy Supply Conemaugh, LLC Consolidated
					(Carried to Pg H-3c)
Operating revenues	0	0	0	0	0

Operating expenses:
Operation expense	(5,011)	0	(5,011)	0	(5,011)
Depreciation and amortization	0	0	0	0	0
Taxes other than income taxes	209	0	209	0	209

Total operating expenses	(4,802)	0	(4,802)	0	(4,802)

Operating income (loss)	4,802	0	4,802	0	4,802

Other income (expenses), net	12	0	12	0	12
Interest expense	1	0	1	0	1

Income (loss) before income taxes	4,813	0	4,813	0	4,813
Income tax expense (benefit)	651	0	651	0	651

Net income (loss)	4,162	0	4,162	0	4,162

ALLEGHENY ENERGY SUPPLY CONEMAUGH, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF RETAINED EARNINGS, OTHER PAID-IN CAPITAL

AND MEMBERS EQUITY DATA

For Year Ended December 31, 2004

(000’s)

	Allegheny Energy Supply Conemaugh, Company LLC	Allegheny Energy Supply Conemaugh, Fuels LLC	Combined Totals	Eliminations, etc.	Allegheny Energy Supply Conemaugh, LLC Consolidated
					(Carried to Pg H-4c)
RETAINED EARNINGS
Balance at January 1, 2004	0	0	0	0	0
Add:
Net income (loss)	0	0	0	0	0

Total	0	0	0	0	0

Deduct:
Dividends declared on common stock	0	0	0	0	0
Total deductions	0	0	0	0	0

Balance at December 31, 2004	0	0	0	0	0

OTHER PAID-IN CAPITAL
Balance at January 1, 2004	0	0	0	0	0
Add (Deduct):
Parent company contributions	0	0	0	0	0

Balance at December 31, 2004	0	0	0	0	0

MEMBERS EQUITY
Balance at January 1, 2004	13,456	0	13,456	0	13,456
Add:
Net income (loss)	4,162	0	4,162	0	4,162
Members’ capital contributions	0	0	0	0	0

Total	17,618	0	17,618	0	17,618

Deduct:
Dividends declared to members	13,360	0	13,360	0	13,360
Tax payment/refund allocation adjustment	(1,285)	0	(1,285)	0	(1,285)

Total deductions	12,075	0	12,075	0	12,075

Balance at December 31, 2004	5,543	0	5,543	0	5,543

ALLEGHENY ENERGY SUPPLY CONEMAUGH, LLC AND SUBSIDIARY COMPANY

CONSOLIDATING STATEMENT OF CASH FLOWS DATA

For Year Ended December 31, 2004

(000’s)

	Allegheny Energy Supply Conemaugh, LLC	Allegheny Energy Supply Conemaugh Fuels, LLC	Combined Totals	Eliminations, etc.	Allegheny Energy Supply Conemaugh, LLC Consolidated
					(Carried to Pg H-5c)
Cash Flows from Operations:
Net income (loss)	4,162	0	4,162	0	4,162
Cumulative effect of accounting change, net	0	0	0	0	0

Income (loss) before cumulative effect of accounting change	4,162	0	4,162	0	4,162
Deferred investment credit and income taxes, net	(3,786)	0	(3,786)	0	(3,786)
(Gain) loss on asset sales and disposals	(5,000)	0	(5,000)	0	(5,000)
Changes in certain current assets and liabilities:
Accounts receivable, net	0	0	0	0	0
Affiliated accounts receivable / payable, net	8,010	0	8,010	0	8,010
Taxes receivable / accrued, net	3,695	0	3,695	0	3,695
Accounts payable	(11)	0	(11)	0	(11)
Other, net	(1)	0	(1)	0	(1)

Total Cash Flows from Operations	7,069	0	7,069	0	7,069

Cash Flows used in Investing:
Capital expenditures	0	0	0	0	0
Proceeds from sale of businesses and assets	5,000	0	5,000	0	5,000
Increase in restricted funds	10	0	10	0	10
Other investments	0	0	0	0	0

Total Cash Flows used in Investing	5,010	0	5,010	0	5,010

Cash Flows from (used in) Financing:
Retirement of long-term debt	0	0	0	0	0
Dividends paid to parent	(13,360)	0	(13,360)	0	(13,360)
Dividends on capital stock:
Preferred stock	0	0	0	0	0
Common stock	0	0	0	0	0

Total Cash Flows from (used in) Financing	(13,360)	0	(13,360)	0	(13,360)

Net Change in Cash and Cash Equivalents*	(1,281)	0	(1,281)	0	(1,281)
Cash and Cash Equivalents at January 1	2,034	0	2,034	0	2,034

Cash and Cash Equivalents at December 31	753	0	753	0	753

Supplemental cash flow information:
Cash paid (received) during the year for:
Interest (net of amount capitalized)	0	0	0	0	0
Income taxes, net	2,027	0	2,027	0	2,027

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, repurchase agreements, and money market funds, are considered to be the equivalent of cash.

ALLEGHENY ENERGY SUPPLY DEVELOPMENT SERVICES, LLC AND SUBSIDIARY COMPANY

CONSOLIDATING BALANCE SHEET DATA

For Year Ended December 31, 2004

(000’s)

	Allegheny Energy Supply Development Services, LLC	NYC Energy LLC	Combined Totals	Eliminations, etc.	Allegheny Energy Supply Development Services, LLC Consolidated
					(Carried to Pg H-1e)
ASSETS
Current assets:
Cash and cash equivalents	64	0	64	0	64
Accounts receivable:
Affiliates, net	0	0	0	0	0
Taxes receivable	663	0	663	0	663
Other current assets	0	0	0	0	0

Total Current Assets	727	0	727	0	727

Property, plant and equipment:
In service, at original cost	0	0	0	0	0
Accumulated depreciation	0	0	0	0	0

Subtotal	0	0	0	0	0
Construction work in progress	0	0	0	0	0

Net Property, Plant and Equipment	0	0	0	0	0

Investments and other assets:
Securities of subsidiaries consolidated	0	0	0	0	0
Other assets	0	0	0	0	0

Total Investments and Other Assets	0	0	0	0	0

Deferred charges:
Deferred income taxes	4,914	0	4,914	0	4,914
Other deferred charges	0	0	0	0	0

Total Deferred Charges	4,914	0	4,914	0	4,914

Total Assets	5,641	0	5,641	0	5,641

ALLEGHENY ENERGY SUPPLY DEVELOPMENT SERVICES, LLC AND SUBSIDIARY COMPANY

CONSOLIDATING BALANCE SHEET DATA

For Year Ended December 31, 2004

(000’s)

	Allegheny Energy Supply Development Services, LLC	NYC Energy LLC	Combined Totals	Eliminations, etc.	Allegheny Energy Supply Development Services, LLC Consolidated
					(Carried to Pg H-2e)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt due within 1 year	0	0	0	0	0
Accounts payable to affiliates, net	741	0	741	0	741
Deferred income taxes	0	0	0	0	0

Total Current Liabilities	741	0	741	0	741

Minority interest	0	0	0	0	0
Stockholder’s equity
Members equity	4,900	0	4,900	0	4,900

Total stockholder’s equity	4,900	0	4,900	0	4,900

Total liabilities and stockholder’s equity	5,641	0	5,641	0	5,641

ALLEGHENY ENERGY SUPPLY DEVELOPMENT SERVICES, LLC AND SUBSIDIARY COMPANY

CONSOLIDATING STATEMENT OF OPERATIONS DATA

For Year Ended December 31, 2004

(000’s)

	Allegheny Energy Supply Development Services, LLC	NYC Energy LLC	Combined Totals	Eliminations, etc.	Allegheny Energy Supply Development Services, LLC Consolidated
					(Carried to Pg H-3e)
Operating revenues	0	0	0	0	0

Operating expenses:
Operation expense	(106)	0	(106)	0	(106)
Taxes other than income taxes	0	0	0	0	0

Total operating expenses	(106)	0	(106)	0	(106)

Operating income (loss)	106	0	106	0	106

Other income (expenses), net	113	0	113	0	113
Interest expense	0	0	0	0	0

Income (loss) before income taxes and minority interest	219	0	219	0	219
Income tax expense (benefit)	279	0	279	0	279

Net income (loss)	(60)	0	(60)	0	(60)

ALLEGHENY ENERGY SUPPLY DEVELOPMENT SERVICES, LLC AND SUBSIDIARY COMPANY

CONSOLIDATING STATEMENT OF RETAINED EARNINGS, OTHER PAID-IN CAPITAL

AND MEMBERS EQUITY DATA

For Year Ended December 31, 2004

(000’s)

	Allegheny Energy Supply Development Services, LLC	NYC Energy LLC	Combined Totals	Eliminations, etc.	Allegheny Energy Supply Development Services, LLC Consolidated
					(Carried to Pg H-4e)
RETAINED EARNINGS
Balance at January 1, 2004	0	0	0	0	0
Add:
Net income (loss)	0	0	0	0	0

Total	0	0	0	0	0

Deduct:
Dividends declared on common stock	0	0	0	0	0

Total deductions	0	0	0	0	0

Balance at December 31, 2004	0	0	0	0	0

OTHER PAID-IN CAPITAL
Balance at January 1, 2004	0	0	0	0	0
Add (Deduct):
Parent company contributions	0	0	0	0	0

Balance at December 31, 2004	0	0	0	0	0

MEMBERS EQUITY
Balance at January 1, 2004	13,260	69	13,329	(69)	13,260
Add:
Net income (loss)	(60)	0	(60)	0	(60)
Members’ capital contributions	0	0	0	0	0

Total	13,200	69	13,269	(69)	13,200

Deduct:
Dividends declared to members	8,300	0	8,300	0	8,300
To reflect the deconsolidation of subsidiary due to termination of partnership	0	69	69	(69)	0

Total deductions	8,300	69	8,369	(69)	8,300

Balance at December 31, 2004	4,900	0	4,900	0	4,900

ALLEGHENY ENERGY SUPPLY DEVELOPMENT SERVICES, LLC AND SUBSIDIARY COMPANY

CONSOLIDATING STATEMENT OF CASH FLOWS DATA

For Year Ended December 31, 2004

(000’s)

	Allegheny Energy Supply Development Services, LLC	NYC Energy LLC	Combined Totals	Eliminations, etc.	Allegheny Energy Supply Development Services, LLC Consolidated
					(Carried to Pg H-5e)
Cash Flows from Operations:
Net income (loss)	(60)	0	(60)	0	(60)
Cumulative effect of accounting change, net	0	0	0	0	0

Income (loss) before cumulative effect of accounting change	(60)	0	(60)	0	(60)
Deferred investment credit and income taxes, net	85	0	85	0	85
Changes in certain current assets and liabilities:
Accounts receivable, net	0	0	0	0	0
Affiliated accounts receivable / payable, net	214	0	214	0	214
Taxes receivable / accrued, net	31	0	31	0	31
Other, net	(97)	0	(97)	0	(97)

Total Cash Flows from Operations	173	0	173	0	173

Cash Flows used in Investing:
Capital expenditures	0	0	0	0	0
Other investments	0	0	0	0	0

Total Cash Flows used in Investing	0	0	0	0	0

Cash Flows from (used in) Financing:
Retirement of long-term debt	0	0	0	0	0
Dividends paid to parent	(8,300)	0	(8,300)	0	(8,300)
Cash dividends paid on capital stock:
Common stock	0	0	0	0	0

Total Cash Flows from (used in) Financing	(8,300)	0	(8,300)	0	(8,300)

Net Change in Cash and Cash Equivalents*	(8,127)	0	(8,127)	0	(8,127)
Cash and Cash Equivalents at January 1	8,191	0	8,191	0	8,191

Cash and Cash Equivalents at December 31	64	0	64	0	64

Supplemental cash flow information:
Cash paid (received) during the year for:
Interest (net of amount capitalized)	0	0	0	0	0
Income taxes, net	28	0	28	0	28

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, repurchase agreements, and money market funds, are considered to be the equivalent of cash.

ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET DATA—December 31, 2004

(000’s)

	Allegheny Ventures, Inc	Allegheny Energy Solutions, Inc	Allegheny Communications Connect, Inc Consolidated	Subtotal
			(from pg L-1a)	(Carried to Pg K-1a)
ASSETS
Current assets:
Cash and cash equivalents	2,302	655	4,503	7,460
Accounts receivable:
Customer	831	0	1,316	2,147
Other	45	1,823	264	2,132
Affiliates, net	0	0	0	0
Allowance for uncollectible accounts	(301)	(2)	(83)	(386)
Materials and supplies	160	0	2,827	2,987
Deferred income taxes	150	676	1,383	2,209
Taxes receivable	1,818	1,077	1,457	4,352
Prepaid taxes	0	0	156	156
Other current assets	13	0	4	17

Total Current Assets	5,018	4,229	11,827	21,074

Property, plant and equipment:
In service, at original cost	1,509	860	40,699	43,068
Accumulated depreciation	(686)	(344)	(7,668)	(8,698)

Subtotal	823	516	33,031	34,370
Construction work in progress	0	0	1,058	1,058

Net Property, Plant and Equipment	823	516	34,089	35,428

Investments and other assets:
Securities of subsidiaries consolidated	72,939	0	0	72,939
Unregulated investments	2,613	0	976	3,589
Other assets	111	28	231	370

Total Investments and Other Assets	75,663	28	1,207	76,898

Deferred charges:
Deferred income taxes	6,290	2,101	11,888	20,279
Other deferred charges	0	0	58	58

Total Deferred Charges	6,290	2,101	11,946	20,337

Total Assets	87,794	6,874	59,069	153,737

K - 1a

ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET DATA—December 31, 2004

(000’s)

	Subtotal	Alliance Gas Services Holdings, LLC	AYP Energy, Inc	Combined Totals	Eliminations, etc.	Allegheny Ventures, Inc Consolidated
	(from pg K-1)					(Carried to Pg A-1b)
ASSETS
Current assets:
Cash and cash equivalents	7,460	0	102	7,562	0	7,562
Accounts receivable:
Customer	2,147	0	0	2,147	0	2,147
Other	2,132	0	0	2,132	0	2,132
Affiliates, net	0	12,123	2	12,125	(12,125)	0
Allowance for uncollectible accounts	(386)	0	0	(386)	0	(386)
Materials and supplies	2,987	0	0	2,987	0	2,987
Deferred income taxes	2,209	0	0	2,209	0	2,209
Taxes receivable	4,352	0	76	4,428	0	4,428
Prepaid taxes	156	0	0	156	0	156
Other current assets	17	0	0	17	0	17

Total Current Assets	21,074	12,123	180	33,377	(12,125)	21,252

Property, plant and equipment:
In service, at original cost	43,068	0	0	43,068	0	43,068
Accumulated depreciation	(8,698)	0	0	(8,698)	0	(8,698)

Subtotal	34,370	0	0	34,370	0	34,370
Construction work in progress	1,058	0	0	1,058	0	1,058

Net Property, Plant and Equipment	35,428	0	0	35,428	0	35,428

Investments and other assets:
Securities of subsidiaries consolidated	72,939	0	0	72,939	(72,939)	0
Unregulated investments	3,589	0	0	3,589	0	3,589
Other assets	370	0	0	370	0	370

Total Investments and Other Assets	76,898	0	0	76,898	(72,939)	3,959

Deferred charges:
Deferred income taxes	20,279	0	151	20,430	0	20,430
Other deferred charges	58	0	0	58	0	58

Total Deferred Charges	20,337	0	151	20,488	0	20,488

Total Assets	153,737	12,123	331	166,191	(85,064)	81,127

ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET DATA—December 31, 2004

(000’s)

	Allegheny Ventures, Inc	Allegheny Energy Solutions, Inc	Allegheny Communications Connect, Inc Consolidated	Subtotal
			(from pg L-2a)	(Carried to Pg K-2a)
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	413	1,014	846	2,273
Accounts payable to affiliates, net	12,576	174	483	13,233
Accrued taxes	0	0	183	183
Other current liabilities	270	2,097	15	2,382

Total Current Liabilities	13,259	3,285	1,527	18,071

Deferred credits and other liabilities:
Non-current income taxes payable	645	0	0	645
Other	1	5	642	648

Total Deferred Credits and Other Liabilities	646	5	642	1,293

Stockholder’s equity
Common stock of Allegheny Ventures, Inc.	1	0	0	1
Common stock of subsidiaries consolidated	0	1	1	2
Other paid-in capital	210,156	21,765	100,400	332,321
Members equity	0	0	0	0
Retained earnings	(136,268)	(18,182)	(43,501)	(197,951)

Total Stockholder’s Equity	73,889	3,584	56,900	134,373

Total Liabilities and Stockholder’s Equity	87,794	6,874	59,069	153,737

K - 2a

ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET DATA—December 31, 2003

(000’s)

	Subtotal	Alliance Gas Services Holdings, LLC	AYP Energy, Inc	Combined Totals	Eliminations, etc.	Allegheny Ventures, Inc Consolidated
	(from pg K-2)					(Carried to Pg A-2b)
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	2,273	0	0	2,273	0	2,273
Accounts payable to affiliates, net	13,233	0	0	13,233	(12,126)	1,107
Accrued taxes	183	0	0	183	0	183
Other current liabilities	2,382	0	0	2,382	0	2,382

Total Current Liabilities	18,071	0	0	18,071	(12,126)	5,945

Deferred credits and other liabilities:
Non-current income taxes payable	645	0	0	645	0	645
Other	648	0	0	648	0	648

Total Deferred Credits and Other Liabilities	1,293	0	0	1,293	0	1,293

Stockholder’s equity
Common stock of Allegheny Ventures, Inc.	1	0	0	1	0	1
Common stock of subsidiaries consolidated	2	0	1	3	(3)	0
Other paid-in capital	332,321	0	1,705	334,026	(123,870)	210,156
Members equity	0	12,123	0	12,123	(12,123)	0
Retained earnings	(197,951)	0	(1,375)	(199,326)	63,058	(136,268)

Total Stockholder’s Equity	134,373	12,123	331	146,827	(72,938)	73,889

Total Stockholder’s Equity and Liabilities	153,737	12,123	331	166,191	(85,064)	81,127

ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF OPERATIONS DATA

For Year Ended December 31, 2004

(000’s)

	Allegheny Ventures, Inc	Allegheny Energy Solutions, Inc	Allegheny Communications Connect, Inc Consolidated	Subtotal
			(from pg L-3)	(Carried to Pg K-3a)
Operating revenues	6,647	25,010	8,359	40,016

Operating expenses:
Operations and maintenance	8,814	26,633	10,929	46,376
Depreciation and amortization	213	172	2,325	2,710
Taxes other than income taxes	159	93	476	728

Total operating expenses	9,186	26,898	13,730	49,814

Operating income (loss)	(2,539)	(1,888)	(5,371)	(9,798)

Other income (expenses), net	(4,753)	501	1,645	(2,607)
Interest expense	2	0	4	6

Income (loss) before income taxes	(7,294)	(1,387)	(3,730)	(12,411)
Income tax expense (benefit)	(1,689)	(375)	(1,767)	(3,831)

Net income (loss)	(5,605)	(1,012)	(1,963)	(8,580)

K - 3a

ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF OPERATIONS DATA

For Year Ended December 31, 2004

(000’s)

	Subtotal	Alliance Gas Services Holdings, LLC	AYP Energy, Inc	Combined Totals	Eliminations, etc.	Allegheny Ventures, Inc Consolidated
	(from pg K-3)					(Carried to Pg A-3b)
Operating revenues	40,016	0	0	40,016	0	40,016

Operating expenses:
Operations and maintenance	46,376	0	1	46,377	0	46,377
Depreciation and amortization	2,710	0	0	2,710	0	2,710
Taxes other than income taxes	728	0	2	730	0	730

Total operating expenses	49,814	0	3	49,817	0	49,817

Operating income (loss)	(9,798)	0	(3)	(9,801)	0	(9,801)

Other income (expenses), net	(2,607)	0	0	(2,607)	2,960	353
Interest expense	6	0	0	6	(2)	4

Income (loss) before income taxes	(12,411)	0	(3)	(12,414)	2,962	(9,452)
Income tax expense (benefit)	(3,831)	0	(16)	(3,847)	0	(3,847)

Net income (loss)	(8,580)	0	13	(8,567)	2,962	(5,605)

ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF RETAINED EARNINGS, OTHER PAID—IN CAPITAL AND OWNERS EQUITY DATA

For Year Ended December 31, 2004

(000’s)

	Allegheny Ventures, Inc	Allegheny Energy Solutions, Inc	Allegheny Communications Connect, Inc Consolidated	Subtotal
			(from pg L-4a)	(Carried to Pg K-4a)
RETAINED EARNINGS
Balance at January 1, 2004	(93,663)	(2,370)	(24,938)	(120,971)
Add:
Net income (loss)	(5,605)	(1,012)	(1,963)	(8,580)

Total	(99,268)	(3,382)	(26,901)	(129,551)

Deduct:
Dividends declared on common stock	37,000	14,800	16,600	68,400

Total deductions	37,000	14,800	16,600	68,400

Balance at December 31, 2004	(136,268)	(18,182)	(43,501)	(197,951)

OTHER PAID—IN CAPITAL
Balance at January 1, 2004	210,135	21,765	100,400	332,300
Add (Deduct):
Parent company contributions	21	0	0	21

Balance at December 31, 2004	210,156	21,765	100,400	332,321

MEMBERS EQUITY
Balance at January 1, 2004	0	0	0	0
Add (Deduct):
Net income (loss)	0	0	0	0

Total Balance at December 31, 2004	0	0	0	0

K - 4a

ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF RETAINED EARNINGS, OTHER PAID—IN CAPITAL AND OWNERS EQUITY DATA

For Year Ended December 31, 2004

(000’s)

	Subtotal	Alliance Services Holdings, LLC	AYP Energy, Inc	Combined Totals	Eliminations, etc.	Allegheny Ventures, Inc Consolidated
	(from pg K-4)					(Carried to Pg A-4b)
RETAINED EARNINGS
Balance at January 1, 2004	(120,971)	0	(1,388)	(122,359)	28,696	(93,663)
Add (Deduct):
Net income (loss)	(8,580)	0	13	(8,567)	2,962	(5,605)

Total	(129,551)	0	(1,375)	(130,926)	31,658	(99,268)

Deduct:
Dividends declared on common stock	68,400	0	0	68,400	(31,400)	37,000

Total deductions	68,400	0	0	68,400	(31,400)	37,000

Balance at December 31, 2004	(197,951)	0	(1,375)	(199,326)	63,058	(136,268)

OTHER PAID—IN CAPITAL
Balance at January 1, 2004	332,300	0	1,686	333,986	(123,851)	210,135
Add (Deduct):
Parent company contributions	21	0	19	40	(19)	21

Balance at December 31, 2004	332,321	0	1,705	334,026	(123,870)	210,156

MEMBERS EQUITY
Balance at January 1, 2004	0	12,123	0	12,123	(12,123)	0
Add:
Net income (loss)	0	0	0	0	0	0

Total Balance at December 31, 2004	0	12,123	0	12,123	(12,123)	0

ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF CASH FLOWS DATA

For Year Ended December 31, 2004

(000’s)

	Allegheny Ventures, Inc	Allegheny Energy Solutions, Inc	Allegheny Communications Connect, Inc Consolidated	Subtotal
			(from pg L-5a)	(Carried to Pg K-5a)
Cash Flows from Operations:
Net income (loss)	(5,605)	(1,012)	(1,963)	(8,580)
Cumulative effect of accounting change, net of taxes	0	0	0	0

Income (loss) before cumulative effect of accounting change	(5,605)	(1,012)	(1,963)	(8,580)
Depreciation and amortization	213	172	2,325	2,710
Deferred investment credit and income taxes, net	(1,878)	(1,460)	3,270	(68)
Other, net	36,590	0	713	37,303
Changes in certain current assets and liabilities:
Accounts receivable, net	1,035	1,200	14,721	16,956
Affiliated accounts receivable / payable, net	(5,780)	(2,498)	(2,556)	(10,834)
Materials and supplies	(3)	0	3,828	3,825
Taxes receivable / accrued, net	1,064	833	72	1,969
Accounts payable	159	(557)	340	(58)
Other, net	221	2,071	(212)	2,080

Total Cash Flows from Operations	26,016	(1,251)	20,538	45,303

Cash Flows used in Investing:
Capital expenditures	(111)	0	(1,226)	(1,337)
Contribution to affiliate	(2)	0	0	(2)
Unregulated investments	1,472	0	0	1,472

Total Cash Flows used in Investing	1,359	0	(1,226)	133

Cash Flows from (used in) Financing:
Retirement of long-term debt	0	0	0	0
Cash dividends paid on capital stock:
Common stock	(37,000)	(14,800)	(16,600)	(68,400)

Total Cash Flows from (used in) Financing	(37,000)	(14,800)	(16,600)	(68,400)

Net Change in Cash and Cash Equivalents*	(9,625)	(16,051)	2,712	(22,964)
Cash and Cash Equivalents at January 1	11,927	16,706	1,791	30,424

Cash and Cash Equivalents at December 31	2,302	655	4,503	7,460

Supplemental cash flow information:
Cash paid (received) during the year for:
Interest	0	0	0	0
Income taxes, net	(878)	214	(5,132)	(5,796)

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, repurchase agreements, and money market funds, are considered to be the equivalent of cash.

K - 5a

ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF CASH FLOWS DATA

For Year Ended December 31, 2004

(000’s)

	Subtotal	Alliance Gas Services Holdings, LLC	Subtotal
	(from pg K-5)		(Carried to Pg K-5b)
Cash Flows from Operations:
Net income (loss)	(8,580)	0	(8,580)
Cumulative effect of accounting change, net of taxes	0	0	0

Income (loss) before cumulative effect of accounting change	(8,580)	0	(8,580)
Depreciation and amortization	2,710	0	2,710
Deferred investment credit and income taxes, net	(68)	0	(68)
Other, net	37,303	0	37,303
Changes in certain current assets and liabilities:
Accounts receivable, net	16,956	0	16,956
Affiliated accounts receivable / payable, net	(10,834)	(2)	(10,836)
Materials and supplies	3,825	0	3,825
Taxes receivable / accrued, net	1,969	0	1,969
Accounts payable	(58)	0	(58)
Other, net	2,080	(1)	2,079

Total Cash Flows from Operations	45,303	(3)	45,300

Cash Flows used in Investing:
Capital expenditures	(1,337)	0	(1,337)
Contribution to affiliate	(2)	0	(2)
Unregulated investments	1,472	0	1,472

Total Cash Flows used in Investing	133	0	133

Cash Flows from (used in) Financing:
Retirement of long-term debt	0	0	0
Cash dividends paid on capital stock:
Common stock	(68,400)	0	(68,400)

Total Cash Flows from (used in) Financing	(68,400)	0	(68,400)

Net Change in Cash and Cash Equivalents*	(22,964)	(3)	(22,967)
Cash and Cash Equivalents at January 1	30,424	3	30,427

Cash and Cash Equivalents at December 31	7,460	0	7,460

Supplemental cash flow information:
Cash paid (received) during the year for:
Interest	0	0	0
Income taxes, net	(5,796)	0	(5,796)

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, repurchase agreements, and money market funds, are considered to be the equivalent of cash.

K - 5b

ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF CASH FLOWS DATA

For Year Ended December 31, 2004

(000’s)

	Subtotal	AYP Energy, Inc	Combined Totals	Eliminations, etc.	Allegheny Ventures, Inc Consolidated
	(from pg K-5a)				(Carried to Pg A-5b)
Cash Flows from Operations:
Net income (loss)	(8,580)	13	(8,567)	2,962	(5,605)
Cumulative effect of accounting change, net of taxes	0	0	0	0	0

Income (loss) before cumulative effect of accounting change	(8,580)	13	(8,567)	2,962	(5,605)
Depreciation and amortization	2,710	0	2,710	0	2,710
Deferred investment credit and income taxes, net	(68)	0	(68)	0	(68)
Other, net	37,303	0	37,303	(34,362)	2,941
Changes in certain current assets and liabilities:
Accounts receivable, net	16,956	7	16,963	0	16,963
Affiliated accounts receivable / payable, net	(10,836)	(10)	(10,846)	6	(10,840)
Materials and supplies	3,825	0	3,825	0	3,825
Taxes receivable / accrued, net	1,969	(10)	1,959	0	1,959
Accounts payable	(58)	0	(58)	(6)	(64)
Other, net	2,079	0	2,079	0	2,079

Total Cash Flows from Operations	45,300	0	45,300	(31,400)	13,900

Cash Flows used in Investing:
Capital expenditures	(1,337)	0	(1,337)	0	(1,337)
Contribution to affiliate	(2)	0	(2)	2	0
Unregulated investments	1,472	0	1,472	0	1,472

Total Cash Flows used in Investing	133	0	133	2	135

Cash Flows from (used in) Financing:
Retirement of long-term debt	0	0	0	0	0
Cash dividends paid on capital stock:
Common stock	(68,400)	0	(68,400)	31,400	(37,000)

Total Cash Flows from (used in) Financing	(68,400)	2	(68,398)	31,398	(37,000)

Net Change in Cash and Cash Equivalents*	(22,967)	2	(22,965)	0	(22,965)
Cash at January 1	30,427	100	30,527	0	30,527

Cash at December 31	7,460	102	7,562	0	7,562

Supplemental cash flow information:
Cash paid (received) during the year for:
Interest	0	0	0	0	0
Income taxes, net	(5,796)	(3)	(5,799)	0	(5,799)

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, repurchase agreements, and money market funds, are considered to be the equivalent of cash.

ALLEGHENY COMMUNICATIONS CONNECT, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET DATA—December 31, 2004

(000’s)

	Allegheny Communications Connect, Inc.	Allegheny Communications Connect of Virginia, Inc.	Allegheny Communications Connect of Pennsylvania, LLC	Subtotal
				(Carried to Pg L-1a)
ASSETS
Current assets:
Cash and cash equivalents	3,980	0	523	4,503
Accounts receivable:
Customer	997	0	319	1,316
Other	264	0	0	264
Affiliates, net	5,965	1	0	5,966
Allowance for uncollectible accounts	(83)	0	0	(83)
Materials and supplies	0	0	2,827	2,827
Deferred income taxes	19	0	1,364	1,383
Taxes receivable	1,431	0	0	1,431
Prepaid taxes	156	0	0	156
Other current assets	4	0	0	4

Total Current Assets	12,733	1	5,033	17,767

Property, plant and equipment:
In service, at original cost	40,699	0	0	40,699
Accumulated depreciation	(7,668)	0	0	(7,668)

Subtotal	33,031	0	0	33,031
Construction work in progress	1,058	0	0	1,058

Net Property, Plant and Equipment	34,089	0	0	34,089

Investments and other assets:
Securities of subsidiaries consolidated	(1,325)	0	0	(1,325)
Unregulated investments	976	0	0	976
Other assets	231	0	0	231

Total Investments and Other Assets	(118)	0	0	(118)

Deferred charges:
Deferred income taxes	11,764	0	0	11,764
Other deferred charges	58	0	0	58

Total Deferred Charges	11,822	0	0	11,822

Total Assets	58,526	1	5,033	63,560

L - 1a

ALLEGHENY COMMUNICATIONS CONNECT, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET DATA—December 31, 2004

(000’s)

	Subtotal	AFN Finance Company No. 2, LLC	Combined Totals	Eliminations, etc.	Allegheny Communications Connect,Inc. Consolidated
	(from pg L-1)				(Carried to Pg K-1)
ASSETS
Current assets:
Cash and cash equivalents	4,503	0	4,503	0	4,503
Accounts receivable:
Customer	1,316	0	1,316	0	1,316
Other	264	0	264	0	264
Affiliates, net	5,966	119	6,085	(6,085)	0
Allowance for uncollectible accounts	(83)	0	(83)	0	(83)
Materials and supplies	2,827	0	2,827	0	2,827
Deferred income taxes	1,383	0	1,383	0	1,383
Taxes receivable	1,431	26	1,457	0	1,457
Prepaid taxes	156	0	156	0	156
Other current assets	4	0	4	0	4

Total Current Assets	17,767	145	17,912	(6,085)	11,827

Property, plant and equipment:
In service, at original cost	40,699	0	40,699	0	40,699
Accumulated depreciation	(7,668)	0	(7,668)	0	(7,668)

Subtotal	33,031	0	33,031	0	33,031
Construction work in progress	1,058	0	1,058	0	1,058

Net Property, Plant and Equipment	34,089	0	34,089	0	34,089

Investments and other assets:
Securities of subsidiaries consolidated	(1,325)	0	(1,325)	1,325	0
Unregulated investments	976	0	976	0	976
Other assets	231	0	231	0	231

Total Investments and Other Assets	(118)	0	(118)	1,325	1,207

Deferred charges:
Deferred income taxes	11,764	124	11,888	0	11,888
Other deferred charges	58	0	58	0	58

Total Deferred Charges	11,822	124	11,946	0	11,946

Total Assets	63,560	269	63,829	(4,760)	59,069

ALLEGHENY COMMUNICATIONS CONNECT, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET DATA—December 31, 2004

(000’s)

	Allegheny Communications Connect, Inc.	Allegheny Communications Connect of Virginia, Inc.	Allegheny Communications Connect of Pennsylvania, LLC	Subtotal
				(Carried to Pg L-2a)
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	815	0	31	846
Accounts payable to affiliates, net	0	0	6,568	6,568
Accrued taxes	155	0	28	183
Other current liabilities	15	0	0	15

Total Current Liabilities	985	0	6,627	7,612

Deferred credits and other liabilities:
Deferred income taxes	0	0	0	0
Other	641	0	1	642

Total Deferred Credits and Other Liabilities	641	0	1	642

Stockholder’s equity
Common stock of Allegheny Communications Connect, Inc.	1	0	0	1
Common stock of subsidiaries consolidated	0	1	0	1
Other paid-in capital	100,400	0	0	100,400
Members equity	0	0	(1,595)	(1,595)
Retained earnings	(43,501)	0	0	(43,501)

Total stockholder’s equity	56,900	1	(1,595)	55,306

Total Liabilities and Stockholder’s Equity	58,526	1	5,033	63,560

L - 2a

ALLEGHENY COMMUNICATIONS CONNECT, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET DATA—December 31, 2004

(000’s)

	Subtotal	AFN Finance Company No. 2, LLC	Combined Totals	Eliminations, etc.	Allegheny Communications Connect, Inc. Consolidated
	(from pg L-2)				(Carried to Pg K-2)
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	846	0	846	0	846
Accounts payable to affiliates, net	6,568	0	6,568	(6,085)	483
Accrued taxes	183	0	183	0	183
Other current liabilities	15	0	15	0	15

Total Current Liabilities	7,612	0	7,612	(6,085)	1,527

Deferred credits and other liabilities:
Deferred income taxes	0	0	0	0	0
Other	642	0	642	0	642

Total Deferred Credits and Other Liabilities	642	0	642	0	642

Stockholder’s equity
Common stock of Allegheny Communications Connect, Inc.	1	0	1	0	1
Common stock of subsidiaries consolidated	1	0	1	(1)	0
Other paid-in capital	100,400	0	100,400	0	100,400
Members equity	(1,595)	269	(1,326)	1,326	0
Retained earnings	(43,501)	0	(43,501)	0	(43,501)

Total stockholder’s equity	55,306	269	55,575	1,325	56,900

Total Liabilities and Stockholder’s Equity	63,560	269	63,829	(4,760)	59,069

ALLEGHENY COMMUNICATIONS CONNECT, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF OPERATIONS DATA

For Year Ended December 31, 2004

(000’s)

	Allegheny Communications Connect, Inc.	Allegheny Communications Connect of Pennsylvania, LLC	AFN Finance Company No. 2, LLC	Combined Totals	Eliminations, etc.	Allegheny Communications Connect, Inc. Consolidated
						(Carried to Pg K-3)
Operating revenues	7,247	2,525	0	9,772	(1,413)	8,359

Operating expenses:
Operations and maintenance	6,781	5,561	0	12,342	(1,413)	10,929
Depreciation	2,325	0	0	2,325	0	2,325
Taxes other than income taxes	451	25	0	476	0	476

Total operating expenses	9,557	5,586	0	15,143	(1,413)	13,730

Operating income (loss)	(2,310)	(3,061)	0	(5,371)	0	(5,371)

Other income (expenses), net	(109)	0	0	(109)	1,754	1,645
Interest expense	4	0	0	4	0	4

Income (loss) before income taxes	(2,423)	(3,061)	0	(5,484)	1,754	(3,730)
Income tax expense (benefit)	(460)	(1,307)	0	(1,767)	0	(1,767)

Net income (loss)	(1,963)	(1,754)	0	(3,717)	1,754	(1,963)

ALLEGHENY COMMUNICATIONS CONNECT, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF RETAINED EARNINGS, OTHER PAID—IN CAPITAL

AND MEMBERS EQUITY DATA

For Year Ended December 31, 2004

(000’s)

	Allegheny Communications Connect, Inc.	Allegheny Communications Connect of Virginia Inc.	Allegheny Communications Connect of Pennsylvania, LLC	Subtotal
				(Carried to Pg L-4a)
RETAINED EARNINGS
Balance at January 1, 2004	(24,938)	0	0	(24,938)
Add:
Net income (loss)	(1,963)	0	0	(1,963)

Total	(26,901)	0	0	(26,901)
Deduct:
Dividends declared on common stock	16,600	0	0	16,600

Total deductions	16,600	0	0	16,600

Balance at December 31, 2004	(43,501)	0	0	(43,501)

OTHER PAID—IN CAPITAL
Balance at January 1, 2004	100,400	0	0	100,400
Add (Deduct):
Parent company contributions	0	0	0	0

Balance at December 31, 2004	100,400	0	0	100,400

MEMBERS EQUITY
Balance at January 1, 2004	0	0	159	159
Add (Deduct):
Net income (loss)	0	0	(1,754)	(1,754)

Balance at December 31, 2004	0	0	(1,595)	(1,595)

L - 4a

ALLEGHENY COMMUNICATIONS CONNECT, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF RETAINED EARNINGS, OTHER PAID—IN CAPITAL

AND MEMBERS EQUITY DATA

For Year Ended December 31, 2004

(000’s)

	Subtotal	AFN Finance Company No. 2 LLC	Combined Totals	Eliminations, etc.	Allegheny Communications Connect, Inc. Consolidated
	(from pg L-4)				(Carried to Pg K-4)
RETAINED EARNINGS
Balance at January 1, 2004	(24,938)	0	(24,938)	0	(24,938)
Add (Deduct):
Net income (loss)	(1,963)	0	(1,963)	0	(1,963)

Total	(26,901)	0	(26,901)	0	(26,901)
Deduct:
Dividends declared on common stock	16,600	0	16,600	0	16,600

Total deductions	16,600	0	16,600	0	16,600

Balance at December 31, 2004	(43,501)	0	(43,501)	0	(43,501)

OTHER PAID—IN CAPITAL
Balance at January 1, 2004	100,400	0	100,400	0	100,400
Add (Deduct):
Parent company contributions	0	0	0	0	0

Balance at December 31, 2004	100,400	0	100,400	0	100,400

MEMBERS EQUITY
Balance at January 1, 2004	159	269	428	(428)	0
Add (Deduct):
Net income (loss)	(1,754)	0	(1,754)	1,754	0

Balance at December 31, 2004	(1,595)	269	(1,326)	1,326	0

ALLEGHENY COMMUNICATIONS CONNECT, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF CASH FLOWS DATA

For Year Ended December 31, 2004

(000’s)

	Allegheny Communications Connect, Inc.	Allegheny Communications Connect of Virginia Inc.	Allegheny Communications Connect of Pennsylvania, LLC	Subtotal
				(Carried to Pg L-5a)
Cash Flows from Operations:
Net income (loss)	(1,963)	0	(1,754)	(3,717)
Cumulative effect of accounting change, net of taxes	0	0	0	0

Income (loss) before cumulative effect of accounting change	(1,963)	0	(1,754)	(3,717)
Depreciation and amortization	2,325	0	0	2,325
Deferred investment credit and income taxes, net	4,636	0	(1,366)	3,270
Other, net	2,468	0	0	2,468
Changes in certain current assets and liabilities:
Accounts receivable, net	15,040	0	(319)	14,721
Affiliated accounts receivable / payable, net	(2,684)	0	127	(2,557)
Materials and supplies	0	0	3,828	3,828
Taxes receivable / accrued, net	91	0	(19)	72
Accounts payable	316	0	24	340
Other, net	(214)	0	2	(212)

Total Cash Flows from Operations	20,015	0	523	20,538

Cash Flows used in Investing:
Capital expenditures	(1,226)	0	0	(1,226)
Unregulated investments	0	0	0	0

Total Cash Flows used in Investing	(1,226)	0	0	(1,226)

Cash Flows from (used in) Financing:
Retirement of long-term debt	0	0	0	0
Cash dividends paid on capital stock:
Common stock	(16,600)	0	0	(16,600)

Total Cash Flows from (used in) Financing	(16,600)	0	0	(16,600)

Net Change in Cash and Cash Equivalents*	2,189	0	523	2,712
Cash and Cash Equivalents at January 1	1,791	0	0	1,791

Cash and Cash Equivalents at December 31	3,980	0	523	4,503

Supplemental cash flow information:
Cash paid (received) during the year for:
Interest	0	0	0	0
Income taxes, net	(5,148)	0	16	(5,132)

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, repurchase agreements, and money market funds, are considered to be the equivalent of cash.

L - 5a

ALLEGHENY COMMUNICATIONS CONNECT, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF CASH FLOWS DATA

For Year Ended December 31, 2004

(000’s)

	Subtotal	AFN Finance Company No. 2 LLC	Combined Totals	Eliminations, etc.	Allegheny Communications Connect, Inc. Consolidated
	(from pg L-5)				(Carried to Pg K-5)
Cash Flows from Operations:
Net income (loss)	(3,717)	0	(3,717)	1,754	(1,963)
Cumulative effect of accounting change, net of taxes	0	0	0	0	0

Income (loss) before cumulative effect of accounting change	(3,717)	0	(3,717)	1,754	(1,963)
Depreciation and amortization	2,325	0	2,325	0	2,325
Deferred investment credit and income taxes, net	3,270	0	3,270	0	3,270
Other, net	2,468	0	2,468	(1,755)	713
Changes in certain current assets and liabilities:
Accounts receivable, net	14,721	0	14,721	0	14,721
Affiliated accounts receivable / payable, net	(2,557)	1	(2,556)	0	(2,556)
Materials and supplies	3,828	0	3,828	0	3,828
Taxes receivable / accrued, net	72	0	72	0	72
Accounts payable	340	0	340	0	340
Other, net	(212)	(1)	(213)	1	(212)

Total Cash Flows from Operations	20,538	0	20,538	0	20,538

Cash Flows used in Investing:
Capital expenditures	(1,226)	0	(1,226)	0	(1,226)
Unregulated investments	0	0	0	0	0

Total Cash Flows used in Investing	(1,226)	0	(1,226)	0	(1,226)

Cash Flows from (used in) Financing:
Retirement of long-term debt	0	0	0	0	0
Cash dividends paid on capital stock:
Common stock	(16,600)	0	(16,600)	0	(16,600)

Total Cash Flows from (used in) Financing	(16,600)	0	(16,600)	0	(16,600)

Net Change in Cash and Cash Equivalents*	2,712	0	2,712	0	2,712
Cash and Cash Equivalents at January 1	1,791	0	1,791	0	1,791

Cash and Cash Equivalents at December 31	4,503	0	4,503	0	4,503

Supplemental cash flow information:
Cash paid (received) during the year for:
Interest	0	0	0	0	0
Income taxes, net	(5,132)	0	(5,132)	0	(5,132)

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, repurchase agreements, and money market funds, are considered to be the equivalent of cash.

ALLEGHENY ENERGY SUPPLY HUNLOCK CREEK, LLC AND SUBSIDIARY COMPANY

CONSOLIDATING BALANCE SHEET DATA—December 31, 2004

(000’s)

	Allegheny Energy Supply Hunlock Creek, LLC	Hunlock Creek Energy Ventures	Combined Totals	Eliminations, etc.	Allegheny Energy Supply Hunlock Creek, LLC Consolidated
					(Carried to Pg A-1)
ASSETS
Current assets:
Cash and cash equivalents	1,108	0	1,108	0	1,108
Accounts receivable:
Wholesale and other	0	1,549	1,549	0	1,549
Materials and supplies	0	592	592	0	592
Fuel, including stored gas	0	629	629	0	629
Taxes receivable	110	0	110	0	110
Restricted funds	0	2,493	2,493	0	2,493
Other current assets	0	159	159	0	159

Total Current Assets	1,218	5,422	6,640	0	6,640

Property, plant and equipment:
In service, at original cost	0	43,866	43,866	0	43,866
Accumulated depreciation	0	(19,172)	(19,172)	0	(19,172)

Subtotal	0	24,694	24,694	0	24,694
Construction work in progress	0	76	76	0	76

Net Property, Plant and Equipment	0	24,770	24,770	0	24,770

Investments and other assets:
Securities of subsidiaries consolidated	14,054	0	14,054	(14,054)	0
Other assets	0	0	0	0	0

Total Investments and Other Assets	14,054	0	14,054	(14,054)	0

Deferred charges:
Deferred income taxes	611	0	611	0	611
Other deferred charges	0	0	0	0	0

Total Deferred Charges	611	0	611	0	611

Total Assets	15,883	30,192	46,075	(14,054)	32,021

ALLEGHENY ENERGY SUPPLY HUNLOCK CREEK, LLC AND SUBSIDIARY COMPANY

CONSOLIDATING BALANCE SHEET DATA—December 31, 2004

(000’s)

	Allegheny Energy Supply Hunlock Creek, LLC	Hunlock Creek Energy Ventures	Combined Totals	Eliminations, etc.	Allegheny Energy Supply Hunlock Creek, LLC Consolidated
					(Carried to Pg A-2)
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	247	235	482	0	482
Accounts payable to affiliates, net	514	0	514	0	514
Deferred income taxes	12	0	12	0	12
Other current liabilities	0	1,507	1,507	0	1,507

Total Current Liabilities	773	1,742	2,515	0	2,515

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	0	0	0	0	0

Deferred credits and other liabilities:
Investment tax credit	0	0	0	0	0
Non-current income taxes payable	0	0	0	0	0
Other	0	342	342	0	342

Total Deferred Credits and Other Liabilities	0	342	342	0	342

Minority interest	0	0	0	14,054	14,054

Common stockholder’s equity
Other paid-in capital	0	0	0	0	0
Common stock of subsidiaries consolidated	0	0	0	0	0
Members equity	15,110	28,108	43,218	(28,108)	15,110
Retained earnings	0	0	0	0	0
Accumulated other comprehensive income (loss)	0	0	0	0	0

Total Common Stockholder’s Equity	15,110	28,108	43,218	(28,108)	15,110

Total Liabilities and Stockholder’s Equity	15,883	30,192	46,075	(14,054)	32,021

ALLEGHENY ENERGY SUPPLY HUNLOCK CREEK, LLC AND SUBSIDIARY COMPANY

CONSOLIDATING STATEMENT OF OPERATIONS DATA

For Year Ended December 31, 2004

(000’s)

	Allegheny Energy Supply Hunlock Creek, LLC	Hunlock Creek Energy Ventures	Combined Totals	Eliminations, etc.	Allegheny Energy Supply Hunlock Creek, LLC Consolidated
					(Carried to Pg A-3)
Operating revenues	0	20,220	20,220	0	20,220

Operating expenses:
Fuel consumed in electric generation	0	10,346	10,346	0	10,346
Operations and maintenance	49	5,432	5,481	0	5,481
Depreciation and amortization	0	4,128	4,128	0	4,128
Taxes other than income taxes	48	324	372	0	372

Total operating expenses	97	20,230	20,327	0	20,327

Operating income (loss)	(97)	(10)	(107)	0	(107)

Other income (expenses), net	0	10	10	0	10
Interest expense	2	0	2	0	2

Income (loss) from continuing operations before income taxes	(99)	0	(99)	0	(99)
Income tax expense (benefit) from continuing operations	(126)	0	(126)	0	(126)

Income (loss) from continuing operations	27	0	27	0	27
(Loss) income from discontinued operations	0	0	0	0	0

Net income (loss)	27	0	27	0	27

ALLEGHENY ENERGY SUPPLY HUNLOCK CREEK, LLC AND SUBSIDIARY COMPANY

CONSOLIDATING STATEMENT OF RETAINED EARNINGS, OTHER PAID—IN CAPITAL

AND MEMBERS EQUITY DATA

For Year Ended December 31, 2004

(000’s)

	Allegheny Energy Supply Hunlock Creek, LLC	Hunlock Creek Energy Ventures	Combined Totals	Eliminations, etc.	Allegheny Energy Supply Hunlock Creek, LLC Consolidated
					(Carried to Pg A-4)
RETAINED EARNINGS
Balance at January 1, 2004	0	0	0	0	0
Add:
Net income (loss)	0	0	0	0	0

Total	0	0	0	0	0

Deduct:
Dividends declared on common stock	0	0	0	0	0

Total deductions	0	0	0	0	0

Balance at December 31, 2004	0	0	0	0	0

OTHER PAID—IN CAPITAL
Balance at January 1, 2004	0	0	0	0	0
Add (Deduct):	0	0	0	0	0

Balance at December 31, 2004	0	0	0	0	0

MEMBERS EQUITY
Balance at January 1, 2004	15,733	0	15,733	0	15,733
Add:
Net income (loss)	27	0	27	0	27
Members’ capital contributions	550	0	550	0	550
Initial consolidation of Hunlock Creek Energy Ventures	0	30,308	30,308	(30,308)	0

Total	16,310	30,308	46,618	(30,308)	16,310

Deduct:
Dividends declared to members	1,200	2,200	3,400	(2,200)	1,200

Total deductions	1,200	2,200	3,400	(2,200)	1,200

Balance at December 31, 2004	15,110	28,108	43,218	(28,108)	15,110

ALLEGHENY ENERGY SUPPLY HUNLOCK CREEK, LLC AND SUBSIDIARY COMPANY

CONSOLIDATING STATEMENT OF CASH FLOWS DATA

For Year Ended December 31, 2004

(000’s)

	Allegheny Energy Supply Hunlock Creek, LLC	Hunlock Creek Energy Ventures	Combined Totals	Eliminations, etc.	Allegheny Energy Supply Hunlock Creek, LLC Consolidated
					(Carried to Pg A-5)
Cash Flows from Operations:
Net income (loss)	27	0	27	0	27
Cumulative effect of accounting change, net	0	0	0	0	0

Income (loss) before cumulative effect of accounting change	27	0	27	0	27
Depreciation and amortization	0	4,128	4,128	0	4,128
Deferred investment credit and income taxes, net	(553)	0	(553)	0	(553)
Other, net	1,100	0	1,100	(1,100)	0
Changes in certain current assets and liabilities:
Accounts receivable, net	48	(892)	(844)	0	(844)
Affiliated accounts receivable / payable, net	27	0	27	0	27
Materials and supplies	0	185	185	0	185
Taxes receivable / accrued, net	(91)	0	(91)	0	(91)
Accounts payable	0	(799)	(799)	0	(799)
Other, net	0	2,070	2,070	0	2,070

Total Cash Flows from Operations	558	4,692	5,250	(1,100)	4,150

Cash Flows used in Investing:
Capital expenditures	0	0	0	0	0
Decrease (increase) in restricted funds	0	(2,492)	(2,492)	0	(2,492)

Total Cash Flows used in Investing	0	(2,492)	(2,492)	0	(2,492)

Cash Flows from (used in) Financing:
Dividends paid to minority shareholder	0	0	0	(1,100)	(1,100)
Dividends paid to parent	0	(2,200)	(2,200)	2,200	0
Parent company contribution	550	0	550	0	550
Cash dividends paid on capital stock:
Common stock	0	0	0	0	0

Total Cash Flows from (used in) Financing	550	(2,200)	(1,650)	1,100	(550)

Net Change in Cash and Cash Equivalents*	1,108	0	1,108	0	1,108
Cash and Cash Equivalents at January 1	0	0	0	0	0

Cash and Cash Equivalents at December 31	1,108	0	1,108	0	1,108

Supplemental cash flow information:
Cash paid (received) during the year for:
Interest (net of amount capitalized)	0	0	0	0	0
Income taxes, net	519	0	519	0	519

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, repurchase agreements, and money market funds, are considered to be the equivalent of cash.